AngloGold Ashanti Mineracão Serra Grande - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 1 Technical Report Summary Serra Grande Mine A Life of Mine Summary Report Effective date: 31 December 2021 As required by § 229.601(b)(96) of Regulation S-K as an exhibit to AngloGold Ashanti's Annual Report on Form 20-F pursuant to Subpart 229.1300 of Regulation S-K - Disclosure by Registrants Engaged in Mining Operations (§ 229.1300 through § 229.1305). AngloGold Ashanti Mineracão Serra Grande - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 2 Date and Signatures Page This report is effective as at 31 December 2021. Where the registrant (AngloGold Ashanti Limited) has relied on more than one Qualified Person to prepare the information and documentation supporting its disclosure of Mineral Resource or Mineral Reserve, the section(s) prepared by each qualified person has been clearly delineated. AngloGold Ashanti has recognised that in preparing this report, the Qualified Person(s) may have, when necessary, relied on information and input from others, including AngloGold Ashanti. As such, the table below lists the technical specialists who provided the relevant information and input, as necessary, to the Qualified Person to include in this Technical Report Summary. All information provided by AngloGold Ashanti has been identified in Section 25: Reliance on information provided by the registrant in this report. The registrant confirms it has obtained the written consent of each Qualified Person to the use of the person's name, or any quotation from, or summarisation of, the Technical Report summary in the relevant registration statement or report, and to the filing of the Technical Report Summary as an exhibit to the registration statement or report. The written consent only pertains to the particular section(s) of the Technical Report Summary prepared by each Qualified Person. The written consent has been filed together with the Technical Report Summary exhibit and will be retained for as long as AngloGold Ashanti relies on the Qualified Person’s information and supporting documentation for its current estimates regarding Mineral Resource or Mineral Reserve. MINERAL RESOURCE QUALIFIED PERSON Marcelo Pereira Campos Sections prepared: 1 - 11, 20 - 25 ____________________ MINERAL RESERVE QUALIFIED PERSON Thiago Teixeira Souza Sections prepared: 1, 12-19, 21 - 25 ____________________ Responsibility Technical Specialist ESTIMATION Marcelo Batelochi EVALUATION QAQC Marcelo Batelochi EXPLORATION Thiago Schlichta GEOLOGICAL MODEL Marcelo Batelochi GEOLOGY QAQC Marcelo Batelochi GEOTECHNICAL ENGINEERING Joao Amaral HYDROGEOLOGY Kenia Guerra MINERAL RESOURCE CLASSIFICATION Marcelo Batelochi ENVIRONMENTAL AND PERMITTING Marcos Morais FINANCIAL MODEL Rogerio Carvalho da Costa INFRASTRUCTURE Rodrigo Ribeiro LEGAL Marcos Morais METALLURGY Vinicius Assis MINERAL RESERVE CLASSIFICATION Cairon Gabriel de Carvalho /s/ Marcelo Pereira Campos /s/ Thiago Teixeira Souza AngloGold Ashanti Mineracão Serra Grande - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 3 Consent of Qualified Person I, Marcelo Pereira Campos, in connection with the Technical Report Summary for “Serra Grande Mine, A Life of Mine Summary Report” dated 31 December 2021 (the “Technical Report Summary”) as required by Item 601(b)(96) of Regulation S-K and filed as an exhibit to AngloGold Ashanti Limited’s (“AngloGold Ashanti”) annual report on Form 20-F for the year ended 31 December 2021 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 20-F”) pursuant to Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“1300 Regulation S-K”), consent to: • the public filing and use of the Technical Report Summary as an exhibit to the Form 20-F; • the use of and reference to my name, including my status as an expert or “Qualified Person” (as defined in 1300 Regulation S-K) in connection with the Form 20-F and Technical Report Summary; • any extracts from, or summary of, the Technical Report Summary in the Form 20-F and the use of any information derived, summarised, quoted or referenced from the Technical Report Summary, or portions thereof, that is included or incorporated by reference into the Form 20-F; and • the incorporation by reference of the above items as included in the Form 20-F into AngloGold Ashanti’s registration statements on Form F-3 (Registration No. 333-230651) and on Form S-8 (Registration No. 333-113789) (and any amendments or supplements thereto). I am responsible for authoring, and this consent pertains to, the Technical Report Summary. I certify that I have read the Form 20-F and that it fairly and accurately represents the information in the Technical Report Summary for which I am responsible. Date: 30 March 2022 Marcelo Pereira Campos /s/ Marcelo Pereira Campos AngloGold Ashanti Mineracão Serra Grande - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 4 Consent of Qualified Person I, Thiago Teixeira Souza, in connection with the Technical Report Summary for “Serra Grande Mine, A Life of Mine Summary Report” dated 31 December 2021 (the “Technical Report Summary”) as required by Item 601(b)(96) of Regulation S-K and filed as an exhibit to AngloGold Ashanti Limited’s (“AngloGold Ashanti”) annual report on Form 20-F for the year ended 31 December 2021 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 20-F”) pursuant to Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“1300 Regulation S-K”), consent to: • the public filing and use of the Technical Report Summary as an exhibit to the Form 20-F; • the use of and reference to my name, including my status as an expert or “Qualified Person” (as defined in 1300 Regulation S-K) in connection with the Form 20-F and Technical Report Summary; • any extracts from, or summary of, the Technical Report Summary in the Form 20-F and the use of any information derived, summarised, quoted or referenced from the Technical Report Summary, or portions thereof, that is included or incorporated by reference into the Form 20-F; and • the incorporation by reference of the above items as included in the Form 20-F into AngloGold Ashanti’s registration statements on Form F-3 (Registration No. 333-230651) and on Form S-8 (Registration No. 333-113789) (and any amendments or supplements thereto). I am responsible for authoring, and this consent pertains to, the Technical Report Summary. I certify that I have read the Form 20-F and that it fairly and accurately represents the information in the Technical Report Summary for which I am responsible. Date: 30 March 2022 Thiago Teixeira Souza /s/ Thiago Teixeira Souza

AngloGold Ashanti Mineracão Serra Grande - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 5 Contents 1 Executive Summary ............................................................................................................................... 9 1.1 Property description including mineral rights .................................................................................. 9 1.2 Ownership ................................................................................................................................... 10 1.3 Geology and mineralisation ......................................................................................................... 10 1.4 Status of exploration, development and operations ...................................................................... 11 1.5 Mining methods ........................................................................................................................... 12 1.6 Mineral processing ....................................................................................................................... 12 1.7 Mineral Resource and Mineral Reserve estimates ....................................................................... 12 1.8 Summary capital and operating cost estimates ............................................................................ 13 1.9 Permitting requirements ............................................................................................................... 13 1.10 Conclusions and recommendations ........................................................................................... 14 2 Introduction .......................................................................................................................................... 14 2.1 Disclose registrant ....................................................................................................................... 14 2.2 Terms of reference and purpose for which this Technical Report Summary was prepared .......... 14 2.3 Sources of information and data contained in the report / used in its preparation ........................ 15 2.4 Qualified Person(s) site inspections ............................................................................................. 15 2.5 Purpose of this report .................................................................................................................. 15 3 Property description ............................................................................................................................. 16 3.1 Location of the property ............................................................................................................... 16 3.2 Area of the property ..................................................................................................................... 17 3.3 Legal aspects (including environmental liabilities) and permitting ................................................ 17 3.4 Agreements, royalties and liabilities ............................................................................................. 19 4 Accessibility, climate, local resources, infrastructure and physiography ............................................... 19 4.1 Property description ..................................................................................................................... 19 5 History ................................................................................................................................................. 21 6 Geological setting, mineralisation and deposit ..................................................................................... 23 6.1 Geological setting ........................................................................................................................ 23 6.2 Geological model and data density .............................................................................................. 23 6.3 Mineralisation .............................................................................................................................. 24 7 Exploration ........................................................................................................................................... 25 7.1 Nature and extent of relevant exploration work ............................................................................ 25 7.2 Drilling techniques and spacing ................................................................................................... 28 7.3 Results ........................................................................................................................................ 29 7.4 Locations of drill holes and other samples ................................................................................... 29 7.5 Hydrogeology .............................................................................................................................. 30 7.6 Geotechnical testing and analysis ................................................................................................ 31 8 Sample preparation, analysis and security ........................................................................................... 33 8.1 Sample preparation ..................................................................................................................... 33 8.2 Assay method and laboratory ...................................................................................................... 33 8.3 Sampling governance .................................................................................................................. 34 8.4 Quality Control and Quality Assurance ........................................................................................ 35 AngloGold Ashanti Mineracão Serra Grande - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 6 8.5 Qualified Person's opinion on adequacy ...................................................................................... 37 9 Data verification ................................................................................................................................... 37 9.1 Data verification procedures ........................................................................................................ 37 9.2 Limitations on, or failure to conduct verification ............................................................................ 38 9.3 Qualified Person's opinion on data adequacy .............................................................................. 38 10 Mineral processing and metallurgical testing ...................................................................................... 39 10.1 Mineral processing / metallurgical testing .................................................................................. 39 10.2 Laboratory and results ............................................................................................................... 39 10.3 Qualified Person's opinion on data adequacy ............................................................................ 43 11 Mineral Resource estimates ............................................................................................................... 43 11.1 Reasonable basis for establishing the prospects of economic extraction for Mineral Resource . 43 11.2 Key assumptions, parameters and methods used...................................................................... 44 11.3 Mineral Resource classification and uncertainty ........................................................................ 51 11.4 Mineral Resource summary ....................................................................................................... 52 11.5 Qualified Person's opinion ......................................................................................................... 53 12 Mineral Reserve estimates ................................................................................................................. 54 12.1 Key assumptions, parameters and methods used...................................................................... 54 12.2 Cut-off grades ............................................................................................................................ 59 12.3 Mineral Reserve classification and uncertainty .......................................................................... 60 12.4 Mineral Reserve summary ......................................................................................................... 61 12.5 Qualified Person’s opinion ......................................................................................................... 62 13 Mining methods ................................................................................................................................. 62 13.1 Requirements for stripping, underground development and backfilling ...................................... 65 13.2 Mine equipment, machinery and personnel ................................................................................ 66 13.3 Final mine outline ....................................................................................................................... 68 14 Processing and recovery methods ..................................................................................................... 69 15 Infrastructure ...................................................................................................................................... 69 16 Market studies ................................................................................................................................... 70 17 Environmental studies, permitting plans, negotiations, or agreements with local individuals or groups ............................................................................................................................................................... 71 17.1 Permitting .................................................................................................................................. 71 17.2 Requirements and plans for waste tailings disposal, site monitoring and water management .... 72 17.3 Socio-economic impacts ............................................................................................................ 72 17.4 Mine closure and reclamation .................................................................................................... 72 17.5 Qualified Person's opinion on adequacy of current plans ........................................................... 74 17.6 Commitments to ensure local procurement and hiring ............................................................... 74 18 Capital and operating costs ................................................................................................................ 75 18.1 Capital and operating costs ....................................................................................................... 75 18.2 Risk assessment........................................................................................................................ 77 19 Economic analysis ............................................................................................................................. 77 19.1 Key assumptions, parameters and methods .............................................................................. 77 19.2 Results of economic analysis ..................................................................................................... 78 19.3 Sensitivity analysis ..................................................................................................................... 79 AngloGold Ashanti Mineracão Serra Grande - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 7 20 Adjacent properties ............................................................................................................................ 79 21 Other relevant data and information ................................................................................................... 79 21.1 Inclusive Mineral Resource ........................................................................................................ 79 21.2 Inclusive Mineral Resource by-products .................................................................................... 80 21.3 Mineral Reserve by-products ..................................................................................................... 81 21.4 Inferred Mineral Resource in annual Mineral Reserve design .................................................... 81 21.5 Additional relevant information ................................................................................................... 81 21.6 Certificate of Qualified Person(s) ............................................................................................... 81 22 Interpretation and conclusions ........................................................................................................... 82 23 Recommendations ............................................................................................................................. 84 24 References ........................................................................................................................................ 84 24.1 References ................................................................................................................................ 84 24.2 Mining terms .............................................................................................................................. 85 25 Reliance on information provided by the Registrant ........................................................................... 88 List of Figures Location of MSG Plant Centroid within Crixas Municipality, Goias State, Brazil. ....................................... 9 The map below shows the location, infrastructure, and mining license area for Serra Grande. ............... 16 Location of MSG Plant Centroid within Crixas Municipality, Goias State, Brazil ...................................... 16 In the map below mining tenements are shown in ................................................................................... 18 Map showing the location of the MSG leases ......................................................................................... 18 Goias state map with roads and elevations ............................................................................................. 20 Crixas average minimum and maximum temperatures over months. ...................................................... 21 Crixas probability of rainfall over months. ................................................................................................ 21 Geological and tectonic setting and the regional stratigraphic column for Crixas Greenstone belt including all targets and mines. .............................................................................................................................. 24 Plan view of MSG bodies coloured by the structures to which they belong. ............................................ 24 Drilling meterage by year and purpose ................................................................................................... 26 All drilling data at Serra Grande as December 2021 ............................................................................... 29 Location of geotechnical samples in the hangingwall and footwall at Inga orebody ................................. 32 Geotechnical samples ............................................................................................................................. 32 QAQC standard control for the HiSiLP3 standard ................................................................................... 35 QAQC standard control for the OxK160 standard ................................................................................... 36 QAQC standard control for the OXJ120 standard ................................................................................... 36 The figure shows the QAQC pulp duplicates for 2021 ............................................................................. 36 HARD plot for pulp duplicates ................................................................................................................. 37 ALS umpire laboratory checks ................................................................................................................ 37 Geometallurgical bench test flow route ................................................................................................... 39 Historical consumption of reagents for the MSG plant............................................................................. 40 Historical plant throughput ...................................................................................................................... 41 Gold liberation vs grind size. ................................................................................................................... 42 AngloGold Ashanti Mineracão Serra Grande - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 8 Gold deportment fractions in the leach and tails feed .............................................................................. 42 Composite length .................................................................................................................................... 45 Example of grade probability plot used for capping ................................................................................. 46 Example of variogram modelling ............................................................................................................. 46 Validation with directional swath plots and change of support (COS) curves .......................................... 47 Serra Grande inclusive Mineral Resource grade and tonnage curve (surface) ........................................ 50 Serra Grande inclusive Mineral Resource grade and tonnage curve (underground) ............................... 50 An example of classification at MSG (Inga orebody) ............................................................................... 52 Key production statistics ......................................................................................................................... 54 Typical layout for cut and fill ................................................................................................................... 55 Cut and fill mining cycle .......................................................................................................................... 56 MSG Mining Methods ............................................................................................................................. 64 MSG site map infrastructure and mining portals ...................................................................................... 68 Underground Mineral Reserve layout (cyan) stopes and current mining developments (ramps, levels mined areas and ventilation raises in grey). ............................................................................................ 68 MSG metallurgical process flowsheet ..................................................................................................... 69 Sensitivity analysis for key value drivers of the 2021 Mineral Reserve .................................................... 79 Graph Sensitivities on key value drivers (± 20%) .................................................................................... 79

AngloGold Ashanti Mineracão Serra Grande - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 9 1 Executive Summary 1.1 Property description including mineral rights Serra Grande Mine, also known as Mineração Serra Grande (MSG), a production stage property, that is located 5km south of the town of Crixas, 420km from the Brazilian capital, Brasilia, and approximately 350km from the state capital of Goias, Goiania. Employing approximately 1,200 people in this largely rural area means that the mine is the principal economic activity in the region. To support the mine production and keep the business unit operating, there is an exploration strategy at MSG which consists of two primary areas: development of projects and advanced exploration. Both are linked to the life of mine Mineral Resource replacement but are separate areas from the production centre. While the development projects are focused on current mine Mineral Resource replacement, the advanced exploration is targeting new discoveries mainly related to orebody extensions and new finds in the Crixas Greenstone Belt. The mine is located at the following UTM co-ordinates: UTM SAD69 X Co-ordinate: - 611.194. UTM SAD69 Y Co-ordinate: - 8.388.576. Local X Co-ordinate = UTM SAD69 Co-ordinate - 600.000 Local Y Co-ordinate = UTM SAD69 Co-ordinate - 8.300.000 Location of MSG Plant Centroid within Crixas Municipality, Goias State, Brazil. Crixas region has been prospected for gold since the eighteenth century by the original colonisers. Modern prospecting however started in 1976 with the first exploration by Inco. The Mina III (the first MSG mine) was started up in 1986 by Kennecott and INCO (INCO was acquired by Vale in 2006) joint venture (JV). The tabulation below gives an history of the mine’s ownership: • 1976 (INCO) • 1983 (Kennecott and INCO) • 1986 (Anglo American Group and INCO) • 1992 (Anglo American Group and TVX Gold Inc) • 2003 (Anglo American Group and Kinross Gold Corporation) • 2009 (AngloGold Ashanti and Kinross) • June 2012 (100% AngloGold Ashanti Ltd) Serra Grande has interests or agreements over 25,719 ha in the Crixas Greenstone Belt through a series of Agência Nacional de Mineração (ANM) mining concessions. The mining concessions include: • 002.286/1935, covering an area of 4,206.88ha • 960.658/1987, covering an area of 1,946.89ha • 860.746/2005, covering an area of 88.28ha • 862.103/1994, covering an area of 125.41ha • 804.366/1975, covering an area of 196.05ha The total MSG tenements also comprise exploration, and exploration with mining applications are 25,719ha and are distributed as follows: AngloGold Ashanti Mineracão Serra Grande - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 10 FID ANM Process Concession Area (ha) 3 860051/2017 Exploration Permit 58.94 4 860052/2017 Exploration Permit 189.26 5 860053/2017 Exploration Permit 35.55 6 860054/2017 Exploration Permit 61.44 7 860055/2017 Exploration Permit 821.63 8 860116/2016 Exploration Permit 1,959.11 11 860208/2015 Exploration Permit 1,086.03 16 860443/2018 Exploration Permit 377.34 19 860447/2018 Exploration Permit 1,038.47 25 860825/2015 Exploration Permit 938.98 41 860893/2012 Exploration Permit 1,936.27 42 860900/2012 Exploration Permit 1981.5 43 860901/2012 Exploration Permit 1,991.87 45 860909/2012 Exploration Permit 1,999.12 48 861498/2014 Exploration Permit 26.99 49 861499/2014 Exploration Permit 151.45 51 861974/2012 Exploration Permit 635 2 811874/1975 Pending Mine Permit 688.61 17 860444/2018 Pending Mine Permit 613.1 22 860706/2008 Pending Mine Permit 621.78 0 2286/1935 Mine Permit 4,204.71 1 804366/1975 Mine Permit 195.96 15 860352/1979 Mine Permit 946.83 23 860746/2005 Mine Permit 88.31 24 860824/1979 Mine Permit 999.75 53 862103/1994 Mine Permit 125.36 55 960658/1987 Mine Permit 999.75 56 960658/1987 Mine Permit 946.83 Total Area 25,719.94 All concessions are currently active, in good legal and operational standing, and free of liabilities and/or major obligations. According to Brazilian mining law, the expiry of claims, licenses, and other tenure rights coincide with the depletion of the Mineral Reserve, cessation of mining operations, and legally required post-operational activities (such as mine closure), provided all annual reports have been approved by the ANM. A new Brazilian mining code is currently under discussion. However, it is not anticipated to change the company's rights, which are already established. 1.2 Ownership MSG is fully owned and operated by AngloGold Ashanti and is in the northwest of Goias state, central Brazil. It operates three underground and two open pit mines. 1.3 Geology and mineralisation The Serra Grande gold deposits are hosted in a typical greenstone belt sequence. The mineralisation is hosted by metasedimentary and metavolcanoclastic rocks, with quartz veins and massive or disseminated sulphides that have economic potential when controlled by geological structures. Two main deformational events control the mineralisation and have been identified in the region. • The first, a thrusting event (D1 from west to east), developed with irregular thrust ramp geometry. This event was responsible for stacking and inverting the stratigraphic sequences. AngloGold Ashanti Mineracão Serra Grande - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 11 • The second event (D2), was the thrusting of the Santa Terezinha sequence over the Crixas Greenstone Belt, folding the rocks (F2) and generating the structural controls for gold mineralisation, generally parallel to the fold axis. The Serra Grande gold deposit is an orogenic mesothermal deposit, associated with the development of shear zones that belong to the Upper Archaean Crixas Group. Gold mineralisation is associated with metasediments and metavolcanics from the Ribeirao das Antas and Rio Vermelho formations respectively. The Crixas Greenstone Belt is surrounded by granitic gneiss terrains from the Ribeirao das Antas and Caiamar complexes and metasedimentary rocks from the Santa Terezinha Group, which is part of the Goias magmatic arc. The mine is part of the metallogenetic area termed the Crixas Greenstone Belt sequence and is located in the central portion of Brazil. It is part of a craton that is known as a favourable host for base metal and gold mines. The main host rocks are metasedimentary sequences associated with metavolcanic basic rocks. Mineralisation at Serra Grande is associated with quartz veins and massive-to-disseminated sulphides in metasedimentary, metavolcanoclastic and metabasalt rocks, with variable degrees of hydrothermal alteration developed over orogenic stacked thrust layers (duplexes). Geometry of the mineralised deposits is typically complex with pinch-and-swell, and folded and boudinage shapes, dipping between 10° and 35° on average, with the greatest continuity along northwest plunging structures (azimuth N290). In some cases, or some orebodies, the dip can increase to 65° which is seen for the deeper portions of the Mine III main quartz vein. The mineralisation is hosted in five main domains (structures): Structure II, III, IV, Palmeiras and V. The mineralisation occurs as stacked lenses, generally concentrated in the same high deformation positions (with folds and disruptions) in the structures. Structure II is a zone of quartz veinlets within graphite-schists and metagreywacke sequences which are structurally below structure III. Mineralisation is hosted by quartz veins with free-gold and disseminated sulphides, which is represented by the Cajueiro target. The mineralisation at Structure III, is hosted by quartz veins that are hosted in carbonaceous schists, where gold grades of up to 8g/t can be found. Mina III (lower zone) and Inga are typical of this mineralisation. This structure is also associated with massive and disseminated sulphides (mainly arsenopyrite and pyrrhotite) that occur in a sequence of hydrothermally altered schists. Massive and disseminated sulphide mineralisation hosted by dolomite lenses which are structurally above the lower zone schists and quartz veins is named the upper zone. In Structure IV, the mineralisation consists of quartz veinlets and disseminated sulphide (arsenopyrite and minor pyrrhotite) hosted in graphite schists, such as Corpo IV, and Pequizao. The mineralised zones are hosted by graphite schists with massive and disseminated sulphide concentrated in fold-hinge zones. The ore shoots plunge to the north-northwest and dip between 6° and 35°. Structure Palmeiras is associated with hydrothermal alteration of meta-basalts, with sericite, chlorite, carbonate, and massive sulphides (pyrrhotite and arsenopyrite). Structure V hosts mineralisation within altered talc-schists which are structurally above structure Palmeiras. Alteration includes sericite, chlorite, and carbonate and mineralisation is hosted by quartz veins and disseminated sulphides (arsenopyrite and pyrrhotite). 1.4 Status of exploration, development and operations Serra Grande is a production stage property that yields around 100koz per year of gold with brownfields (or near mine) exploration activities to add new Inferred Mineral Resource and to convert Inferred to Measured plus Indicated Mineral Resource to support the LOM. An appropriate planning exercise to predict the Life of Mine using exclusively Mineral Reserve is performed every year as a part of the Business Planning cycle. For this current cycle, it estimates a mine life of 6 years, from 2022 to 2027. AngloGold Ashanti Mineracão Serra Grande - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 12 The focus of the 2021 exploration program was to determine the continuity of the Pequizao and Angicao orebodies and shallow zone of the Structure V. For 2022 a drilling campaign is planned to continue exploring the shallow orebodies viz. Cajueiro, Palmeiras open pit, and Structure V and the continuity of Inga and Orebody IV. 1.5 Mining methods The Serra Grande operation comprises three underground mines, namely Mina III (including orebody IV, V and Inga), Mina Nova (including Pequizao orebody) and Mina Palmeiras. The open pits mine the outcrop of Mina III (lower and upper zone of structure III), and Pequizao (Structure IV). Three mining methods are used underground: sub-level stoping (bottom-up and top-down), cut and fill, and room and pillar. The open pits use standard drill-blast and load-and haul mining. 1.6 Mineral processing The metallurgical plant has the capacity to process 1.5Mtpa, combining carbon-in-leach (CIL) and gravimetric circuits. The ore is blended to feed the crushing circuit which has a capacity of 4,100tpd. There are two mills in operation, and 20 leach tanks with a capacity of 4,800m3 divided between pre-liming and cyanidation stages. Approximately 58% of gold is captured in the parallel gravity circuit. The rest of the gold is recovered by the CIL process to form the doré that is sent to the Nova Lima for refining. 1.7 Mineral Resource and Mineral Reserve estimates The exclusive Mineral Resource consists of 0.21Moz of open pit Mineral Resource (6%) and 3.13Moz of underground Mineral Resource (94%). The underground Mineral Resource is a combination of sublevel stoping, cut and fill and room and pillar mines accessed by three mining portals (Pequizao/Mina Nova, Mina III and Palmeiras). The underground orebodies are Mangaba, Corpo IV, Mina III, Inga, Mina Nova, Palmeiras and Palmeiras Sul). The open pits are currently located at the surface areas of Mina III and Pequizao. The exclusive Mineral Resource is the part of the Mineral Resource that excludes the Mineral Reserve. The exclusive Mineral Resource is calculated by subtracting the in situ Mineral Reserve from the Mineral Resource. It also includes Inferred Mineral Resource within the Mineral Reserve designs as well as the material between the Mineral Resource and Mineral Reserve cut-offs within the designs. The total of exclusive Mineral Resource is 37.8Mt@2.75g/t. For MSG most of the exclusive Mineral Resource is located in the underground operations (94%). The exclusive Mineral Resource for underground mining largely comprises Inferred Mineral Resource (55%), plus a quantity of Measured and Indicated Mineral Resource tonnages that occur below the Mineral Reserve cut-off grade (due to gold price difference and a differentiated additional costs and exchange rates, which are applied to the Mineral Reserve but not to the Mineral Resource). Exclusive gold Mineral Resource Serra Grande Tonnes Grade Contained gold as at 31 December 2021 Category million g/t tonnes Moz Measured 5.74 3.08 17.65 0.57 Indicated 10.92 2.67 29.14 0.94 Measured & Indicated 16.66 2.81 46.79 1.50 Inferred 21.22 2.70 57.22 1.84 The Mineral Reserve for MSG is updated every year, and this report is for the 2021 Mineral Reserve statement, which is an updated evaluation from the 2020 numbers. All the numbers are stated as at 31 December of each year, using updated economic factors, latest Mineral Resource models, geological, geotechnical inputs, and latest metallurgical updates. The Mineral Reserve has been estimated according to S-K 1300 and the AngloGold Ashanti Guidelines for the Reporting of Exploration Results, Mineral Resource and Mineral Reserve 2021 (Guidelines for Reporting) are used to guide the process.

AngloGold Ashanti Mineracão Serra Grande - 31 December 2021

The total open pit, underground and stockpile Mineral Reserve for MSG was estimated at 6.37Mt at 2.70g/t for 0,55Moz of gold. This is a combination of Proven (3.29Mt at 2.56g/t) and Probable (3.08Mt at 2.85 g/t) Mineral Reserve.

Gold Mineral Reserve

Serra Grand		Tonnes	Grade	Contained gold	
as at 31 December 2021	Category	million	g/t	tonnes	Moz
	Proven	3.29	2.56	8.44	0.27
	Probable	3.08	2.85	8.79	0.28
	Total	6.37	2.70	17.23	0.55

1.8 Summary capital and operating cost estimates

The following list the main expected capital investment in MSG for 2022:

- TSF Initiatives - $ 13.96M
- Primary development Mine III - $ 12.59M
- Primary development Inga - $ 10.69M
- Drilling (Mineral Resource upgrade) - $ 5.02M
- Replacement of the main electrical substation from 69kv to 138kv - $ 3.10M
- Advanced exploration projects - $ 2.51M
- Primary development Mina Nova - $ 2.42M
- DAM Monitoring System - $ 1.81M
- Development exploration works - $ 1.75M
- Land acquisition (approximately 500 ha) - $ 1.65M
- TSF MSG - management (EPCM) - $ 1.23M
- Primary development Palmeiras - $ 1.11M
- Raise Borer Mine III - $ 0.86M
- Underground drilling - $ 0.81M
- Primary Development Pequizao - $ 0.66M
- Acquisition of Teleremotes - $ 0.57M

The main operational cost foreseen at MSG are:

- Underground mine $/t: 41.28
- Open pit mine $/t: 2.66
- Plant processing cost $/t: 8.96
- Overhead and stay-in-business costs (SIB) $/t: 7.73

Development costs:

- Primary $/m: 2,320
- Secondary $/m: 1,315

1.9 Permitting requirements

Mineral rights / mining concessions / exploration concessions are defined by a specific perimeter and AngloGold Ashanti Mineracao Serra Grande (MSG) is not allowed to mine outside this permitting line. In order to adhere to this perimeter, the Company uses the Jazida™ software that clearly show these boundaries. The list of all the required licenses to mine the area or to do exploration are shown with the respective ANM process number and the area of concession in the item 1.1 of this report.

All the mineral rights and mining concessions are in good standing and managed by the AngloGold Ashanti legal and environmental department in Nova Lima in support of the MSG operations.

30 March 2022 13

AngloGold Ashanti Mineracão Serra Grande - 31 December 2021

1.10 Conclusions and recommendations

The current Mineral Resource evaluation considers all the aspects of reasonable prospects of economic extraction, for a $1,500/oz gold price, following the Guidelines for Reporting. The process uses geological modelling, geostatistical estimation, and economic optimisation to generate economic volumes to obtain the underground Mineral Resource using a mining shape optimiser and Whittle™ pit software for the open pit Mineral Resource.

The Mineral Reserve considers all the modifying factors to produce the final Mineral Reserve. The process adheres to the Guidelines for Reporting and the Mineral Resource and Mineral Reserve codes and is based on economic optimisation for underground and open pit (MSO and pit optimisation) in accordance with the current operational capacity of MSG in terms of metallurgical and environment management.

The Mineral Resource and Mineral Reserve are reviewed internally and externally by AngloGold Ashanti technical professionals. The last two external audits took place in 2017 and 2021 and no fatal flaws were identified, however, some technical recommendations for continuous improvement were raised. Individual and focused recommendations are presented in the technical sections of this report.

MSG has been an operating mine since 1989 and grades have reduced over time, and the operation has had to adapted to that. The Mineral Resource evaluation which is supported by drilling (exploration and grade control) and underground development which also provide mapping and channel sampling are the main sources of information to update and estimate the Mineral Resource and Mineral Reserve. MSG's primary strategy is to continue to develop Mineral Resource and convert those to Mineral Reserve via engineering to reduce the risks to production. Mine development and advanced grade control drilling are recommended to generate Mineral Resource to convert to Mineral Reserve to thereby reduce the planning risk. Inherent in this process is the understanding of Mineral Resource to Mineral Reserve conversion rates so that these can be catered for in the LOM.

2 Introduction

2.1 Disclose registrant

The registrant is AngloGold Ashanti Limited.

2.2 Terms of reference and purpose for which this Technical Report Summary was prepared

This report was prepared for disclosure of a 2021 Mineral Resource and Mineral Reserve for MSG, based on the technical Information prepared by MSG technical staff, and considering a reasonable prospect of economic extraction at a $1,500/oz gold price. Both the Mineral Resource and Mineral Reserve are declared as of 31 December 2021. The Mineral Resource is declared as in situ for the block modelled Mineral Resource and as broken material for stockpiles. The Mineral Reserve is reported as delivered to the processing facility and therefore includes planned ore loss and dilution.

The terms of reference follow the AngloGold Ashanti Guidelines for the Reporting of Exploration Results, Mineral Resource and Ore Reserve (Guidelines for Reporting) and are based on public reporting requirements as per regulation S-K 1300. Although the term Mineral Reserve is used throughout S-K 1300 and this document, it is recognised that the term Ore Reserve is synonymous with Mineral Reserve. AngloGold Ashanti uses Ore Reserve in its internal reporting.

This report uses internal information generated by the MSG business planning process which is the overarching process to generate Mineral Resource ($1,500/oz) and Mineral Reserve ($1,200/oz) at the operation. AngloGold Ashanti requires that the Mineral Reserve that is an outcome of this process is generated to a minimum of a Pre-Feasibility Study (PFS) level of confidence.

The Technical Report Summary aims to reduce complexity and therefore does not include large amounts of technical or other project data, either in the report or as appendices to the report, as stipulated in Subpart 229.1300 and 1301, Disclosure by Registrants Engaged in Mining Operations and 229.601 (Item 601) Exhibits, and General Instructions. The qualified person must draft the summary to conform, to the extent practicable, with the plain English principles set forth in § 230.421 of this chapter. Should more detail be required they will be furnished on request.

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AngloGold Ashanti Mineracão Serra Grande - 31 December 2021

The following should be noted in respect of the Technical Report Summary:

- All figures are expressed on an attributable basis unless otherwise indicated
- Unless otherwise stated, $ or dollar refers to United States dollars
- BRL refers to Brazilian real
- Group and company are used interchangeably
- Mine, operation, business unit and property are used interchangeably
- Rounding off of numbers may result in computational discrepancies
- To reflect that figure are not precise calculations and that there is uncertainty in their estimation, AngloGold Ashanti reports tonnage, content for gold to two decimals and copper, content with no decimals
- Metric tonnes (t) are used throughout this report and all ounces are Troy ounces
- Abbreviations used in this report: gold – Au
- The reference co-ordinate system used for the location of properties as well as infrastructure and licences maps / plans are latitude longitude geographic co-ordinates in various formats, or relevant Universal Transverse Mercator (UTM) projection.

2.3 Sources of information and data contained in the report / used in its preparation

This report has been prepared for AngloGold Ashanti, based on the technical Information obtained on the site and information provided by the technical specialists and QP. The sources of information in this report are provided by MSG technical staff supported by the regional and corporate offices of AngloGold Ashanti.

Most data used comes from primary drilling and assay results obtained by AngloGold Ashanti. Historical drilling data completed on the MSG lease by the previous owners was validated by AngloGold Ashanti personnel over time and is used in the Mineral Resource estimate. This report also uses internal information generated by MSG as part of its business planning process which is the overarching process to generate Mineral Resource and Mineral Reserve at the operation.

References for this report are internal AngloGold Ashanti guidelines and technical reports, previous Mineral Resource and Mineral Reserve QP Reports completed and available external audit technical reports.

2.4 Qualified Person(s) site inspections

All QPs are employed by MSG and work on the site.

Site visits are conducted by AngloGold Ashanti corporate and regional technical staff and the current work is supported by AngloGold Ashanti which are technically in agreement with the results.

In addition to the corporate and regional offices reviews there is a formal process of external audit arranged on a rolling 3-year basis and this procedure includes site visits and external audit technical reports. The last external audit was undertaken by SRK (Brazil and Toronto offices) in 2021 and this involved both a technical review and site visit.

2.5 Purpose of this report

The purpose of this document is to report MSG's Mineral Resource and Mineral Reserve for the year ending 31 December 2021. This Technical Report Summary is prepared on the premise of reasonable prospects of economic extractions of the Mineral Resource and that all the modifying factors and the required level of engineering and infrastructure have been used to estimate the Mineral Reserve.

This is the first-time reporting of the Technical Report Summary for Mineração Serra Grande (AngloGold Ashanti Limited). There are no previously filed Technical Report Summaries for this operation.

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AngloGold Ashanti Mineracão Serra Grande - 31 December 2021

3 Property description

3.1 Location of the property

The mine is located in Brazil (central portion of the country), Goias state, Crixas Town. The project uses a local co-ordinate system derived from UTM SAD69 22L by the equations below:

Local X Co-ordinate = UTM SAD69 X Co-ordinate - 611.194,
Local Y Co-ordinate = UTM SAD69 Y Co-ordinate - 8.388.576,
Local Z Co-ordinate = UTM SAD69 Z Co-ordinate

The map below shows the location, infrastructure, and mining license area for Serra Grande. The co-ordinates of the mine, as represented by centroid of the plant, are depicted on the map and are in the UTM co-ordinate system.

Location of MSG Plant Centroid within Crixas Municipality, Goias State, Brazil


Insert: Total mining lease area
Mine village
Crixás City
Santos Reis
Corpo Baru
Pequizão/
Mina Nova Portal
Angicao
Angicao
Mina III Portal
Corpo V
Mine III
Corpo V Sul
Palmeiras Portal
Palmeiras
Plant centroid Co-ordinates
14°34'25"S, 49°58'04"W
0 0.4 0.8 1.2 Km
Licences
Mining
Exploration
Exploration application
Mine Infrastructure
Pits
Plant
TSF
Underground access
Planned Infrastructure
Pits
Waste Dumps
Settlements
Towns
Villages
Roads
Main
Secondary
Insert
Total mining lease area
Map zoomed in area

Local economic activity in Crixás is mainly associated to cattle farming. The most important towns in the region (within 50km) of Crixás are Uruaçu, Santa Terezinha de Goiás, Nova Crixás, Itapaci, and Pilar de Goiás. All have good infrastructure to support exploration and mining activities. The population of Crixás

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AngloGold Ashanti Mineracão Serra Grande - 31 December 2021

was around 17,000 (2020) in a total area of 4,661.5 km². Crixás is a major gold producer in Goiás state area, which has a mining friendly approach due to the history and the economic contribution of MSG to the Crixás and region.

Brazil is a presidential federal republic with a president, a National Congress, and a judiciary. From 1888 it has been a democracy. After 1995, Brazil's politics and economy has become stable. Different soils and climates are present, which contributes to Brazil being one of the world largest agricultural producers with a variety of crops and animal products. Its agricultural exports include sugarcane, coffee, cocoa beans, cotton, soybeans, rice, and tropical fruits. Brazil is also South America's most industrialised nation, producing chemicals, steel, aircraft, and cars.

Brazil has exploration permits based on digital geographic maps and controlled by the ANM (National Mining Agency), this agency has the responsibility of managing exploration and mining activities in Brazil, under the Ministry of Mines and Energy (MME).

National or foreign companies properly registered in Brazil in accordance with Brazilian laws, as well as any Brazilian born citizen, can own mineral rights in Brazil. Mineral rights are granted as concessions by the ANM and they are covered by mining law. Applications to obtain mineral rights must be filed at the ANM local office for the relevant mineral commodity, with details of the land extents. Once the application is accepted, an exploration concession will be granted, normally for a period of three years. The concession owner can request an additional three-year extension by filing a report that details the completed exploration work and a proposed exploration program.

New tailings dam safety requirements affected MSG over the last year, including some new guidelines to increase safety conditions, the ANM published Directive in 2022, defining the regulatory measures applicable to mining dams pursuant to the National Policy on Dam Safety.

The resolution aligns the agency's guidelines with the modifications in the National Policy on Dam Safety introduced by law in 2020. It also consolidates several important guidelines, such as the registration of structures in the Integrated System of Safety Management of Mining Dams (SIGBM), and the criteria for Risk Classification and Associated Potential Damage, Dam Safety Plan, Regular Inspections, and Action and Emergency Plan.

For environmental licenses, each state in Brazil can control and manage specific activities and issue environmental licenses according to type of the activity with densely vegetated areas requires a specific environmental license. Most of the drilling conducted by MSG has been in cattle farming pasture and other agricultural plantations which is not affected by this requirement. MSG uses a specialised consultant on an annual basis to guide the mine on local environmental laws. If any requirements do arise, special applications are made. Currently no issues have been identified in the MSG mining area. Ongoing items such as waste stockpiles, depleted heap leach piles, and tailings storage facilities (TSF) will be rehabilitated during the mine life or at the time of mine closure

MSG has all the mining and environmental licenses to operate in accordance with Brazilian regulations established by the National Mining Agency in Brazil (ANM), with the license's numbers shown in section 1.1 of this report.

3.2 Area of the property

MSG has interests in permits in and around the area that total 25,719ha. Of this 8,507 relate to mining permits, 15,289 to exploration permits and 1,923 to permits that are in the process of being converted to mining permits. The mining tenements are shown in red on the map below and the number of each tenement's concessions are available in section 1.1 of this report. Regional exploration tenements outside the mining concessions are shown in blue and pending mining permits are in yellow.

3.3 Legal aspects (including environmental liabilities) and permitting

Serra Grande has interest or agreements over 25,719 ha in Crixas Greenstone Belt. The exploration and mining claims are presented in the item 1.1 of this report. Through ANM 960.658/1987 mining lease which it has held since 1987, that remains valid up to the depletion of the Mineral Reserve and Mineral Resource.

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AngloGold Ashanti Mineracão Serra Grande - 31 December 2021

The other claims are obtained to support exploration activities, environmental management, and operational activities.

MSG owns most of the land properties in the region of the mine operation, including industrial areas and offices, however, most of the exploration areas such as Palmeiras Sul and the extension of Structure II (Cajueiro) belongs to a third-party person with whom MSG signs contracts with when exploration activities are necessary on the property. No Mineral Resource or Mineral Reserve is located on property that is not held by MSG.

In the map below mining tenements are shown in red, regional exploration permits in blue and pending permits in yellow.

Map showing the location of the MSG leases


8400000
8390000
8380000
8370000
590000
600000
610000
620000
630000
Legend
Tenements AGA
Status
Mine Permit
Pending Mine Permit
Exploration Permit
N
Área ha
Exploration Permit 15,288.96
Mine Permit 8,507.50
Pending Mine Permit 1,923.49

MSG has all the required mining and environmental licenses required to operate.

Mining concessions are granted to the holders of exploration licenses that can prove the existence of a Mineral Resource and have been licensed by the environmental competent authority.

The obligations to retain any mining property include the preparation and submittal to the ANM of a detailed Annual Operations Report (in Portuguese the terminology is a "RAL" or Relatorio Anual de Lavra). In addition, the mine and plant must be operated as per the ANM-approved operations plans/projects (PAE Plano de Aproveitamento Economico, or in English Preliminary Economic Assessment) which is accepted by the Brazilian Mining Agency (ANM) if the documents comply which their standards for technical aspects of mining and engineering practices.

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AngloGold Ashanti Mineracão Serra Grande - 31 December 2021

3.4 Agreements, royalties and liabilities

Royalties payable in Brazil, named CFEM (Compensacao Financeira pela Exploracao de Recursos Minerais, in English, Financial Compensation for Mineral Exploitation) in this report, are based on 1.5% of gold revenue and are included in the cash flow analysis.

Serra Grande is an exploration and mining company that is currently owned 100% by AngloGold Ashanti and there are no third parties which have any interest in the mine.

Mine rehabilitation will be an ongoing program designed to restore the physical, chemical, and biological quality or potential of air, land, and water regimes disturbed by mining to a state acceptable to the regulators and to post-mining land users. The activities associated with mine closure are designed to prevent or minimise adverse long-term environmental impacts, and to create a self-sustaining natural ecosystem or alternate land use based on an agreed set of objectives. The objective of mine closure is to obtain legal (government) and community agreement that the condition of the closed operation meets the requirements of those entities, whereupon the company's legal liability is terminated.

A preliminary closure plan was developed which is regularly updated and refined to reflect changes in mine development and operational planning, as well as the environmental and social conditions and circumstances. Records of the mine works will also be maintained as part of the post-closure plan. The preliminary framework addresses the following: The regulatory framework for mine closure, provides the legislative requirements that need to be considered with closure planning. The overall closure goal and associated objectives for the various mine sites; and the broad closure measures for relevant components of the mine sites.

This framework aims to identify and list all closure elements, with their associated rehabilitation and closure objectives in such a manner to facilitate systematic and progressive measurable closure throughout the life of the operation. By planning for closure at an early stage, the calculated rehabilitation and closure liability will be reduced throughout life of mine. Mine closure costs are updated each year, with increases or decreases in disturbed areas noted and costed; the current cost for rehabilitation and closure of the mine according to the calculation model is $18.5M in 2021 for the environmental liabilities.

4 Accessibility, climate, local resources, infrastructure and physiography

4.1 Property description

MSG is located in the Crixas municipality, state of Goias in the central portion of Brazil. The property can be accessed by federal or state pavement roads from Brasilia (Brazil's capital city) or Goiania (state of Goias capital city) with distances of 380km and 338km respectively. From Brasilia, access is by federal roads BR-070, then BR-153, then state roads GO-154 and GO-465. From Goiania access is made directly from BR-153 followed by the same state roads GO-154 and GO-465.

MSG is located at an elevation of roughly 450m above sea level. The drainage system consists of small seasonal rivers that dry out during the dry season. The vegetation is typical central Brazil Cerrado Flora and Fauna (similar to Savanah, with bushes and small trees).

The MSG process and administration area is located four kilometres from Crixas town and is fully accessible by a state gravel road. There is no considerable variation on weather or climatic risks in the area. MSG has free access to all land areas and tenements that comprise the mining and exploration activities. There is water and power supply available for all operations provided by the national and state grids.

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AngloGold Ashanti Mineracão Serra Grande - 31 December 2021

Goias state map with roads and elevations


51°O
48°O


Cidades:
capital do país
capital do estado
Altitude:
1800 m
1200 m
800 m
500 m
200 m
100 m
0 m
Rodovias:
ESCALA GRÁFICA
PROJEÇÃO POLICÔNICA
TOCANTINS
BAHIA
Crixás
GOIÁS
MATO GROSSO
DISTRITO FEDERAL
Brasília
Goiânia
MINAS GERAIS
MATO GROSSO DO SUL
15°S
18°S
51°O
48°O

The geomorphology of the area can be described as tabular shaped small mountains, which may become increasingly steep at elevations between 500m and 800m and consist of Archaean and Proterozoic metavolcanic or metasedimentary rocks. There are also valleys with a few creeks and rivers such as the Crixas river and the Vermelho creek, which are on the property.

The weather in Crixas is characterised by high temperatures year-round with tropical humidity. Rainfall in the summer ranges from 200mm to 278mm and maximum temperatures range between 28°C and 38°C. The rainy season extends from October to March and the dry season from April to September. The average maximum is 30°C for the year.

30 March 2022

20

AngloGold Ashanti Mineracão Serra Grande - 31 December 2021

Crixas average minimum and maximum temperatures over months.


12 de set
37 °C
24 de jun
31 °C
23 de nov
31 °C
22 °C
22 °C
17 °C
40 °C
35 °C
30 °C
25 °C
20 °C
15 °C
10 °C
5 °C
0 °C
-5 °C
-10 °C
-15 °C
-20 °C
Agora
jan
fev
mar
abr
mai
jun
jul
ago
set
out
nov
dez

Crixas probability of rainfall over months.


com precipitação
de tempo seco
com precipitação
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
12 de jan
78%
1 de jan
75%
12 de abr
39%
10 de out
39%
chuva
29 de jul
1%
Agora
jan
fev
mar
abr
mai
jun
jul
ago
set
out
nov
dez

5 History

Exploration began in 1973 with a phase of detailed mapping and diamond drilling (DD), which continued until 1976. The mining operation started up in 1986 in Mina III and the metallurgical plant start-up was in 1989, with the highest gold production of 193koz in 2006. The expansion of the metallurgical plant to 1.3Mtpa occurred in 2009 to compensate for the declining grade profile. In 2012 AngloGold Ashanti acquired the 50% stake that belonged to the Kinross Group and since then MSG has been wholly owned by AngloGold Ashanti.

In 2020, 482koz of Mineral Resource additions, at an average cost of $24/oz, occurred through the drilling of 69,000m of DD. This resulted in the discovery of the Angicao orebody, which is hosted in carbonate graphitic schists at Structure III, close to Pequizao open pit. Modelling new orebodies at the upper zone at

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AngloGold Ashanti Mineracão Serra Grande - 31 December 2021

Mina III was also a contributor to the ounce generation for the year. Target generation exploration in the S2 corridor for Inga and Corpo IV extensions confirmed the potential of new ore lenses down-dip of these high-grade orebodies. The 2020 Mineral Resource addition resulted from drilling to a grid of 100 x 50m which delivered primarily Inferred Mineral Resource. In 2021, MSG added 495koz by undertaking 50,638m of exploration drilling at a cost of $ 5.43M. A highlight was the Angicao drilling campaign, which provided several high-grade intersections, confirming the potential of this shallow open pit target.

The MSG mine has been producing gold by mechanised underground mining since 1989 with a production peak in 2006 (193koz) and since then maintaining a production of around 100koz/yr.

Historically MSG Mineral Resource additions are confirmed by contributing to production in future years

The reconciliation of Mineral Resource to production in 2018 and 2020 is affected by some additional material added during the grade control conversion and also the addition of other sources such as stockpiles or material not accounted for in the Mineral Resource models for those years.

The history of the Mineral Resource and Mineral Reserve is supported by exploration expenditures of between $8M and $15M in accordance with the company strategy. Over the last 10 years the Mineral Resource has increased from 2.37Moz to 3.69Moz (in 2020) and in 2021 is 3.34Moz. For Mineral Reserve the numbers range between a minimum of 0.33Moz to a maximum 0.77Moz. In 2021 the Mineral Reserve is 0.55Moz.

Reconciliation the Mineral Resource from 2018 to 2021

	Year			
Reconciliation Entity	2018	2019	2020	2021
Mineral Resource model (oz)	106,967	138,540	80,287	85,592
Grade Control model (oz)	133,480	151,866	123,276	99,403
Percentage (%)	125	110	154	116

	Year			
Reconciliation Entity	2018	2019	2020	2021
Mining feed (oz)	126,244	138,999	127,498	93,152
Plant accounted (oz)	134,467	130,180	122,745	88,868
Percentage (%)	107	94	96	95

The total drilling and budgets over the years is presented in the table below:

MSG	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022
Exploration budgets (M$)	14.1	12.1	11.4	8.7	8.1	11.1	10.5	10.5	14.5	12.5	11.9	9.8
Final Mineral Resource (Moz)	2.37	2.79	2.99	3.3	3.43	3.56	3.66	3.84	3.21	3.69	3.34	
Final Mineral Reserve (Moz)	0.75	0.77	0.57	0.5	0.42	0.48	0.33	0.39	0.41	0.63	0.55	

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AngloGold Ashanti Mineracão Serra Grande - 31 December 2021

6 Geological setting, mineralisation and deposit

6.1 Geological setting

The Crixas Greenstone Belt is a part of an Archaean block exposed in the central portion of the Neoproterozoic Brasilia Belt. It consists of a greenschist to low amphibolite grade regionally metamorphosed volcano sedimentary sequence with lower komatiites and basalts followed by carbonaceous schist and greywackes. The sequence was intruded by NW-trending mafic dykes after deformation and gold mineralisation. Gold mineralisation occurs as stacked massive sulphide lenses, quartz veins, and several disseminated orebodies structurally controlled by late, low-angle thrust-faults within the stratigraphically upper sedimentary section.

The mineralisation is associated with quartz veins, massive to disseminated sulphides in metasediments, meta volcaniclastic rocks and metabasalts. It is controlled by regional shear thrust structures, and the orebodies occur as stacked lenses, generally concentrated in high deformation positions (with folds and disruptions). The geometry of the mineralised deposits is typically complex, with pinch and swell, folded and boudinage shapes, dipping from 10° to 55° and with the main geological continuity along northwest plunging structures (azimuth 290° to 320°).

6.2 Geological model and data density

The exploration plan is based on investigating the down-plunge and lateral continuity of orebodies along the stacked mineable sheets looking for deformational corridors resulting from first and second order structural events. The Crixas Greenstone Belt is a mature area with more than 2 million drilled meters reaching depths of 1,500m that support the exploration model.

The zonal geological model is described below.

Structure II

The mineralisation is contained in a shear zone resulting from the oblique thrust of carbonaceous schists over metagreywackes of the Ribeirao D'Antas formation which results in lenticular orebodies with an EW plunge and dipping to 25° to the west. Gold is associated with quartz veins rich in idiomorphic arsenopyrite and pyrrhotite hosted in carbonaceous schist. The only mineralisation present in this structure is at Cajueiro, located about 6km away from the current operating mines at MSG.

Structure III

Structure III is internally subdivided into lower, intermediate, and upper zones, vertically separated by waste bands. In the first zone, the gold is located close to the base of quartz veins and/or in the wall rock schists positioned in the hangingwall of the vein. In the areas corresponding to the upper zone, gold is associated with sulphides (pyrrhotite and arsenopyrite) in massive sulphide bands or disseminated in hydrothermally altered metabasalts.

Structure IV

Structure IV is structurally positioned above the Structure III, it is represented by a shear zone in graphite-schists, approximately 250m, above the upper zone. As a general rule, the orebodies that define Structure IV presents with low-grade variability. Gold is associated with small quartz veins and sulphides disseminated in the carbonaceous schists. They are also lens shaped orebodies, similar to the other orebodies of Mina III, although they have a plunge direction around N50W and a plunge angle ranging from 30° to 40° north-westerly. The average gold grade ranges between 2.5g/t and 6.5g/t. In 2018, 2 new orebodies were discovered: Limoeiro and Caja. They are both in Structure IV.

Palmeiras structure

This structure hosts a group of mineralised orebodies located at about 1,300m to the south of the administration area of the mine. The Palmeiras structure is structurally positioned above Structure IV. The orebodies are developed in areas of hydrothermal alteration in metabasic rocks of the Rio Vermelho Formation. The gold is associated with pyrrhotite, pyrite, and arsenopyrite and is locally coarse and visible in veins and narrow veins and anastomosing fine quartz veins.

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AngloGold Ashanti Mineracão Serra Grande - 31 December 2021

Geological and tectonic setting and the regional stratigraphic column for Crixas Greenstone belt including all targets and mines.


A
B
Mina Inglesa Sequence
St. Terezinha Metasedimentary rocks
Anta TTG Complex
Caiamar TTG Complex
N
Crixás Greenstone Belt
Paleoproterozoic
Metagraywackes
Carbonaceus phyllites and dolomites lenses
Mesoarchean
Metabasalts
Metakomatiites
Palmeiras Structure
Structure IV
Structure III
Palmeiras Orebody
Orebody IV/Pequizão
Mina III/Mina Nova
2 1 0 Kilometers
SW
NE
Rio Vermelho Fm
Ribeirão das Antas Formation
Córrego Geral Fm
Palmeiras Structure
Structure IV
Structure 3.5
Structure III Upper Zone
Structure III Lower Zone
Legend
Metabasalt
Quartz-Chlorite-Carbonate-Sericite Schist
Sericite-Chlorite Schist
Dolomite
Quartz
Carbonaceus Schist
Acid Metavolcanic
Quartz-Chlorite-Sericite-Garnet Schist
Metagraywacke
S2 foliation
Disseminated sulphides (Aspy)
Massive sulphides (Aspy/Po)

Plan view of MSG bodies coloured by the structures to which they belong.
(B) Lito-structural column showing the respective position, location and mineralisation type of each structure. The cross-sections illustrate the dip variation of the orebodies along with the structure. The green wireframe below all orebodies represents the basal contact of Structure III.


OREBODIES' PLACEMENT
ANGLOGOLDASHANTI
SERRA GRANDE
BRASIL
Structure. Palmeiras
Structure IV
Structure. III - Superior Zon
Structure. III - Inferior Zone
N
A
B
C
D
E
F
G
H
Mina Nova
Pequizão / Ingá
Mangaba
Mina III

6.3 Mineralisation

Free gold associated with quartz and arsenopyrite are the main ore minerals present in the MSG deposits. The amount of each is related to the structure within which it occurs.

30 March 2022 24

AngloGold Ashanti Mineracão Serra Grande - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 25 The Structure III is internally subdivided in lower, intermediate, and upper zones, vertically separated by waste bands. In the first zone, the gold is located close to the base of quartz veins and/or in the wall rock schists positioned in the hanging wall of the vein. In the areas corresponding to the upper and intermediate zones, the gold is associated with sulphides (pyrrhotite and arsenopyrite) in massive sulphide bands or disseminated in hydrothermally altered schists. The Structure IV is stratigraphically positioned above Structure 3. The ore bodies, defined as Corpo IV, Corpo V and Forquilha lie along strike of that structure separated by waste zones. The gold is associated with sulphides (mainly arsenopyrite) disseminated in graphite schists. Mina Nova is located at 1,400m north of Mina III. The mineralised host rock is composed of schists of the Ribeirao das Antas Formation. The gold is mainly associated with sulphides (pyrrhotite and arsenopyrite) disseminated in carbonaceous schists and in quartz veins where free gold occurs. The Mineral Resource is distributed in 49 elongated ore bodies orientated in a N70W direction that represent 25% (by tonnage) of the total Mineral Resource. Mina Palmeiras belongs to a group of mineralised bodies located approximately 1,300m south of the process plant. The Palmeiras structure is structurally positioned above Structure IV. The ore bodies are developed in areas of hydrothermal alteration in metabasic rocks of the Rio Vermelho Formation. The gold is associate with pyrrhotite, pyrite and arsenopyrite and locally coarse and visible in veins and narrow veins and veinlets of quartz. The Mineral Resource represents 6% (by tonnage) of the total Mineral Resource. The Baru orebody is within Palmeiras structure and is located above the Pequizao orebody. The Baru orebody represents 5% of the Mineral Resource of MSG. The Pequizao orebody is located between Mina III and Mina Nova and represents 20% (by tonnage) of the Mineral Resource and comprises a group of bodies hosted in Structure IV. The total Mineral Resource for the open pits relates to the outcropping ore bodies of Mina III, Pequizao and Palmeiras They represent 7% (by tonnage) of the Mineral Resource of MSG. Cajueiro is composed of a set of 15 orebodies positioned in Structure II and is located about 6 km away from the current operating mines of MSG, they represent 5% (by tonnage) of the Mineral Resource of MSG. The mineralisation is contained in a shear zone resulting from the oblique thrust of carbonaceous schist over metagreywackes of the Ribeirao D'Antas formation, and results in lenticular orebodies with an EW plunge, dipping in a westerly direction. Gold is associated with quartz veins rich in idiomorphic arsenopyrite and pyrrhotite hosted in carbonaceous schist. The Inga orebody represents 10% (by tonnage) of the MSG Mineral Resource, it is located below the Pequizao orebody and consist of bodies hosted in Structure III. Palmeiras South represents 1% (tonnage) of the Mineral Resource and it is located about 300m south of the Palmeiras mine. Palmeiras South is hosted in structure IV at an average depth of 640m from surface. It is a single orebody divided into high and low-grade zones. Its shape is elongated along a plunge of 318° and has an average dip of 18°. The thickness of mineralisation varies from 1 to 1.7m. MSG’s exploration strategy has 3 tiers which are, to generate additions of Inferred Mineral Resource to enlarge the Mineral Resource base, to convert Inferred Resource Mineral Resource into Indicated or Measured Mineral Resource in targeted orebodies, and to improve the confidence in orebodies prior to mining by using tight infill drilling or grade control drilling. The graph below shows the drilling by year from 2018 to 2022. 7 Exploration 7.1 Nature and extent of relevant exploration work Most of MSG’s exploration activities have focussed on brownfields exploration to extend the current Mineral Resource in the mining area or to convert Mineral Resource and allow it to be engineered into a Mineral Reserve. AngloGold Ashanti Mineracão Serra Grande - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 26 Drilling meterage by year and purpose Drilling activities at MSG use predominately DD with sporadic RC drilling campaigns which are used for conversion purposes at shallow depths with open pit potential. All RC chips are logged, photographed, and stored into the database. The depth extent of drillholes is variable depending on the target, which can be near surface (100m depth) or deep mine targets with drillholes reaching up to 1,000 to 1,200m. Some of the deeper underground drillholes, or drillholes which are at difficult drilling positions (e.g., parallel to foliation) are completed using navigational or directional drilling to control the target position. Recovery factors are constantly monitored throughout the drilling phase. The minimum recovery required for DD holes is 90% in the mineralised zone and, if it is less than this value, the hole will be repeated at no cost to the MSG. A recovery below 90% may be accepted only for intervals known to be non-mineralised, applying one of the following reduction factors to the meter price for drilling, as described below. Recovery in normal soil / saprolite and healthy rock, in other lithologies: • 90 to 100%: Remuneration of 100% of the value per meter. • 85 to 90%: Remuneration of 95% of the amount per meter. All DD drillholes are downhole surveyed with GyroMasterTM. Drillhole deviation is monitored every 15m to 30m and uses directional drilling, if necessary, to control the hole. Once the drillhole is concluded, it is surveyed continuously both going in and out of the hole. The survey is validated by the drilling supervisors and geologist before uploaded into the database. If there is doubt about the data quality, a new survey is requested from the drilling team or contractor. RC holes are generally short and not surveyed, The drill core logging is qualitative. All core and RC chips photos are imported to the MSG database and historical photo records of all holes exist from since 2010 onwards. All data used in the interpretation is consolidated in the official MSG database from where the geologists import it to the required software (Leapfrog Geo™ or Datamine™) where it is used to generate sections, maps, and structural/geological models. All relevant results are presented in the exploration reports (all AngloGold Ashanti internal reports such as monthly reports, quarterly reports and specific exploration reports). These reports need to show economic benefit for the exploration to MSG so as to motivate the annual exploration budget. In 2021, the final exploration addition was 450koz of Mineral Resource at an average cost of $25/oz, which resulted from drilling of 58,000m of DD. This resulted in the delineation of the Angicao orebody which is hosted in carbonate graphitic schists at structure III close to Pequizao open pit. It also contributed to the generation of new orebodies at the upper zones at Mina III and Inga that will be an important contributor to production in 2022 and subsequent years of the LOM. AngloGold Ashanti Mineracão Serra Grande - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 27 Target generation drilling in the S2 corridor at Inga and Corpo IV extensions confirmed the potential of new ore lenses down-dip of these high-grade orebodies. Exploration drilling will continue to explore these and other parallel structures in future years. The 2021 Mineral Resource addition resulted from drilling to a grid of 100m x 50m which delivered primarily Inferred Mineral Resource. MSG is currently conduction exploration activities in tenements and agreements covering over 18,979 ha in the Crixas Greenstone Belt through a series of ANM mining leases and exploration permits. The mining concessions include: • 002.286/1935, covering an area of 4,206.88ha • 960.658/1987, covering an area of 1,946.89ha • 860.746/2005, covering an area of 88.28ha • 862.103/1994, covering an area of 125.41ha • 804.366/1975, covering an area of 196.05ha The total area for mining leases, exploration leases and exploration with mining applications is 25,719 ha. FID ANM Process Concession Area (ha) 3 860051/2017 Exploration Permit 58.94 4 860052/2017 Exploration Permit 189.26 5 860053/2017 Exploration Permit 35.55 6 860054/2017 Exploration Permit 61.44 7 860055/2017 Exploration Permit 821.63 8 860116/2016 Exploration Permit 1,959.11 11 860208/2015 Exploration Permit 1,086.03 16 860443/2018 Exploration Permit 377.34 19 860447/2018 Exploration Permit 1,038.47 25 860825/2015 Exploration Permit 938.98 41 860893/2012 Exploration Permit 1,936.27 42 860900/2012 Exploration Permit 1 981.5 43 860901/2012 Exploration Permit 1,991.87 45 860909/2012 Exploration Permit 1,999.12 48 861498/2014 Exploration Permit 26.99 49 861499/2014 Exploration Permit 151.45 51 861974/2012 Exploration Permit 635 2 811874/1975 Pending Mine Permit 688.61 17 860444/2018 Pending Mine Permit 613.1 22 860706/2008 Pending Mine Permit 621.78 0 2286/1935 Mine Permit 4,204.71 1 804366/1975 Mine Permit 195.96 15 860352/1979 Mine Permit 946.83 23 860746/2005 Mine Permit 88.31 24 860824/1979 Mine Permit 999.75 53 862103/1994 Mine Permit 125.36 55 960658/1987 Mine Permit 999.75 56 960658/1987 Mine Permit 946.83 Total Area 25,719.94 Logging forms (geological, geotechnical, and sampling data) are stored in the Datamine Fusion X™ SQL database, and validation is performed every two weeks, including all the libraries. Database import failures are checked on a case-by-case basis and corrections made to allow entry. A database administrator is responsible for all validation and database management. A cloud backup is completed on a weekly, monthly, quarterly and annual basis where the annual version is validated by the AngloGold Ashanti database team in Nova Lima. A logging application for tablets and smartphones has been designed for core logging and uses an ODBC and Microsoft SQL™ database where local validations are done. Failed data identified in reviews and audits are corrected and revalidated in the main database. AngloGold Ashanti Mineracão Serra Grande - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 28 Assay data is imported directly from assay certificates from the laboratory once it has been validated by the QAQC person. Only fully trained and authorised network users can upload laboratory data. Assay data is stored in a normalised format and multiple assays are stored for each sample. The same database manager is also responsible for the assay data validation into the Fusion X™ SQL database. Any changes in the database must be requested by the manager who has the responsibility to ensure that all the libraries, as well for the geological, geotechnical, and sampling data are correct. No data and information within this Technical Report Summary has been sourced from other parties and has all been collected in house. 7.2 Drilling techniques and spacing Most drill holes are DD and they are drilled from both surface and underground. In some minor cases for the open pit there are some RC drillholes, but the number of meters used is insignificant in comparison to the amount of DD. Some DD holes use navigational or directional drilling to improve target control, particularly when it is used for geotechnical purposes (stope or pit design). The logging is qualitative. All core photos are imported to the MSG database where photo records of all holes are kept since 2010. The drill core sampling differs for surface and underground drill holes. The surface drill core is usually drilled as NQ or BQ diameters and both are sawed longitudinally down the middle to produce half-core with one half sent to the laboratory (Mineral Resource conversion drilling drillholes are fully sampled). Sampling in the mineralised zones is determined by the geologist and have variable lengths that range from 0.8m to 1.2m. For each sampled interval density measurement are taken. The borehole collars are surveyed by total station or differential GPS and the deviations currently by GyroMaster™. Previously other downhole survey methods where used. Sampling for all DD core is for the ore zone plus an extension either side of it to ensure the mineralisation is captured. For underground holes (Mineral Resource conversion and evaluation style drilling) core is AW diameter and it is completely sampled. The samples have a standard length of 1.0 meter but can vary by 20% based on the geologist's discretion. Samples are allowed to be combined to make 1m sample lengths. Hole deviations before 2001 were surveyed with a PeeWee™ sample tool every 15.0-30m but are now surveyed by GyroMaster™. All survey data is stored in the Century™ database. A study performed by an external consultant, Jorge Berthold, using samples from Mina III, showed that the underground and surface drilling samples and the channel samples could be treated together without loss of representativeness. Channel samples are collected every 4m on the right and on the left side of the underground ore drive. Samples are taken using a manual hydraulic breaker, respecting a minimum of 0.8m and maximum of 1.2m, perpendicular to the orebody and stored in identified plastic bags. Samples are also taken on the ore drive face after each blast for drive development. Each sample is a composite of approximately 2.5Kg. The QAQC sample insertion is done to maintain the required sequence of which is detailed on an issued form and has associated sample labels. To validate the logged geology and assayed grade, the data is plotted against the expected geological model and a section-by-section review done. Any mistakes found initiates a review with the data subsequently corrected in the primary database. All drill holes used in the Mineral Resource modelling are geologically logged and some holes will have structural logs with this data being imported into Leapfrog™ where it is used for interpretation. Assay results from channel samples are validated and incorporated into database. There are no geological or geotechnical logs from channel samples. All the survey measurements have a check control in place and are followed up with the drilling contractors or in-house drillers where there is uncertainty. In these cases, the surveys are redone.

AngloGold Ashanti Mineracão Serra Grande - 31 December 2021

The required drilling spacing has been determined by geostatistical simulation studies. These studies aim to address AngloGold Ashanti's 15% rule whereby a Measured Mineral Resource of 3-month's mining has less than 15% error 90% of the time. For Indicated Mineral Resource, the criteria is 15% error 90% of the time for a year's mining and Inferred Mineral Resource is larger than 15% error for a year's mining. From the study drill hole spacings are defined which adhere to the specified requirements.

The drilling spacing definitions for estimation were than defined as:

- Inferred Mineral Resource: drill grid greater than 50m x 50m and less than 100m x 100m
- Indicated Mineral Resource: drill grid of about 40m x 20m
- Measured Mineral Resource: drill grid of about 20m x 10m and sometimes 10m x 10m

Details of average drill hole spacing and type in relation to Mineral Resource classification.

Category	Spacing m (-x-)	Type of Sampling				
		Diamond	RC	Blasthole	Channel	Other
Measured	10x10 20x10	Yes	Yes	Yes	Yes	-
Indicated	25x25 40x20 40x40 50x20	Yes	Yes	Yes	-	-
Inferred	100x50 50x100	Yes	Yes	-	-	-
Grade/ore control	10x10 4x2 2x2	Yes	-	Yes	Yes	-

7.3 Results

AngloGold Ashanti has elected not to provide drilling results for its operating mines as drilling at our brownfields operations is generally to provide incremental additions, or conversions to already reported Mineral Resource and therefore they are not seen as material.

While these increase confidence in our Mineral Resource as well as add life of mine extensions, the incremental additions that occur on a yearly basis are not material to that operation or the company. In cases where the drilling projects are supporting a non-sustaining addition, these projects are commented on in the project section of the report (Section 1.4 and/or Section 7.1).

7.4 Locations of drill holes and other samples

All drilling data at Serra Grande as December 2021


Legend:
Structure IV
Structure Palmeiras
Structure 3.5
Structure III

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7.5 Hydrogeology

Data collection for hydrogeological characterisation at Serra Grande follows different national standards (NBRs) developed by ABNT (Brazilian Association of Technical Standards). Certain procedures do not have a national standard and, in these cases, international standards, such as US-EPA, American Society for Testing and Materials (ASTM), as well as other relevant industry guides, are considered.

Monitoring programmes are designed with the objective of collecting data that may demonstrate variations in the flow regime and water quality over time. The design of these programmes is based on ASTM D5717-95E1 (1998) and EPA (2004) standards for groundwater, and on NBR 9897/1987 and ANA (2011) standards for surface water. The methods and procedures to collect and treat the data are discussed in the text below.

One of the main sources of groundwater data is monitoring wells. These are constructed based on the NBR 15495-1/2007 standard that establishes the requirements for design and construction of groundwater monitoring wells in granular aquifers, and the NBR 15495-2/2008 standard that sets the methods and procedures for development in wells.

Pumping wells for groundwater extraction, mine dewatering and aquifer tests are installed using two different standards: NBR 12212/2017 Tube well project for groundwater extraction procedure and NBR 12244/2006 Water well construction of groundwater wells. Once the wells are installed, groundwater levels are measured periodically using dummies and/or pressure transducers with dataloggers. In the case of pressure transducers, all data are barometrically compensated using a locally installed barometer.

Precipitation, temperature, and evaporation data are provided by the Brazilian Water Agency (ANA) at several different stations. AngloGold Ashanti also has local climate stations at each site that monitor this same type of information. Surface water, waste water and spring discharge monitoring is conducted through one the following strategies: using a weir, a Parshall flume, crest-stage cages, or a current meter. The selection of the discharge monitoring strategy is location specific and is based on aspects such as typical discharge rate, section length, access to the location etc. The monitoring strategy is defined during the design of monitoring program.

Aquifer tests and slug-bail tests are conducted to determine hydraulic proprieties of groundwater systems. Parameters determined through these tests may include hydraulic conductivity, transmissivity, storage and anisotropy. Aquifer tests may also be used to help determine the type of aquifer assessed (unconfined, confined, partially confined, dual porosity etc). There is no national norm focused on these types of tests. Hence, aquifer and slug-bail tests are conducted in accordance with the instructions presented in the literature on the theme, as Kreseman and deRidder (1994) and ABGE (2013). Data interpretations are often performed with the assistance of a specialised software, such as the AquiferTest Pro™ software package. ABGE (2013) also indicate the procedures for permeability tests performed in soils, boreholes, and pits.

Groundwater system representation often involves the development of conceptual and numerical hydrogeological models, which must be based on the compiled and collected data. NBR 16210/2013 is the national standard for conceptual models, however it is focused on contaminated sites. For mining operations, the applicability is different, requiring an understanding of the behaviour of groundwater at different scales. Therefore, the workflows described by Anderson et al. (2002), ASTM (1993 and 1996) are applied. The development of a hydrogeological conceptual model involves the description of the hydrogeological system evaluated, focusing on the critical aspects that define groundwater flow.

In the geohydrology programme the following is relevant

- Definition and characterisation of hydrostratigraphic units (aquifers, aquitards), including the predominant porosity type for each unit (primary and/or secondary porosity);
- Definition of the hydrodynamic properties of these units (transmissivity, hydraulic conductivity, specific storage coefficient, effective porosity)
- Characterisation of surface water bodies (streams, rivers and lakes) and understanding of how they can interact with groundwater in the area of interest

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- Definition and justification (i.e. calculation method and results) of the recharge rates applied. The methods for recharged rates follow Healy and Cook (2002), Scanlon and Healy (2002) and Healy and Scanlon (2010)
- Characterisation of the flow system (potentiometric map, hydraulic gradients, flow speed); and
- Conceptual water balance (previous quantification, estimation, of the volumes of water entering and leaving the study area, under pre-tailing conditions) using the Thornthwaite and Mather (1955) method (USGS 2010).

If necessary, a groundwater flow model may be developed to assist hydrogeological characterisation. Models developed at all AngloGold Ashanti sites in Brazil use either one of the following codes: FEFLOW™ or MODFLOW™. Regardless of the modelling code used, the same general workflow is used.

The conclusion of the groundwater flow model leads to a technical report, written either internally by AngloGold Ashanti or by a consulting company. These reports often involve all phases described in the current document, methodology and QA/QC procedures employed. The reports are conclusive and may include recommendations for additional characterisation requirements, if necessary. In addition, AngloGold Ashanti regularly submits reports to state environmental agencies that demonstrates various monitoring results.

All alteration on dolomites layers is logged as “fendas” with area modelled in 3D to identify region that must be investigated before any intervention or building above them.

7.6 Geotechnical testing and analysis

Laboratory tests are performed on soil and rock samples that are part of the geological context of MSG. These tests have the main objective of defining the strength and deformability characteristics of rocks and soils, obtaining the parameters that will be used in the geotechnical stability analysis.

The point load test (PLT) and uniaxial compressive strength tests (UCS) are performed systematically at the internal MSG geotechnical laboratory. The laboratory techniques and quality control and quality assurance procedures used are based on The International Society for Rock Mechanics (ISRM), 1985. Samples of 1-meter are taken from cores, which can be from the ore hangingwall and/or footwall after core logging. The results of these tests are crucial to stability and deformational analysis.

All information is georeferenced to the drillholes where they´ve been sampled. Additionally, results from a new TRI multistage test method (triaxial tests) have been performed at Trilab in Australia and have been used to calibrate the internal MSG tests results to be representative.

In addition, the mapping methodologies now used involves mapping geotechnical windows and applying their results in geotechnical domains defined by the lithology type, structural characteristics – including continuity This is used for geotechnical analysis including wedge formation based on equilibrium limit methodology, RQD, Q and RMR block models.

Summary of geological-geotechnical characterisation per mine

Mineralised Zone		Properties			
		Rock Type	Aspects	UCS	Q
Mine III	Lower Zone	Quartz Vein (ore)	Massive	200 MPa	2.8 to 32.5
		Graphite Schist (foot and hanging wall)	Foliation and two sets of joints well defined	100 MPa	0.75 to 33.3
	Intermediate and Upper Zone	Chlorite Schist	Foliation and two sets of joints well defined	70 MPa	1.64 to 66.6
		Dolomite	Massive	160 MPa	12.5 to 150.0
	Structure IV	Graphite Schist	Foliation and two sets of joints well defined	100 MPa	0.83 to 32.5
Palmeiras	Palmeiras Sul	Chlorite Schist	Foliation and two sets of joints well defined	70 MPa	4.13 to 18.9
Mina Nova	Pequizão	Graphite Schist	Foliation and two sets of joints well defined	100 MPa	3.75 to 47.5

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This process allows block models to also capture the core logging with the mapping thus providing a well-informed data set.

Location of geotechnical samples in the hangingwall and footwall at Inga orebody




Orebody - Ingá
Excavation
Lab tests
Drill holes

The UCS tests are photographed, videotaped, and have the samples properly stored for review at any stage in the future. During the tests lithology, core diameter, core length, tests longer than two minutes, breakage condition, reliability score, foliation angle in relation to core axis, and maximum loading (kN) are captured.

Geotechnical samples


a)
b)

a) USC Samples Tested
b) PLT Samples Tested

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8 Sample preparation, analysis and security

8.1 Sample preparation

The samples used to undertake the Mineral Resource estimation are from both DD and RC drilling.

Sample preparation and analysis for Serra Grande DD and RC drilling samples are conducted according to best practice industry procedures. Samples are cut in an industrial standard core-saw, crushed, split and pulverised prior to analysis. Serra Grande samples were prepared at an in-house on-site preparation laboratory. All routine analyses are also undertaken at the in-house Serra Grande laboratory. When the internal laboratory is at capacity an external laboratory, Australian Laboratory Services (ALS) is used. In this case sample preparation is done in Goiania, Goias and analysis is completed in Lima, Peru. Check samples are also submitted to the same ALS laboratory in Lima, Peru.

The samples are from a half-core for DD exploration drilling, and complete core from the mine geology DD. For RC drilling a tiered Jones riffle splitter is used at the rig to split the samples, the mass of a primary RC sample is between 25kg to 35kg and final split sample is around 8kg. The sample length is the same size as for geological logging. The DD exploration core samples are sawn in half parallel to core axis after the geological logging. The half-core, thereby, is shattered in 5 to 10 cm long fragments with a hammer.

The geology data is composed of continuous meter by meter-geological logging. The gold grade is from geochemical fire assay analysis. The density is calculated for each sample by the Archimedes water displacement method.

Most holes are drilled perpendicular or close to perpendicular to the orebody, with some being at a slight angle.

All half-core samples, and the coarse and pulverised rejects are stored at the coreyard.

A sampling and logging control spreadsheet is generated and this used to cross check against the field logs. Sample recoveries are validated to ensure they are representative.

8.2 Assay method and laboratory

Analytical control measures typically involve internal and external laboratory control measures implemented to monitor the precision and accuracy of the sampling, preparation, and assaying. These are also important to prevent sample mix-ups and to monitor the voluntary or inadvertent contamination of samples. Assaying protocols typically involve regular blanks, coarse duplicate assays and insertion of quality control samples. Check assaying is typically performed as an additional reliability test of the assayed results. This typically involves re-assaying a set number of drilling campaign and channel samples at a second umpire laboratory (ALS). Both ALS and Geosol have a global quality management system that meets all requirements of International Standards ISO/IEC 17025:2017 and ISO 9001:2015. All ALS geochemical hub laboratories are accredited to ISO/IEC 17025:2017 for specific analytical procedures. Geosol meets ISO/IEC 17025:2017 for specific analytical procedures

Sample preparation and analysis for Serra Grande drilling and channel samples are conducted according to best practice industry procedures. Samples are cut, crushed, split and pulverised prior to analysis. Serra Grande samples were prepared at the internal preparation laboratory. All routine analyses are also undertaken at the internal Serra Grande laboratory. When the internal laboratory is at capacity an external laboratory (ALS Chemex) is used to analyse samples. Gold grades are determined by fire assay; the aliquots (30 to 50 grams depending on the expected grade) are mixed with a smelting flux composed of litharge, borax, carbonate, cornmeal, fluorite, silica and silver nitrate, and undergo stages of melting, cupellation, acid attack and determination of the gold content by atomic absorption. The detection limit is 0.05g/t.

The laboratory has been certified by ISO 9001: 2008 since October 2005 and is currently certified by ISO 9001: 2015 since April 2019. MSG reviews the operation of the internal laboratory by internal or external audits every 6-months by either using or internal auditors or by using the certifier BVQI (Bureau Veritas).

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The laboratory plans to start implementing the ISO/IEC 17025:2017 standard for laboratory accreditation in 2022.

After preparation, the samples are weighed, homogenised and aliquots that may vary from 30g to 50g are selected, depending on the expected grade. These are then blended with flux and fused in the fusion furnace. Standard fire assay followed by AA procedures are used for cupellation, dissolution and atomic absorption reading. A gravimetric finish is used for higher grade samples. In the gold analysis of ore by the fire assay method, the aliquots are mixed to a smelting flux composed of litharge, borax, carbonate, cornmeal, fluorite, silica and silver nitrate, and undergo by stages of melting, cupellation, partition and determination of the gold content by either gravimetry or atomic absorption.

The following is the sample process at the on-site laboratory:

- Sample receipt and categorisation of sample into either of geology, exploration, metallurgical plant, internal and external inter-laboratory (sample mass varies from 2kg to 5kg)
- Batching of samples and checking of submission sheets
- Drying of wet samples
- Crushing of dried samples to using a Jaw crusher to 80% passing 2mm
- Sample splitting using a rotary splitter (500g)
- Return or disposal of sample reject depending on the geologist requirements.
- Pulverising sample to 75% passing 200#
- Particle size test and moisture content check
- Sample Weighing (30g to 50g), standard, and homogenisation with flux (reagents: litharge/ sodium carbonate/ borax/ fluorite/ silica/ cornmeal / wheat flour/ silver nitrate and sand/ soybean oils) and capturing results in LIMS software.
- Sample fusion
- Cleaning and preparing sample bead
- Sample cupellation
- Cleaning and removal of bullion
- Dissolving of bead in acid solution (25% HNO_3)
- Dilution of sample liquid
- Reading of solution in flame atomic absorption
- Capturing results in LIMS software

8.3 Sampling governance

Quality assurance and quality control programmes are typically set in place to ensure the reliability and trustworthiness of the exploration and grade control data. They include field procedures and independent verifications of aspects such as drilling, surveying, sampling and assaying, data management, and database integrity.

Core photographs of all core boxes are taken before they are transported to the core yard the core split. Boxes and sample bags are loaded onto a truck owned by MSG and transported to the laboratory warehouse (in case of samples sent to ALS or Geosol). A chain of custody form accompanies the core boxes and is signed off at each step from the drill pad to the final delivery to the laboratory.

Appropriate documentation for quality control measures and regular analysis of quality control data are done as an important safeguard for the project with this recognising that this data forms hosted in LIMS that allows ALS Inspection to track the real-time progress of samples through laboratories and to have complete confidence in the accuracy of the results produced. ALS Inspection is in the developmental stages for a similar system which will allow clients to view the progress of the sample through the assay process and to get results as well as certificates online.

Analytical laboratory performance is suitably monitored by an adequate mix of certified reference materials (CRMs), blanks, coarse duplicate samples as well as external laboratory check analysis. Regular visits to the analytical laboratories are made and the results of laboratory performance are regularly charted and reported to management. Appropriate pass / fail criteria are in place. Observed analytical quality control results suggest that the analytical data is suitable for grade estimation.

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The internal laboratory is certified by ISO 9001 since October of 2005. In April 2019, the laboratory was certified with the new ISO 9001:2015 version. AngloGold Ashanti does internal and external annual auditing of its internal laboratory (AngloGold Ashanti, MRMR 2020).

8.4 Quality Control and Quality Assurance

Analytical laboratory performance is suitably monitored by an adequate mix of certified reference materials (CRMs), blanks, coarse duplicate samples as well as external laboratory check analysis.

Regular visits to the analytical laboratories are made and the results of laboratory performance are regularly charted and reported to management. Appropriate pass / fail criteria are in place. Observed analytical quality control results suggest that the analytical data is suitable for grade estimation.

The internal laboratory is certified by ISO 9001 since October of 2005. In April 2019, the laboratory was certified with the new ISO 9001:2015 version. AngloGold Ashanti does internal and external annual auditing of its internal laboratory.

The Quality Assurance (QA) and Quality Control (QC) at MSG follows industry accepted standards. The samples are analysed at both in-house laboratories externally (e.g. ALS Chemex).

The batches are prepared with original, blanks and standards samples at the exploration department. For every ten original samples in the batch, a standard with high content, a standard with low content, or a blank is inserted interchangeably. Additionally, to these controls a pulp duplicate is inserted by the geologist in the batch.

From 2019 to 2022, 6,805 quality control samples were analysed in MSG lab, (3,789 blank samples all returned a value of the laboratory detection – 2,175 certified reference material samples and 841 field duplicates). Additionally, 977 blank and 640 CRM samples were sent to an external laboratory (ALS Chemex).

SRK reviewed QAQC data from 2020 with the MSG team during their site audit in 2021. This data demonstrated improved QAQC performance over this period. Additionally, SRK reviewed the standard operating procedures for the QAQC program and found them to be acceptable.

Graphs of selected QAQC results at the MSG laboratory are shown below.

QAQC standard control for the HiSiLP3 standard


Certified Value - ppm
12.24
Mean AU - ppm
12.240
Bias (%)
0.00
Au (g/t)
CV
+2SD
-2SD
-1SD
+1SD

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QAQC standard control for the OxK160 standard


Certified Value - ppm
3.674
Mean AU - ppm
3.626
Bias (%)
-1.31
Au (g/t)
CV
+2SD
-2SD
-1SD
+1SD

QAQC standard control for the OXJ120 standard


Certified Value - ppm
2.365
Mean AU - ppm
2.439
Bias (%)
3.11
Au (g/t)
CV
+2SD
-2SD
-1SD
+1SD

The figure shows the QAQC pulp duplicates for 2021


Check Assay MSG Lab - ALS Chemex Lab
ALS Lan results (Au g/t)
MSG Lab results (Au g/t)
0
5
10
15
20
25
30


Relative difference
Relative Difference
Au - average (g/t)
200.00
150.00
100.00
50.00
0.00
-50.00
-100.00
-150.00
-200.00
0.00
2.00
4.00
6.00
8.00
10.00
12.00
14.00
16.00
18.00
20.00

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AngloGold Ashanti Mineracão Serra Grande - 31 December 2021

HARD plot for pulp duplicates


Half Absolute Relative Difference
Percentile Rank

The figure below shows an umpire laboratory X-Y scatter plot of original MSG assays that have been re-assayed at ALS.

ALS umpire laboratory checks


Duplicates Chart
Method Au-AA25
Total points 34772
Detection 0.01
Client VVNH
Analyte Au
VVNH points 80
UoM ppm
Export
From 01-Jan-2021
To 01-Apr-2021
Graph Normal Scale
Reload
View Larger
VVNH data only
Duplicates Report Chart
Method: Au-AA25 Analyte: Au Precision: +/- 10%
Duplicate - Au (ppm)
Original - Au (ppm)
All Data
VVNH
Showing 1 to 80 of 80

Workorder	Date	Original	Duplicate	Delta	UoM
GO20276306	08-Jan-21	0.02	0.04	0.02	ppm
GO20276306	08-Jan-21	6.35	6.54	0.19	ppm
GO20276306	08-Jan-21	0.04	0.04	0.00	ppm
GO20276306	08-Jan-21	8.16	8.66	0.50	ppm
GO20276306	08-Jan-21	3.54	3.53	0.01	ppm
GO20276306	08-Jan-21	24.8	25	0.20	ppm
GO20276306	09-Jan-21	3.2	3.06	0.14	ppm
GO20276306	09-Jan-21	0.19	0.16	0.03	ppm
GO20276306	09-Jan-21	0.64	0.78	0.14	ppm
GO20276306	09-Jan-21	<0.01	<0.01	0.00	ppm
GO20276306	09-Jan-21	0.26	0.2	0.06	ppm
GO20276306	09-Jan-21	0.02	0.03	0.01	ppm

8.5 Qualified Person's opinion on adequacy

In the QPs opinion, the sample preparation, analysis, and security procedures at MSG are appropriate for use in the estimation of Mineral Resource.

It is possible to demonstrate a robust QAQC performance over the period 2020-2021 which was the period under review in the SRK audit.

9 Data verification

9.1 Data verification procedures

There is a central database system in place (Fusion™), supported by a centralised SQL Server 2014 database. This is hosted on a virtual SQL server under the responsibility of the IT department while the

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databases themselves are under the responsibility of the database administrator in Nova Lima, Minas Gerais.

The Fusion™ database has a high security level administered in SQL via SQL Server Management Studio, a graphical interface of SQL 2014. The mine and exploration employees requiring the use of Fusion are first added to the SQL server users list through SQL Server Management Studio with their domain login names. Then, for each database, the user is added to a role, which is part of a user's group with specific permissions.

Additional verification is done on logged drilling whereby holes are independently logged by two separate geologists and the results compared. Differences are discussed and required changes made to the logging procedure for the mine.

The surveys for holes drilled from underground development are chosen compares to the depletion surveys for the development and any inconsistencies checked and corrected. Borehole deviation surveys are also checked.

When a user is added to a role, he/she automatically gets the permissions attributed to this role. Special restrictions are enforced for critical data:

- The block model workspaces can only be modified by the evaluation geologists and the database administrator
- Assays table from drill holes are read-only once the results have been imported. The management of those permissions is monitored by a limited number of qualified persons.

The drilling and channel sampling is validated for location, surveys and assaying, and QAQC results before it is accepted into the database.

MSG has verification protocols to check samples for entry into the database and which gives confidence to the reliability of samples held within the database for use in geological modelling and Mineral Resource estimation. There are periodic internal and external audits of the database that results in checks and improvements.

Backups of the databases are completed twice daily under the supervision of the IT administrator. The IT department also carries out a complete backup of the server. Daily backups are incremental and the monthly backups are stored on physical and cloud servers.

9.2 Limitations on, or failure to conduct verification

The QP is based on site and it involved in the day-to-day activities of exploration, mining and production. There have been no failures of verification.

9.3 Qualified Person's opinion on data adequacy

Serra Grande data management is undertaken within the Century Systems (Fusion™) database. Industry standard data management protocols are adopted which contribute to the availability of secure, valid and appropriately formatted data for Mineral Resource estimation.

All data included into this report follow the best practices for using QA\QC data to manage laboratory performance.

Analytical laboratory performance is suitably monitored by an adequate mix of certified reference materials (CRMs), blanks, coarse duplicate samples as well as external laboratory check analysis. Regular visits to the analytical laboratories are made and the results of laboratory performance are regularly charted and reported to management. In the QPs opinion the quality of the data is suitable for Mineral Resource estimation.

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10 Mineral processing and metallurgical testing

10.1 Mineral processing / metallurgical testing

The ore mineralogy shows that gold is present mainly as free grains within quartz and as fine grains within the major sulphides which are Arsenopyrite and Pyrite. The recovery of gold is divided into two distinct sections, gravity (coarse free gold) recovery, and cyanidation gold recovery. The ore geometallurgy indicates that it is non-refractory with regards to cyanidation.

Test work is done based on the plant configuration which is outlined in the points below:

- Crushing circuit
- Grinding with cyclone classification
- Gravity recovery of coarse free gold from the cyclone underflow stream using batch centrifugal gravity equipment
- Treatment of the gravity gold concentrate stream using an intensive cyanide leach reactor
- The grinding product is treated in cyanidation and adsorption circuit (CIL) where the gold is recovered from the leached solution by adsorption onto activated carbon.
- The activated carbon is then recovered from the first CIL tank and sent to the elution circuit for gold removal. The Zadra atmospheric elution process is utilised.
- The pregnant liquor from elution is then sent to an electrowinning tank and gold removed using electrowinning cells. The stainless-steel cathodes are then smelted in a batch smelting furnace.
- The tailings is filtered and disposed as dry material.

The main inputs for the metallurgical parameters for the Mineral Reserve evaluation are derived from the historical performance of the plant which can be tracked according to ore source and material type. Geo-metallurgical tests are undertaken to predict the behaviour of different domains in the plant. The process defines different geometallurgical domains that are present and also takes a view for those that may occur in the future. This generates representative composites for each of these domains. The metallurgical tests are conducted at a batch scale to determine parameters at a laboratory scale which are then recalibrated to plant scale. The testwork flow is shown below section 10.2.

Geometallurgical bench test flow route


Sampling
Milling
Leaching
Gravimetry
Chemical analysis
Composed (30 Kg)
(80%, <150#)
Rollingbottle
Knelson bench
Screen Fire Assay

The results from the tests are extrapolated to the representative of plant behaviour with these being stored in a database. A representative set of summary results are shown in section 10.2.

Bi-annually the MSG laboratory carries out a diagnostic each on a composite sample from leach feed material, pre-oxidised pulp, and the tailings from the CIL stage. These samples are analysed by AMTEL™ in Canada, where a complete diagnosis of the behaviour of gold is carried out and mineralogical composition determined. Results for this are shown in section 10.2.

10.2 Laboratory and results

Geometallurgical test results

A summary of bench tests results for Palmeiras South, the oxidised ore from Pequizão, and Baru are shown in the table below. This shows the gravity and leach recovery for results, and while it does also determine cyanide and other reagent consumptions these are highly variable, and the historical plant

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performance is preferred to inform the Mineral Reserve estimation for these parameters. The historical plant graphs are presented in the sub section below.

Summary of bench tests results

South Palmeiras				Oxidised Pequizão	Baru
P80	140µm	105µm	74µm	105µm	105µm
Gravimetric recovery	86.21%			82.64%	57.04%
Grav. Feed	7.16g/t			2.21g/t	10.27g/t
P80	147µm	104µm	74µm	105µm	105µm
Leach Feed	4.40g/t	2.90g/t	3.33g/t	1.76g/t	1.20g/t
Leach recovery	96.80%	97.30%	97.80%	92.61%	80.07%

Historical plant performance

The historical plant performance is the preferred source to set the reagent consumption and throughput for the Mineral Reserve. In the graphs below the reagent consumptions for cyanide, ball mills and hydrogen peroxide are shown for the years 2018 to 2021, with the used business plan value shown as the last bar. The business plan value was the value used for the Mineral Reserve.

Plant throughput is shown for the years 2018 to 2021 with the P80 business plan value shown as the last bar.

Historical consumption of reagents for the MSG plant


Cyanide (Kg/ton)
0,31
0,43
0,42
0,38
0,42
2.018
2.019
2.020
2021
BUP 2022
Ball mill (Kg/ton)
0,71
0,70
0,53
0,59
0,59
2.018
2.019
2.020
2021
BUP 2022
Hydrogen peroxide (Kg/ton)
0,62
0,69
0,64
1,23
0,75
2.018
2.019
2.020
2021
BUP 2022

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AngloGold Ashanti Mineracão Serra Grande - 31 December 2021

Historical plant throughput


Tonnes Treated (kt)
1.162
1.299
1.522
1.233
1.394
2018
2019
2020
2021
2022 - P80

Results for AMTEL investigations

Brief results are given to selected AMTEL investigation studies from MSG. The table below show the mineralogy of samples taken from the leach feed and leach tail on the MSG plant. The results of this are used to domain samples from the orebody which is used to further analyse and predict future plant behaviour.

Mineralogy of the leach feed and leach tail

Minerals	Chemical Formula	Leach Feed	Leach Tail
Quartz	SiO_2	35.4	32.2
Feldspars			
Orthoclase	$(K,Na)AlSi_3O_8$	3.6	3.6
Oligoclase (Na>Ca)	$(Na,Ca)(Si,Al)_4O_8$	18.1	18.1
Sheet silicates			
Illite	$(K,H_3O)\ (Al,Mg,Fe)_2\ (Si,Al)_4\ O_{10}\ [(OH)_2,H_2O]$	13.4	13.9
Biotite	$KAl_2\ (Si_3\ Al)\ O_{10}\ (OH,F)_2$	5.8	6.1
Chlorite	$(Mg,Fe)_5Al(Si_3Al)O_{10}(OH)_8$	11.0	12.5
C & Carbonates			
Dolomite	$Ca,Mg\ (CO_3)_2$	6.8	7.6
Calcite	$CaCO_3$	2.1	2.3
C-matter	C	0.8	0.7
Oxides			
Rutile	TiO_2	0.5	0.5
Ore minerals			
Pyrite	FeS_2	0.13	0.13
Pyrrhotite	$Fe_{1-x}S$	1.72	1.75
Arsenopyrite	FeAsS	0.64	0.62
Chalcopyrite	$CuFeS_2$	0.03	0.03
Sphalerite	ZnS	0.02	0.02
Galena	PbS	✓	✓
Te minerals	(Bi, Pb, Te)	✓	✓
Au Minerals			
Native Au	[Au >80, Ag <20]	(637 / 125)	(263 / 39)
Aurostibite	$AuSb_2$	(12)	(44)

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Tests have also been undertaken for grind size versus gold liberation for rock hosted gold and enclosed gold (figure below). This shows that gold liberation becomes increasingly efficient around a 70µm particle size.

Gold liberation vs grind size.

The AMTEL mineralogical investigation from 2021, showed that the MSG ore had gold contained in the following situations:

- Gold carriers in water soluble Au salts
- Exposed gold (free + attached gold grains)
- Enclosed gold (gold grains cyanide dissolvable after finer grinding)
- Refractory gold (aurostibite, solid solution gold and surface gold on carbon matter)

This is summarised in the gold deportment figure shown below.


Rock Fraction
liberation of gold associated with rock
attached gold
enclosed gold
Grade in residaul sample (g/t)
Midpoint of Size Fraction (µm)
1.20
1.00
0.80
0.60
0.40
0.20
0.00
0
20
40
60
80
100
120
140
160
180

Gold deportment fractions in the leach and tails feed



Leach Feed
Leach Tails
Assayed grade
Mineralogically accounted
1.68g Au/t
1.62g Au/t
0.190g Au/t
0.187g Au/t
Form / Carrier of Gold
Au (g/t)
Water soluble Au salts
free >40µm
free 7-40µm
free <7µm
attached
Exposed gold grains
Enclosed gold grains
Refractory gold
AuSb
sub-µ gold
sorbed on C-matter
8%
29%
10%
40%
10%
3%
4%
2%
2%
1%
39%
1%
16%
34%
P80
165µm
110µm

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10.3 Qualified Person's opinion on data adequacy

It is the opinion of the QP that the data is adequate for this Technical Report Summary. No unconventional analytical procedures were used in the analysis.

11 Mineral Resource estimates

11.1 Reasonable basis for establishing the prospects of economic extraction for Mineral Resource

The Mineral Resource is determined using mining and economic parameters which demonstrate reasonable prospects of economic extraction based on the current mining methods, costs and gold price of $1,500/oz. The underground Mineral Resource is determined using a mining shape optimisation (MSO) using the Mineral Resource cut-off with the process for the open pit being the similar but using open pit optimisation tools (WhittleTM or NPV Scheduler™) and the open pit cut-off. For the underground, all material within the MSO volume is quoted as Mineral Resource, while for the open pit only material above the Mineral Resource cut-off grade inside the $1,500/oz optimised shell is reported as Mineral Resource.

To establish reasonable prospects of economic extraction at MSG underground orebodies, the estimated models are imported into the MSO (or Mining Shape Optimisation) processes in Datamine™ software. In this the following parameters are relevant:

- Gold price $1,500/oz
- Minimum mining width of 1.8m for sublevel mining (Inga, Pequizao or Mina III)
- Minimum mining width of 2.25m for cut and fill mining (Inga, Pequizao or Mina III)
- Minimum mining width of 4m for room and pillar (Mina Nova)
- Production costs (mining and metallurgical processing)
- Geotech parameter design (angles, position of the pillars)

Based on this, an MSO cut-off is defined for Mineral Resource definition. These cut-offs are determined per mining method. As the mining costs applied are the same, the parameter that will have the most impact on the final Mineral Resource will be the ore thickness. For the current gold price and production costs, the MSO cut-off applied is 1.08g/t.

Infrastructure requirements vary accordingly to the selected mining methods, however, for the MSO for Mineral Resource all the underground methods have the same cost, as most of the mine uses sublevel stoping. Further to this, as the Mineral Resource will be submitted to an economic study in the AngloGold Ashanti business planning process and there will be application of the modifying factors, the production costs and gold price, it is expected that there are reasonable expectations of economic extraction.

For the open pit Mineral Resource, the pit optimisation exercise considers the following:

- Gold price $1,500/oz
- Slope angles of 45° for saprolites and 59° for fresh rock
- Bench heigh of 5m

For the current gold price and production costs, the open pit cut-off applied is 0.40g/t.

For Mineral Reserve, the gold price is $ 1,200/oz and the Mineral Resource constrained using a gold price of $ 1,500/oz. The exchange rate for the Mineral Reserve was set at R$ 5.15 (BRL/$) and R$ 5.29 for Mineral Resource. Royalties payable in Brazil, named CFEM (Compensacao Financeira pela Exploracao de Recursos Minerais) in this report, are based on 1.5% of gold revenue and are included in the cash flow analysis and constraining volumes.

MSG has well in established infrastructure that supports an active mining operation. This includes a processing plant, administrative buildings, electrical supply, water supply and easy site access. All permits are in place to support the Mineral Resource and MSG owns the permits on which all Mineral Resource is quoted. Ownership of the mining permits, under current Brazilian mining law, remains with MSG until the Mineral Reserve/Resource is depleted and the necessary closure documentation accepted by the government. The QP sees no risk to the continued rights to the Mineral Resource.

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MSG is located in a mining friendly region and valid mine permits that allows the mine to explore for new targets, such as open pits and down-dip structures for the main orebodies are in place. A large portion of the current Mineral Resource is within 5km of the plant infrastructure which gives added surety that it could be economically extracted.

Details on geotechnical and hydrology (section 7), metallurgy (Section 10), mining method (section 13) processing (section 14), infrastructure (section 15), and marketing (section 16) are given in the relevant sections of this report.

The main risks associated with the Mineral Resource and Mineral Reserve are expressed in the Mineral Resource and Mineral Reserve classification. The current Inferred Mineral Resource has a lower conversion rate to Mineral Reserve due to grades, thickness and depth of the orebodies, which demonstrates a higher cost and a higher operational and geological complexity. It is extremely important to consider drilling and development to convert those into Measured plus Indicated Mineral Resource before mining.

The Mineral Reserve considers the full production and all-in-sustainable costs in its determination. The Mineral Reserve estimation uses all the costs and all the modifying factors required to produce, inclusive of all the legal and environmental (ESG) requirements. Detailed designs, geotechnical parameters, and modifying factors to estimate the Mineral Reserve are presented in this report under item section 12.

11.2 Key assumptions, parameters and methods used

The Mineral Resource is reported as exclusive of Mineral Reserve in this Technical Report Summary.

The Mineral Resource exclusive of Mineral Reserve ("exclusive Mineral Resource") is defined as the inclusive Mineral Resource less the Mineral Reserve before dilution and other factors are applied. The exclusive Mineral Resource consists of the following components:

- Inferred Mineral Resource, including that within the Mineral Reserve design or stope shape
- Mineral Resource that sits above the Mineral Resource cut-off grade but below the Mineral Reserve cut-off grade that resides within the defined Mineral Reserve volume
- Mineral Resource that lies between the LOM pit shell/mine design and the Mineral Resource pit shell/mine design (this material will become economic if the gold price increases)
- Mineral Resource where the technical studies to engineer a Mineral Reserve have not yet been completed.

The point of reference for the Mineral Resource is 31 December 2021. The Mineral Resource is reported as in situ for block modelled material and as broken material for stockpiles.

Mineralisation at MSG is associated with shear zones within the lithologies of the Rio Vermelho and Ribeirão das Antas Formations in the Crixás Greenstone Belt. The gold mineralisation is mainly associated with disseminated sulphides (mainly pyrrhotite and arsenopyrite). These sulphides occur disseminated within carbonaceous schists and quartz veins.

At MSG the lithologies are mapped routinely. Where mineralisation includes chemical contacts the channel samples are used to help define the boundary.

Data used comes from DD, RC and channel samples. DD and RC drilling surveys are taken each 15m. Geologists log each hole.

Blast hole drilling in the open pit is used for in-field refinement of ore/waste contacts. These blast holes are not incorporated into database and are not considered during Mineral Resource estimation.

All drill holes samples are logged by exploration, mine and rock mechanics geologists who add the required interpolation parameters. MSG uses a geological data borehole database (Fusion™) database that holds all geological data including assay QAQC required for Mineral Resource modelling.

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All the geological information comes from the database and complies with industry standards in terms of audited processes.

The geological model is constructed using the ore assemblage host lithologies (inclusive of quartz alteration type, sulphides, and mining thickness which is related to the size of the sample (generally between 0.5m and 1m). The geological models and ore zones are used to determine the block model size and further to that guide geostatistical process for grade modelling which take cognisance of the borehole spacing.

Leapfrog Geo™ software is used by MSG to construct the geological and mineralisation wireframes for the orebodies on the mine. Datamine™ and Leapfrog™ software are used for geological modelling. Datamine™ is also used for the grade estimation. Additionally, GSLIB™ and SGEMs™ which are geostatistical software packages are also used for grade estimation. The GSLIB stands for Geostatistical Software Library and SGEMs stands for Stanford Geostatistical Modelling Software and they were developed at the University of Alberta (Canada) and University of Stanford respectively.

The mineralisation wireframes are developed within the geological model, respecting the lithological contacts. The cut-off used for underground reporting is 1.08g/t. This is a reference grade that can vary by year however in 2021 this was close to the underground cut-off grade. The grade shells modelled within the open pit use a cut-off grade of 0.40g/t.

The Mineral Resource have been estimated using ordinary kriging (OK). The samples used came from exploration drilling, infill drilling and channel samples that are carried out during ore exposure in the secondary development drifts.

MSG uses capped 1m composites from core and channel samples to estimate grades using ordinary kriging. Graphs below shows the concentration of samples length from MSG around 1m, supporting the composite size.

Composite length


MSG LENGTH STATISTICS – COMPOSITES

Three estimation passes are used for estimation and use an octant search and a hard boundary constrained by the mineralisation wireframes as a basis of estimation.

Extreme gold sample values are capped (normally 1% - 3% of the sample population) and use the cumulative probability curve as a guide.

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Example of grade probability plot used for capping


9i6a Declustered Uncapped
Cumulative Probability
AU
9i6a Declustered Uncapped Log
Cumulative Probability
AU

The variography is done for each of the main orebodies at the mine. The search radius is equal to the length of the variogram ranges, and the number of samples is set to a minimum of 10 and a maximum of 40. Example below illustrates a variogram study conducted to Inferior Zone (Mine III) using Isatis^{TM}.

Example of variogram modelling

INFERIOR ZONE (MINE III) - VARIOGRAM



Global Window - Model: var_zi
Distance (m)
Variogram : AU
N286
N5
N242
Isatis
Database/gn4_1n
- Variable #1 : AU
Variogram : in 3 direction(s)
D1 : N286
Angular tolerance = 40.00
Lag = 35.00m, Count = 10 lags, Tolerance = 50.00%
Vertical Slicing = 5.00m
D2 : N5
Angular tolerance = 40.00
Lag = 35.00m, Count = 10 lags, Tolerance = 50.00%
Vertical Slicing = 5.00m
D3 : N242
Angular tolerance = 30.00
Lag = 1.00m, Count = 20 lags, Tolerance = 50.00%
Model : 3 basic structure(s)
Global rotation = Azimuth=N151.92 Dip=34.17 Pitch=128.70 (Geologist Plane)
S1 - Nugget effect, Sill = 850
S2 - Spherical - Range = 2.00m, Sill = 470
Directional Scales = (10.00m, 5.00m, 2.00m)
S3 - Spherical - Range = 6.00m, Sill = 460
Directional Scales = (60.00m, 26.00m, 6.00m)
SG4229
Nov 12 2021 08:45:03
zi



3D Plane Definition
Horizontal Rotation
Convention
Mathematician
Rotation
Axis
Angle
No Rotation
OK
Reset
Link to 3D Viewer
Up(z)
N(y)
E(x)



W
V
U

The cell size of block model is Y=8m (along the dip), X=8m (along the strike) and Z=3m (depth direction) and sub-cells are allowed.

The block size in relation to the average sample spacing for Measured Mineral Resource is around one third, for Indicated Mineral Resource it is around one sixth; and for Inferred Mineral Resource it is around one twenty fifth.

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The geological interpretation has been used in sample selection for the variography study and for interpolation. Is also used to define the search parameters.

Grade estimation is performed by ordinary kriging using DD, RC and channel samples from the verified MSG database. All search distances are based on variogram studies for each orebody/structure. Variography is calculated using down-the-hole variograms to determine the nugget effect with the resolution being the sample length. The directional variograms are calculated using the orebody directions, plunge, perpendicular to the plunge and normal direction to the plunge and the lags are obtained based on the average drilling pattern or the average distances of the composites for those directions. With these 3 variograms plus the nugget effect a variogram model is defined on each orebody or zone, and from the variogram ranges we determine the search volume and perform the ordinary kriging estimation.

The lower zone estimations are heavily affected by the nugget effect present due to the quartz vein. The grades estimation must be controlled by the use of geostatistical techniques to avoid overestimation. These techniques comprises the usage of directional variograms from regions with higher sampling density or to consider local down-hole variograms which include higher numbers of consecutive samples.

Ordinary kriging uses a hard boundary to select the samples inside each orebody. The samples are composited into a regular size before estimation, capping of the outliers, variography, and the definition of estimation parameters is performed.

Validation with directional swath plots and change of support (COS) curves are conducted after the estimation of blocks. Figures below show the plots and curves generated during the validation process for Cajueiro and Pequizao:


CAJUEIRO - Swath Plots – Rotated model
(50m / 100m / 20m)
Strike (X)
Plunge (Y)
SWATH ON DIRECTION
Block Model: mdlcajop_14092021
Samples: amcaj_op
Angle 3 (Z) 280
Angle 2 (Y) 5
Angle 1 (Y) 30
Slice 1 50 m
Slice 2 100 m
Slice 3 20 m
Executar
Y - Axis
X - Axis
Z - Axis
Au (g/t)
N_Samples
Samples_Mean
BLK_Mean

After the block grade is estimated and classified, and if they show reasonable prospects of economic extraction considering mining methods and the minimum requirements for production, the Measured and Indicated Mineral Resource is submitted to the mining engineering department for the application of modifying factors and if they show positive economic result, the blocks will be classified to Proven and Probable Mineral Reserve.

Validation of the block modelled grade and volumes is undertaken after estimation has been completed. To delineate the Mineral Resource a MSO process is used for underground and a pit optimisation performed for open pit. These use the current operational parameters (mining and costs) and a gold price of $1,500/oz to constrain the Mineral Resource and demonstrate a reasonable prospect of economic extraction.

Validation of the estimation is done by comparing the mean grade of the samples with the mean grade of the estimated blocks on sliced volume sections (swath plots). Visual comparisons, and KNA (Kriging

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Neighbourhood Analysis) validation, and QQ / Scatter plots which compare the ordinary kriged estimates against the average sample composites grade for each block are also used.

In an external audit conducted in 2021 by SRK, seven block models (Mina III: Upper Zone and Orebody 4, Palmeiras, Ingá (Bottom Zone), Mina Nova, Pequizão and Mangaba) were checked, with these comprising 62% of the reported Measured and Indicated Mineral Resource and 42% the Inferred Mineral Resource. In general, SRK found that the estimated in the block models correlated well with the data set used to estimated them

Outcomes of the SRK audit

- For exploration drilling, recommendation to cover the top core boxes with a non-permeable cover to reduce the risk of oxidation
- Insert pulp duplicates in the QAQC flowchart to evaluate the analytical precision of the laboratories
- SRK considers the recent use of the Archimedes approach to density measurement at the Serra Grande complies with industry best practice. SRK recommends that statistical analysis using all density data should be constantly updated to assess the reasonableness of the historical values and/or if its use should be reassessed
- Grade domains should be based on additional statistical and 3D visual analyses to differentiate natural grade populations, within the lithological framework
- Channel and core data are treated identically in the data preparation and estimation phase. SRK recommends that additional risk mitigation steps should be considered in future updates. These may include distinct capping for different data sources and / or limited spatial influence during estimation. Overall, the impact of these additional measures is not expected to be material.
- SRK recommends that MSG to constantly update the variograms when there is new information available. Further, the use of different grade thresholds based on reporting cut-off grade means that this grade threshold may change annually which changes the mineralised volume. Each time a wireframe changes, the input data changes, thus variograms should be re-run and checked.
- In order to keep continuous improvement in the Mineral Resource and Mineral Reserve estimation, it is recommended to have ongoing training for their technical professionals and institute a professional development programme to develop suitably qualified Mineral Resource geologists, mining engineers, and metallurgist to QP status.

The Mineral Resource tonnages and grades are estimated and reported in situ and stockpiles are reported as broken material.

Open pit Mineral Resource parameters

Cost inputs	Unit	Open pit
Ore Mined	k tonnes	52
Total material mined	k tonnes	52
Costs		
Ore Mining cost	$/tonne mined	3.15
Waste mining cost	$/tonne mined	2.38
Processing Cost	$/tonne treated	10.71
Other Parameters		
Met. Recovery	%	92
Slope angles	degree	45° Sap and 59° Fresh Rock
Mineral Resource cut-off grade	g/t	0.4
Primary Commodity Price	BRL/Oz	7,935.00
Exchange Rate	BRL/USD	5.29

Underground Mineral Resource parameters

Cost Inputs	Unit	UG Mineral Resource (exc Mina Nova)	UG Mineral Resource Mina Nova

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AngloGold Ashanti Mineracão Serra Grande - 31 December 2021

Ore mined	k tonnes	1051	71
Total material mined	k tonnes	1051	71
Costs			
Lateral development (average)	$/tonne ore mined	17.47	17.47
Vertical development (average)	$/tonne ore mined	26.97	26.97
Production	$/tonne ore mined	41.28	41.28
Mine Services	$/tonne ore mined	16.54	16.54
Processing cost	$/tonne treated	8.96	8.96
MSO optimising cut-off	g/t	1.08	1.08
Mineral Resource cut-off grade	g/t	1.08	1.08
Metallurgical recovery		93	93
Other Parameters			
Primary Commodity Price	BRL/Oz	7,935	7,935
Exchange Rate	BRL/USD	5.29	5.29

The lower zone estimations are heavily affected by the nugget effect present in the quartz vein. The grades estimation must be controlled by the use of geostatistical techniques to avoid overestimation. These techniques comprises the usage of directional variograms from regions with higher sampling density or to consider local down-hole variograms which include higher number of consecutive samples.

Prior to September 2021, density measurements were obtained by a process that immersed a 10cm sample of core in water. Samples were dried, weighed, covered by plastic film (for weathered samples), and then immersed in water in a PVC pipe with a diameter of 6 inches and 1-meter length. The volume of the water displaced by the sample and measured using a Becker scale, was used to measure the sample volume.

In September 2021, MSG changed the protocol for density measurements. Density values are now measured by using a standard weight-in-water / weight-in-air methodology (i.e., Archimedes methodology).

Based on the results MSG used an historical constant density for each deposit.

Densities used in modelling

Mine	Material	Specific Gravity (g/cm^3)
	Soil	1.75
	Weathered Material	2.45
Mina III - Lower Zone	Fresh Rock	2.7
Mina III - Upper Zone		3.3
Orebody 5		2.7
Orebody Sul		2.7
Palmeiras		2.9
Pequizão		2.88
Baru		2.98

The explanation above describes the process to estimate the Mineral Resource with the resultant grade-tonnage curves for the inclusive Mineral Resource shown below. Two graphs are presented, one for open pit Mineral Resource and one for underground Mineral Resource.

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Serra Grande inclusive Mineral Resource grade and tonnage curve (surface)


Total Serra Grande
Surface (Metric Interpolated Attributable Values)
Tonnes above cut-off (millions)
Average grade above cut-off (g/t)
Cut-off grade (g/t)
4.50
4.00
3.50
3.00
2.50
2.00
1.50
1.00
0.50
0.00
20.00
17.50
15.00
12.50
10.00
7.50
5.00
2.50
0.00
1.00
2.00
3.00
4.00
5.00
6.00
7.00
8.00
9.00
10.00
Tonnes above cut-off
Average grade above cut-off (g/t)

Serra Grande inclusive Mineral Resource grade and tonnage curve (underground)



Total Serra Grande
Underground (Metric Interpolated Attributable Values)
Tonnes above cut-off (millions)
Average grade above cut-off (g/t)
Cut-off grade (g/t)
Tonnes above cut-off
Average grade above cut-off (g/t)

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The underground grade tonnage curves use the material which is inside the MSO selected stopes which has therefore been shown to have reasonable prospects of economic extraction. The material below 1g/t cut-off is the low-grade material that is inside the shapes, which makes the inflection point on the curve. This low-grade mineralisation is present as a result of the strong structural control of the mineralisation which influence the stopes and need to be included to maintain a mineable shape.

Datamine™ and Leapfrog™ software are being used for geological modelling. Datamine™ is also being used for estimation. GSLIB™ and SGEMs™ which are 2 different Geostatistical software are used to support estimation. The GSLIB stands for Geostatistical Software Library and SGEMs stands for Stanford Geostatistical Modelling Software, and they have computer programs created by University of Alberta (Canada) and University of Stanford respectively.

Validation is done by comparing the mean grade of the samples with the mean estimated grade of blocks on sliced volume sections (swath plots). Visual comparisons, and KNA (Kriging Neighbourhood Analysis) validation, and QQ / Scatter plots comparing ordinary kriged estimates versus average of composites on each block are used as well.

A comparison between the Mineral Resource statement prepared by MSG for 2020 and that for 2021 is shown in below.

The differences between the two Mineral Resource statements are attributed to three primary factors:

- Additional data from new drilling in 2021, which contributes to upgrading of classification and increased mineralisation volume
- Depletion due to mining, and
- A reduced open pit Mineral Resource cut-off grade

The overall impact of these differences is similar tonnage for Measured and Indicated Mineral Resource and increase tonnage for Inferred Mineral Resource, with lower average grade contributing to an overall increase in metal content for Inferred Mineral Resource.

Comparison between December 2020 and December 2021 Mineral Resource Statements

Category	MRS - December 2020*				MRS - December 2021**				Differences			
	Tonnage (kt)	Au Content (kg)	Au Grade (g/t)	Au Content (oz)	Tonnage (kt)	Au Content (kg)	Au Grade (g/t)	Au Content (oz)	Tonnage (kt)	Au Content (kg)	Au Grade (g/t)	Au Content (oz)
Measured	8,067	23,769	2.95	764	7,522	22,815	3.03	734	-7%	-4%	3%	-4%
Indicated	12,182	37,528	3.08	1,207	13,359	38,426	2.88	1,235	10%	2%	-7%	2%
M + I	**20,249**	**61,297**	**3.03**	**1,971**	**20,881**	**61,240**	**2.93**	**1,969**	**3%**	**0%**	**-3%**	**0%**
Inferred	18,096	53,582	2.96	1,723	21,304	57,498	2.70	1,849	18%	7%	-9%	7%

**Open pit: 0.62 g/t Au cut-off grade; Underground: 1.04 g/t Au cut-off grade*

***Open pit: 0.40 g/t Au cut-off grade; Underground: 1.08 g/t Au cut-off grade*

No by-products or deleterious elements are estimated for MSG.

11.3 Mineral Resource classification and uncertainty

Due to the geometrical complexity of the ore bodies, mining method and variability of the gold, a blend of two different classification methods have been used to classify the Mineral Resource. Classification is done through a combination of conditional simulation and sample spacing studies. The simulation is based on sequential gaussian simulation (SGS) and sequential indicator simulation (SIS) with the results of this aggregated into volumes representing 3 months of production and 1 year of production. For Measured Mineral Resource estimates should be within 15% of the metal estimated at least 90% of the time (for three month periods), while for an Indicated Mineral Resource the estimate should be within 15% of the metal estimated at least 90% of the time (for yearly periods). For Inferred Mineral Resource the error may be greater than 15%, 90% of the time (for yearly periods). Once each category's error is assessed, the final

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classification is related to the grid spacing that was determined by the grid optimisation study. The results of this are given below, and which as mentioned, also have mandatory required spacing in places:

- 100m x 50m for Inferred Mineral Resource, exploration drilling will also use 80m x 60m
- 40m x 20m for Indicated Mineral Resource
- 20m x 10m for Measured Mineral Resource, and for underground mines to have an open level to carry out geological mapping and channel sampling. Areas that have been channel sampled or grade control drilled are also classified as Measured Mineral Resource.

An example of classification at MSG (Inga orebody)


MSG - INGA OREBODY
Resource Classification:
Measured
Indicated
Inferred
Not-reported Resource:
Exploration upside
A
A'
Grade Control Drilling
+
Channel Sampling
Conversion drilling
40x20m
Exploration Drilling
80x60m

Example of Mineral Resource Classification at MSG (Inga Orebody). Measured Mineral Resource are the green blocks, yellow are Indicated Mineral Resource blocks and Red are Inferred Mineral Resource blocks. The navy-blue blocks are classified as exploration upside and are not part of the reported Mineral Resource. Section A-A' shows a schematic profile.

In the QP's opinion based on geostatistical parameters provided by the drilling pattern studies, the drilling pattern are compliant to the 15% rule to classify the Mineral Resource.

MSG uses a combination of probabilistic criteria, drillhole spacing and estimation search passes for Mineral Resource classification. SRK visually checked the classification for seven block models and found it to be reasonable in most areas. SRK did however observe a 'spotted dog' effect in some parts of the upper zone at Mina III and Mina Nova which needs to be corrected.

11.4 Mineral Resource summary

The open pit Mineral Resource is constrained within the $1,500/oz pit shells reported at cut-off grade of 0.40g/t Au. While the underground Mineral Resource is reported at a cut-off grade of 1.08 g/t Au within a mineable stope shape at a gold price of $1,500/oz.

Exclusive Mineral Resource

The exclusive Mineral Resource is the portion of the Mineral Resource that are not economic at the Mineral Reserve price. The exclusive Mineral Resource is calculated by subtracting the in situ Mineral Reserve from the Mineral Resource. It therefore also includes Inferred Mineral Resource within the Mineral Reserve designs as well as the material between the Mineral Resource and Mineral Reserve cut-offs within the

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designs. The total exclusive Mineral Resource is 37.8Mt@2.75g/t. Most exclusive Resource is in the underground operations.

Exclusive gold Mineral Resource

Serra Grande		Tonnes	Grade	Contained gold	
as at 31 December 2021	Category	million	g/t	tonnes	Moz
Mina Nova	Measured	0.56	2.76	1.55	0.05
	Indicated	1.54	2.58	3.98	0.13
	Measured & Indicated	2.10	2.63	5.53	0.18
	Inferred	1.71	2.86	4.87	0.16
Mangaba	Measured	0.03	2.29	0.08	0.00
	Indicated	0.48	2.56	1.22	0.04
	Measured & Indicated	0.51	2.54	1.30	0.04
	Inferred	3.17	2.71	8.57	0.28
Mina III	Measured	2.40	3.25	7.79	0.25
	Indicated	3.88	2.57	9.96	0.32
	Measured & Indicated	6.28	2.83	17.75	0.57
	Inferred	6.90	2.46	16.97	0.55
Palmeiras	Measured	0.41	2.64	1.08	0.03
	Indicated	0.50	2.53	1.28	0.04
	Measured & Indicated	0.91	2.58	2.36	0.08
	Inferred	0.65	3.05	1.99	0.06
Palmeiras Sul	Measured	0.05	3.23	0.16	0.01
	Indicated	0.25	3.23	0.79	0.03
	Measured & Indicated	0.30	3.23	0.95	0.03
	Inferred	1.22	3.84	4.70	0.15
Pequizão	Measured	1.11	2.50	2.78	0.09
	Indicated	2.59	2.41	6.25	0.20
	Measured & Indicated	3.70	2.44	9.03	0.29
	Inferred	2.15	2.40	5.17	0.17
Cajueiro	Measured	-	-	-	-
	Indicated	-	-	-	-
	Measured & Indicated	-	-	-	-
	Inferred	1.78	2.18	3.86	0.12
MSG Ingá	Measured	0.67	3.49	2.35	0.08
	Indicated	1.03	3.21	3.31	0.11
	Measured & Indicated	1.70	3.32	5.66	0.18
	Inferred	2.80	3.10	8.67	0.28
Open pit	Measured	0.50	3.69	1.86	0.06
	Indicated	0.65	3.60	2.35	0.08
	Measured & Indicated	1.16	3.64	4.22	0.14
	Inferred	0.85	2.83	2.41	0.08
Total	Measured	5.74	3.08	17.65	0.57
	Indicated	10.92	2.67	29.14	0.94
	Measured & Indicated	16.66	2.81	46.79	1.50
	Inferred	21.22	2.70	57.22	1.84

11.5 Qualified Person's opinion

The Mineral Resource was evaluated using established geostatistical technics adopted by the mining industry and adheres to the AngloGold Ashanti Guideline for Reporting. It is constrained using the stipulated corporate gold price and delineated using the Mining Shape Optimisation (MSO) and Whittle™ pit optimisation to demonstrate reasonable prospects of economic extraction. In the QP's opinion all data and technical work meets the requirement of a publishable Mineral Resource with reasonable prospects of economic extraction.

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12 Mineral Reserve estimates

12.1 Key assumptions, parameters and methods used

The Mineral Reserve is estimated as at 31 Dec 2021. Tonnages and grades are as delivered to the plant for processing. Modifying factors are based on historical analysis, detailed studies from rock mechanics, mine operations and from the mine planning team. Underground Mineral Reserve considers a sublevel stoping mining method and the open pit Mineral Reserve uses traditional bench mining. Inferred Mineral Resource is not used to estimate the economics of the Mineral Reserve.

For the underground Mineral Reserve estimation, the geotechnical parameters considered were, a minimum mining thickness of 1.8m, a maximum stope height of 15 m vertical and a stope strike length of between 25m to 35m according to mining area and the depth below surface. The historical modifying factors for MSG are as follows: stope operational dilution varying between 15% and 25%, stope underbreak of 17%, and an MCF of 95%. The 93% metallurgical recovery of the sulphide plant is applied at the time of COG calculation. Below is a history of metallurgical recovery and grade reconciliation:

Key production statistics


Metallurgical Recovery (%)
95,50
94,50
93,44
92,70
94,13
2018
2019
2020
2021
2022 P80


Grade - g/t
3,11
3,10
2,87
2,54
2,50
2,42
2,44
2,24
2,13
2,67
2,67
2019
2020
2021
2022 P80
ROM
Recalculated
Feed Grade

Actual measured UG mining factors

PARAMETERS	2020	2021	jan/22	feb/22	BUP 2022
MCF	93,0%	91,0%	101,0%	109,0%	95,0%
Mine Recovery	84,5%	83,3%	87,2%	86,5%	83,0%
Operational Dilution	22,9%	24,4%	17,9%	19,5%	21,0%
Mettalurgical Recovery	93,4%	92,7%	93,1%	91,5%	95,0%

For underground mining, the mining method selected was sublevel stoping using a top-down or bottom-up mining sequence. All necessary infrastructure (ventilation, pumping and electrical system) is considered.

The open pit Mineral Reserve is estimated using a sub-blocked block model, with dimensions from 8m x 8m x 3 m to 1m x 1m x 1m, and to be compatible with the current mining equipment and method, a dilution factor (17.5%) is used. MCF is 95% based on actuals (see graph above).
A reconciliation of the 2021 Mineral Reserve with the 2020 Mineral Reserve shows a net decrease of 0.07Moz mainly due to model changes and costs. The reconciliation includes depletion from 31 December 2020 to 31 December 2021.

Key changes in the MSG Proven and Probable Mineral Reserve are listed below:

Previous year (2020): 626.5koz
Depletion : -79.5koz
Exploration : + 23.8koz
Methodology : - 20.2koz
Cost : -24.0koz
Geotechnical : -0.1koz
Operational : +27.4koz

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AngloGold Ashanti Mineracão Serra Grande - 31 December 2021

Current year (2021) : 554.0koz

The Mineral Reserve tonnages and grades are estimated and reported as delivered to plant (the point where material is delivered to the processing facility).

MSG has three underground mining methods (sublevel open stopes, cut and fill, room and pillar) and open pit mines. The mine methods are detailed below.

Room and pillar

The mining method applied to Mina Nova is mostly mechanised room and pillar method This method has been chosen because of the physical characteristics of the orebodies, such as horizontal to sub-horizontal orebodies with very low orebody dips (0° to 10°); absence of significant folds and ore zone thickness ranging from 4m to 20m. These characteristics allow the equipment to move inside the stopes, accessing the whole orebody with no need for back fill or external development. Pillars of 4m x 8m were selected with 8m x 12m rooms. The room and pillars were designed by following the orebody outlines while taking cognisance of pre-existing excavations.

Other parameters used are:

- Main ramp radius of curvature: 20m
- Secondary ramp radius of curvature: 10m
- Maximum ramp grade: 18%

Cut and fill

The process for the cut and fill method is shown below:

- Primary development contemplates the exposure of the orebody in the lower level and opening raises for ventilation and geological evaluation;
- Secondary ramp and access drive development of the orebodies;

Typical layout for cut and fill


A
B

a) Primary development /Chimney excavation; b) Secondary Ramp / Drifts

For the mining stope the following stages are planned:

- Exposure of the orebody having a minimum operational section of 4.50m x 4.80m
- Stabilising the stope according to the rock mechanics recommendations
- Drilling and blasting in retreat according to the dip of the orebody (progress ± 3.00m per blast)
- Finishing the cut will be done by hydraulic filling or mechanical filling, leaving free a face for blasting and exposure to the next cut (approximately 1m of free face)
- Development of the ramp and drift for access to the next cut. The drift inclination should not be steeper than 18% due to the limitations of the mining equipment. In the first cut, the blast of the roof is performed along the strike (detonation with free face of approximately 1m). After that, the filling is done up to the drift roof line. The geotechnical treatment is carried out on the roof of the stope, thus preparing for the second cut

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- Once the mining of the cut is completed, the hydraulic back fill is done while keeping a free face to allow detonation for the next cut. This process is repeated until the stope is mined out.

Cut and fill mining cycle


ORE BODY
ORE BODY EXPOSURE ALONG STRIKE

Exposure of the orebody.


LINE OF FILLING
OF FIRST CUT
ORE BODY
DATA COLLECTION OF ORE BODY CONTACT TO
DEFINE DE LINE OF FILLING

Mining the orebody according to the dip.


LINE OF ROCK
FILLING OF FIRST
CUT
FILLING
ORE BODY
BACK FILLING AFTER THE DATA COLLECTION OF ORE
CONTACT FOR THE FILLING LINE

Filling/Free face for the second cut.


LINE OF FILLING OF
SECOND CUT
LINE OF FILLING OF FIRST CUT
FILLING

Complete mining cycle.

For Mineral Reserve estimation, the cut and fill method used the following parameters:

- Height of the panel: 35m along dip at Mina III, Pequizao and Palmeiras
- Mining minimum height (operational section): section 4.50m x 4.80m with camber of 2.25m
- Mining recovery: 86%
- Dilution:15%
- MCF: 95%
- Sill pillar height: 4.0m vertically
- Gold price: 1,200 U$/oz
- Dilution grade: 0.03 g/t.

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AngloGold Ashanti Mineracão Serra Grande - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 57 The Mineral Reserve estimation was done for all the mining stopes that had been included in the Mineral Resource, taking into account the necessary mining operational parameters. After the stopes were designed empty volumes within the stopes not covered by the Mineral Resource model were filled with blocks at a grade of 0.03g/t using Deswik™ software. Following this, an economic study was done at a variety of gold prices. The parameters used for this are: • Tonnes and grade as determine by the stope design • Mining cost (outlook based on June 2021 costs) • Treatment cost (outlook based on June 2021 costs) • G&A costs, SIB and mine closure (outlook based on June 2021 costs) • Primary and Secondary development costs (outlook based on June 2021 costs) • Design of the main development required to mine the stopes Sublevel stoping Sublevel stoping is the main mining method used at MSG and is present at Pequizao, Palmeiras, and Mina III mines. The adoption of this methodology was based on the following characteristics: • Increased speed of mining the bodies (30% - 50% higher productivity) • Generation of already drilled Mineral Reserve • Better conditions for production planning • Less workforce exposure in the stopes per produced ton • Lower $/t produced cost • Reduction of planned dilution in narrow veins To use sublevel stoping, it is necessary to have sublevels at each 15 to 20 meters vertically. Depending on the inclination of the orebody this may be 15 to 18 effective meters along the dip of the orebody. The development within the ore is used for extraction and transportation of the ore to the main ramps. The connecting development is used as access as well as to partition the stopes. The blasted rock resides inside the stope until it is removed with a front-end-loader using remote control. In some areas of the mine, after cleaning the rock material, that material is placed in an open stope as backfill or rock fill. Only after mining the entire panel is the back fill done while being careful to avoid rock falls associated with large open voids. In other areas, the stopes remain open without any fill. Mine designs are strongly related to rock geotechnical properties. The methodology and parameters used for sublevel stoping is outlined below: • Distance between sill pillars: variable according to the mine / ore body. All the parameters are documented in the section 13 • Sublevel height: 15m to 20m vertically • Section dimension of sublevels: 4.50m x 4.80m with 2.25m of camber • Height of sill pillars: variable according to the mine / ore body. All the parameters are documented in the section 13 • Minimum mining width (operational section): 1.8m • Mining recovery: 86% • Dilution: 21% • MCF: 95% • Gold price: 1,200 U$/oz • Dilution grade: 0.03 g/t For the Mineral Reserve calculations, all the mining stopes were done based on the Mineral Resource, taking into account the necessary operational parameters for mining. After the stopes were designed empty volumes within the stopes not covered by the Mineral Resource model were filled with blocks at a grade of 0.03g/t using Deswik™ software. AngloGold Ashanti Mineracão Serra Grande - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 58 Dilution The dilution is accounted for using two methods. Firstly, termed planned dilution, relates to the design of the stope which accounts for the geometry of the orebody and its extraction shape, and relevant to the size of the equipment that will be used in mining. Primarily this is the jumbo drill and the fan drill. Therefore, planned dilution planned is not a constant, but varies from orebody to orebody, and from level to level. Once determined it is reflected in the in situ grade. Secondly, operational dilution, which is due to the processes of drilling, blasting, unknown geological conditions, and ore loading and hauling, drilling and blasting issues relate to inaccurate drilling and subsequent inefficient blasting that leads to the inclusion of footwall and hangingwall waste. In the mucking and loading process, the dilution is caused by the poor bucked filling which occurs when moving the bucket of the LHD on the floor. In operational dilution the dilution appears to be inherent to mining and represents around 21% for cut and fill and sublevel stopping methods. Open pit Mineral Reserve is declared for the Mine III pit which has a suitable near surface orebody to support this. The Mineral Reserve is declared based on standard open pit bench mining using drill-and-blast with load- and-haul operations. Bench heights are influenced by the changes in orebody and the equipment used for mining. Key to efficient mining is the placement of ore boundaries for blasting and excavation. Blast boundaries are limited to ore and waste zones and these mined separately to minimise ore loss and dilution. Pit ramps and haul roads Pit ramp and internal temporary in-pit access is important to plan for based on the geology, the requirements of the haul trucks and the water drainage. Access in planned to cause as little interference with the ore zone thereby minimising ore loss and dilution. Ramps have to allow for two trucks to pass safely while still need adhering to slope and curvature requirements for heavy mining equipment. Drainage channels are allowed on the side of the ramps and these feed to in-pit sumps where the water will be collected and pumped out of the pit. Water management is important to maintain the ramps and to prevent seepage into the benches which causes truck inefficiencies. To address the above, ramps are currently planned at 10m wide with a grade of 10% (they vary between 8% and 10%). Mineral Reserve modifying factors (table 1) as at 31 December 2021 Primary Commodity Price $ Local Price of Primary Commodity Unit Exchange Rate $/BRL Cut-off grade g/tAu Stoping width cm Dilution % Serra Grande - Underground - Mina Nova 1,200 $/oz 5.15 2.00 400.0 12.5 Serra Grande - Underground - Mina III 1,200 $/oz 5.15 2.00 180.0 21.0 Serra Grande - Underground - Palmeiras 1,200 $/oz 5.15 2.00 180.0 21.0 Serra Grande - Underground - Palmeiras Sul 1,200 $/oz 5.15 2.00 180.0 21.0 Serra Grande - Underground - Pequizão 1,200 $/oz 5.15 2.00 180.0 21.0 Serra Grande - Underground - MSG Ingá 1,200 $/oz 5.15 2.00 180.0 21.0 Serra Grande - Surface - Serra Grande Open Pit 1,200 $/oz 5.15 0.41 100.0 17.5 AngloGold Ashanti Mineracão Serra Grande - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 59 Mineral Reserve modifying factors (table 2) as at 31 December 2021 % RMF (based on tonnes) % RMF (based on g/t) % MRF (based on tonnes) % MRF (based on g/t) % MCF MetRF % Serra Grande - Underground - Mina Nova 100.0 100.0 95.0 100.0 95.0 93.0 Serra Grande - Underground - Mina III 100.0 100.0 86.0 100.0 95.0 93.0 Serra Grande - Underground - Palmeiras 100.0 100.0 86.0 100.0 95.0 93.0 Serra Grande - Underground - Palmeiras Sul 100.0 100.0 86.0 100.0 95.0 93.0 Serra Grande - Underground - Pequizão 100.0 100.0 86.0 100.0 95.0 93.0 Serra Grande - Underground - MSG Ingá 100.0 100.0 86.0 100.0 95.0 93.0 Serra Grande - Surface - Serra Grande Open Pit 100.0 100.0 100.0 100.0 95.0 93.0 12.2 Cut-off grades The basis for calculating the cut-off grade considers the operating costs (OPEX) of the mine, plant, administration, capital costs to stay in business (SIB), selling price, exchange rate and metallurgical recovery. The costs used for the Mineral Reserve calculation were received from the financial department and are based on the budget/cost outlook of 6 months real and 6 months forecast as at June 2021. For the sulphide plant costs, the pre-business planning assumptions for 2022 were used which includes an expected increase in costs for tailings management based on the need to have filtered tails and re- designed tailings storage facilities. Open pit costs were based on both budget terms and expected contract costs for the life of mine (LOM). In addition to applying the cut-off grade to the underground stopes, an economic evaluation is done for each area in order to determine if the revenue generated from the relevant area is sufficient to pay for the necessary development cost A detailed cost analysis of how the cut-off grades were calculated is shown in Section 18. Underground Factors considered for cut-off grade calculation in MSG are: • MSO shape: this is marginal re stope cut-off, calculated in situ to generate the MSO stopes. This cut-off grade is 1.40g/t • Development: this is the cut-off grade applied to secondary development ore and carries only additional haulage and processing costs. This cut-off grade 0.37g/t. AngloGold Ashanti Mineracão Serra Grande - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 60 • Marginal stope ore: breakeven cut-off equivalent to variable costs of mining and processing. Stopes below this cut-off should not be included as ore but left as rib pillars in the mining sequencing. This cut-off grade is 1.10g/t. • Full grade ore stope: this is the cut-off that is equivalent to fixed and variable costs and it is used to perform the maximum profit for the stope optimisation. This cut-off grade is 2.00g/t • Full grade ore: necessary cut-off grade to pay for all SIB and investment costs for new areas, plus fixed and variable costs, in general applied to new areas to determine if they can be included as Mineral Reserve where there is no infrastructure in place. This is the highest cut-off to be applied. This cut-off grade is 2.96g/t Open pit The pit optimisation was completed using DatamineTM NPV scheduler which uses the Lerch-Grossmann algorithm. Only Measured and Indicated Mineral Resource was considered in the optimisation. When necessary, the pit optimisation was constrained by physical limits. The pit shape selected within the set of nested pit shells for detailed designing is at 100% revenue factor. After detailing the design, AGA performs an economic evaluation to confirm its viability which takes into account additional costs such as: vegetation clearance, relocation of infrastructure (public roads and power line), land acquisition, environmental area compensation, engineering and environmental studies, etc. For open pit mines, a variable cut-off is adopted for each pit, depending on average distance to the processing plant and waste dump. The cut-off calculation uses a gold price of $1,200/oz, the metallurgical recovery, and the drilling, blasting and processing costs for each type of material. Despite not being used directly in the MSG Mineral Reserve estimation process, a benefit function model that aims at a NPV optimisation is built considering the same unit costs, gold prices and metallurgical recovery, in addition to the Mineral Resource modelling of 0.4 g/t previously established. 12.3 Mineral Reserve classification and uncertainty MSG’s Mineral Reserve is estimated using as a base the Mineral Resource and by applying modifying factors based on historic performance. The gold price and projected operational performance and costs, as well as metallurgical recoveries are taken into consideration in determining the Mineral Reserve. Mining parameters such as the mining method, minimum mining width, MCF, dilution and recovery are all applied in the process. The open pit Mineral Reserve shell optimisations were run on the Mineral Resource models. The process incorporated the mining layout, minimum width, MCF, operating factors (dilution, recovery), stripping ratio, relevant cut-off grades and modifying factors for reporting the Mineral Reserve. A cut-off grade analysis at $1,200/oz was used to determine a full grade ore stope grade of 2.00g/t for the underground mine. Underground stope designs were updated from the previously reported Mineral Reserve using the latest Mineral Resource models. Modifying factors for planned and unplanned dilution and ore loss were applied to obtain the reported Mineral Reserve. Metallurgical, environmental, social, legal, marketing and economic factors were adequately considered in the MSG Mines and have been updated as the mine has developed. The Mineral Reserve has been estimated from the Measured and Indicated Mineral Resource and does not include any Inferred Mineral Resource. The estimate uses updated economic factors, the latest Mineral Resource and geological models, geotechnical and hydrological inputs, and metallurgical processing and recovery updates. The Mineral Reserve is classified as Proven and Probable Mineral Reserve based upon the confidence levels determined in the Mineral Resource and the confidence of the appropriate modifying parameters. Measured Mineral Resource has been reported as Proven Mineral Reserve and Indicated Mineral Resource as Probable Mineral Reserve. These accurately reflect the QP’s view of the deposit.

AngloGold Ashanti Mineracão Serra Grande - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 61 The MSG Mineral Reserve is classified as 49% Proven and 51% Probable Mineral Reserve. Changes in the Proved Mineral Reserve over time reflect increased geological information such as mapping, infill grade control drilling and more ore exposure through development. Improved confidence in the modifying factors have also been generated over time. Surface stockpiles are classified as Measured Mineral Resource and Proven Mineral Reserve. No Probable Mineral Reserve is generated from Measured Mineral Resource. All Measured Mineral Resource in the Mineral Reserve is classed as Proven Mineral Reserve. Only Measured and Indicated Mineral Resource were considered for the Mineral Reserve. All inclusive Mineral Resource is inclusive of that material which is modified to define the Mineral Reserve. 12.4 Mineral Reserve summary The requirement to report a Mineral Resource for S-K 1300 does not impact the MSG Mineral Resource or Mineral Reserve process which continues to be guided by AngloGold Ashanti’s Guidelines for Reporting and uses a gold price of $1,500 and $1,200 respectively. The Mineral Reserve for MSG was re-evaluated as at 31 December 2021 using updated economic factors, latest Mineral Resource models, geological, geotechnical inputs and latest metallurgical updates. The open pit has been estimated at 1.51Mt (0.11Moz) of Proven Mineral Reserve, and 0.54Mt (0.04Moz) of Probable Mineral Reserve. The underground has been estimated at 1.78Mt (0.16Moz) of Proven Mineral Reserve, and 2.54Mt (0.24Moz) of Probable Mineral Reserve. Gold Mineral Reserve Serra Grande Tonnes Grade Contained gold as at 31 December 2021 Category million g/t tonnes Moz Mina Nova Proven 0.25 2.47 0.61 0.02 Probable 0.28 2.04 0.57 0.02 Total 0.53 2.24 1.18 0.04 Mina III Proven 0.97 3.19 3.08 0.10 Probable 0.48 3.16 1.52 0.05 Total 1.45 3.18 4.60 0.15 Palmeiras Proven 0.07 2.58 0.19 0.01 Probable 0.30 2.22 0.67 0.02 Total 0.37 2.29 0.86 0.03 Palmeiras Sul Proven 0.01 2.36 0.03 0.00 Probable 0.08 3.51 0.29 0.01 Total 0.09 3.35 0.32 0.01 Pequizão Proven 0.30 2.08 0.62 0.02 Probable 0.29 2.17 0.64 0.02 Total 0.59 2.12 1.26 0.04 MSG Ingá Proven 0.15 1.96 0.30 0.01 Probable 1.10 3.51 3.88 0.12 Total 1.26 3.32 4.17 0.13 Open Pit Proven 1.51 2.36 3.56 0.11 Probable 0.54 2.28 1.23 0.04 Total 2.05 2.34 4.80 0.15 Stockpiles Proven 0.03 1.53 0.04 0.00 Probable - - - - Total 0.03 1.53 0.04 0.00 Total Proven 3.29 2.56 8.44 0.27 Probable 3.08 2.85 8.79 0.28 Total 6.37 2.70 17.23 0.55 After a detailed analysis encompassing rock mechanics and mine planning requirements, barrier pillars from Mina Nova (Orebody 1) have been included in MSG´s Mineral Reserve statement, totalling AngloGold Ashanti Mineracão Serra Grande - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 62 approximately 10koz. Additionally, surface stockpiles predicted to the end of 2021 are also part of the Mineral Reserve. The reference point for Mineral Reserve is the point where the run of mine material is delivered to the processing plant. This is reported as at 31 December 2021. Outcome of the SRK external audit In the fourth quarter of 2021, SRK undertook an onsite Mineral Resource and Mineral Reserve audit of MSG. The points below are a summary of their findings: • SRK suggests the cost and dilution factors be modified in the planning routines for specific mines • SRK suggests that MSG complete a cost estimate using first principles methodology for each mining activity to confirm the costs being utilised • SRK suggests that MSG creates a procedure that mine planning engineers can use for the classification of Mineral Reserve • SRK recommends that MSG undertake additional in-fill drilling campaigns to convert Inferred into Indicated/Measured Mineral Resource, especially in the underground mines Open Pit: • SRK recommends that MSG investigate the trade-off between dilution and ore losses with respect to the local geological contacts for each individual pit • SRK recommends that future iterations consider mining modifying factors that capture local mining conditions • SRK recommended that MSG conduct strategic mine planning for the open pit annually. This includes reassessing the final pits, cut-off grades and production schedule • SRK recommends continuing modelling and monitoring the underground voids in the open pit areas • The haulage roads are 12 m wide. For safe two-way traffic, it is recommended to increase the road width to 15 m It is important to have as environmental compensations for the waste dumps on the dates required by the mine planning, as well as all constructions and works for the use of these areas. A master plan with the main MSG projects is underway and is monitored every 15 days with all teams involved. The important point will be the construction of the effluent treatment plant (ETE), which should be delivered in the first half of 2023 to release the Pequizao Waste Dump area, which is currently used as a water deposit. 12.5 Qualified Person’s opinion In the QP’s opinion, the work done to produce the Mineral Reserve is appropriate and is inclusive of modifying factors which are well supported. The technical specialists who supplied input for the Mineral Reserve are suitable qualified to do so. The MSG Mineral Reserve is therefore suitable for public reporting. 13 Mining methods This section is complimented by section 12.1 where mining methods are also discussed. The main MSG underground method is sublevel stoping that correspond to 95% of UG ore production and with a total of 1.3 million ore tonnes per year for all mining methods. The decision to use different underground mining methods is based on analyses for engineering, geotechnical and economic parameters of the orebody. MSG has been in operation since 1990 and consists of four underground mines, an open pit mine, a processing plant and supporting facilities. Since 2012, after acquiring the Kinross share AngloGold Ashanti is the 100% owner of the operation. The underground mines, namely, Mina Nova, Mina III, Palmeiras, Pequizao and Inga as well as AngloGold Ashanti Mineracão Serra Grande - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 63 the open pits (in the surface portion of Structure IV orebodies) feed the 1.3Mtpa to plant for a production as of around 110 koz of gold per year. All MSG mines are part of the same structural trend, which can be divided into three units, which are from the base to the top: • Structure III: rock units comprising stacked metagreywackes, chlorite carbonate schists, quartz veins (the host of mineralisation), graphite schists and dolomites. This hosts Mine III underground, open pit Mine III (OPM3) and Corpo Ingá. • Structure IV: rock units comprise stacked metagreywackes, followed by the Orebody IV Zone (ZCIV), acid metavolcanics ( host of mineralisation), graphite schists and finally dolomites. Orebody IV , open pit Corpo V SUL (OPC5) and Corpo Pequizão are part of this structure. • Palmeiras Structure: rock units characterised by lithologies with hydrothermal alteration of basaltic rocks and where the mineralisation is marked by a more rigid silicified rock. Palmeiras Mine, orebody Baru and orebody Pequizao are part of this structure. Underground mining at MSG is primarily by sublevel stoping, in a top down and ascending (bottom up) sequence, the later relying on backfilling with waste rock (sublevel bench stoping) whenever the orebody geometry is favourable such as steeper dipping stopes. In areas where the stopes are not steep enough, cut and fill with resue stoping is applied. Mina Nova, where the orebody is even flatter, is mined by room and pillar. Mineral Reserve stope shapes are designed based on the Mineral Resource block model. Preliminary designs of stope shape for various mining lode are generated with DatamineTM mineable shape optimisation (MSO) based on the marginal cut-off grade (1.10 g/t). The MSO software, generates strings on sections, linking these to create a wireframe shape and then evaluating the wireframes against a block model. The MSO provides a stope-shape that maximises recovered Mineral Resource value above a cut- off while also catering for practical mining parameters such as: • Minimum and maximum mining width with expected wall dilution • Minimum and maximum wall angles • Minimum separation distances between parallel and sub-parallel stopes • Minimum and maximum stope heights and widths, etc. Geotechnical The ore bodies of the different mines have a very variable geometry. Mine III is characterised by high- grades and better continuity, with dip varying between 10° and 50°. Mina Nova mine has sub-horizontal low-grade bodies within a stacked sequence. The Pequizão body is characterised by high-grade mineralisation and a long strike extension, with dip varying between 10° and 50°. Orebody IV is characterised by thicker mineralisation and medium-grades, while Orebody V, which is part of the same structure as Orebody IV, has medium-grades and is thinner. The open pit Mine III has sub-horizontal angles and low-grades, due to the fact that Structure 3 has lower grades close to the surface, with its depth totalling a maximum of 100m. The Corpo V Sul open pit has median angles and grades and a maximum depth of 50m. Hydrogeology Although highly influenced by the structural characteristics of the area, involving folds and faults, the local hydrogeology is strongly controlled by lithology, in which the intercalations of dolomites and schist rocks stand out. The dolomitic lenses have varying thicknesses and are predominantly oriented in the NNW-SSE direction. They have high secondary porosity and high transmissivity due to the existence of voids generated by dissolution which can reach up to 3 meters in height. The voids are generally controlled by, the existing banding in the dolomites or by the contacts with the schist rocks. The shales present in the area act as aquitards, due to their low hydraulic conductivity, with local connectivity between the aquifers being through faults and fractures and also occasionally via open drillholes that intercept more than one hydrostratigraphic unit. The surface layer composed of soils and altered rocks constitutes a porous aquifer with a seasonal behaviour. Thickness varies from 0 to 19 meters in depth according to surveys carried out for the AngloGold Ashanti Mineracão Serra Grande - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 64 installation of monitoring wells in 2007. The presence of quartz veins is frequent in this surface layer. This aquifer acts as a recharge zone for the lower aquifer. MSG Mining Methods As MSG is a continuous operation, the mining rate is set based on historical data and statistical analysis. For this cycle of Mineral Reserve update, studies of development and mining rates for ramp-up in the coming years are contemplated. The equipment fleet is defined according to the maintenance team's analysis of the useful life of equipment, definition of physical availability, backlogs based on plans and reservations detailed by the mine planning. The geotechnical and hydrogeological considerations, dilution and recovery data vary accordingly to the selected mining methods. The mine scheduling is performed based on the following mining/development parameters: Mining rates Underground Activity Type Unit Standard Maximum Development Ratio Room and Pillar m/month 45 50 Development Ratio Ventilation Drift (TR_VENT) m/month 35 35 Development Ratio Cross Cut (TR_INT) m/month 40 50 Development Ratio Level (INT) m/month 40 50 Production Ratio Sublevel stoping t/month 6,000 13,000 Production Ratio Cut and fill t/month 1,000 1,000 Waste filling Ratio Sublevel stoping t/month 36,000 36,000 Delay between ore pass conclusion and mining production start up Sublevel stoping days 10 10 Tonnage mining rates Ore loss and dilution rates for open pits OPERATIONAL PARAMETERS – OPEN PIT MINING Current Mina III Corpo Sul Corpo V Sul Pequizão Baru Venancio Palmeiras Angicão Cachorrão Mine Recovery (%) 100% 100% 100% 100% 100% 100% 100% 100% 100% Ore Dilution (%) 17.5% 17.5% 17.5% 17.5% 17.5% 17.5% 17.5% 17.5% 17.5%

AngloGold Ashanti Mineracão Serra Grande - 31 December 2021

Underground geotechnical parameters (main areas)

Parameter	UOM	Mine			
		Palmeiras	Pequizão G Desc	Mina III – Sul1	Ingá Desc
Sill Pillar vertical thickness	m	5* or 4	4	4	4
Rib Pillar strike length	m	5	5 or 7*	NA	5 or 7*
Pillar length between parallel stopes	m	10	8	NA	10
Stopes span - DIP < 40°	m	Top down (40m)	NA	NA	30
Stopes span - DIP >= 40°	m	Bottom up (35m)	40	NA	35 (40° a 45°)
Pillar between ore drifts	m	Dev width	Dev width	Dev width	dev width
Pillar between crosscuts and main decline	m	1.5 x dev width	1.5 x dev width	1.5 x dev width	1.5 x dev width
Room and pillar - Barrier pillar length	m	1.5 x dev width	1.5 x dev width	1.5 x dev width	1.5 x dev width
Distance between main declines and stopes – Hanging wall decline	m	40	40	20	40
Distance between main declines and stopes – Footwall decline	m	25	25	15	20
Distance between infrastructure and stopes – Hanging wall decline	m	25	25	20	25
Distance between infrastructure and stopes – Footwall decline	m	15	15	15	15
Panel height, vertical (INT's + sill)	m	SLS bottom-up 2 INT and Sill 45m dip length Or SLS top-down 24m dip length No connections	Panels with 46m height With 2 INT and Sill Top-down	Panel with 39m height With 2 INT and Sill – Top-down	Inclined height = 23m (development + 18m drilling)
Comments			*5m rib for ore thickness <=4m / 7m rib for ore thickness >4m Priorizar sempre lavrar as lentes de FW antes das lentes do HW. Inserir rib pillars abaixo das travessas de acesso		Top-down with sill between 2 ore drives 5m ribs where ore thickness < 5m; 7m ribs where ore thickness > 5m Parallel bodies = 10m minimum Rib pillar 7m in access

Source: AGA, 2021

Open pit geotechnical parameters

Parameter	Unit	Mina III	Corpo Sul	Corpo V Sul	Pequizão	Baru	Venancio	Palmeiras	Angicão	Cachorrao
Batter Angle - Soil	(°)	30	30	35	30	30	30	35	35	30
OSA - Soil	(°)	23	15	30	23	26	26	35	31	30
Berm Width - Soil	m	5	5	5	5	5	5	5	5	5
Bench Height - Soil	m	8	8	8	8	8	8	8	10	10
Batter Angle - Saprolite	(°)	55	65	60	55	55	55	60	35	55
OSA - Saprolite	(°)	50	23	48	36	45	45	60	31	48
Berm Width - Saprolite	m	5	3	3	5	5	5	5	5	55
Bench Height - Saprolite	m	8	5	5	8	8	8	8	10	10
Batter Angle - Fresh Rock	(°)	88	85	85	85	85	85	85	85	85
OSA - Fresh Rock	(°)	50	38	69	59	62	67	71	62	69
Berm Width - Fresh Rock	m	7	3	3	5	5	5	5	5	5
Bench Height - Fresh Rock	m	10	5	5	10	10	10	10	10	10

Source: AGA, 2021

MSO has been fully implemented and it is in use for almost 100% of undeveloped areas regardless the mining method. In a few areas vertical designs are more appropriate for already developed areas.

For open pits, the definition of the final pit is performed in NPV Scheduler based on the conventional Lerch-Grossman algorithm.

13.1 Requirements for stripping, underground development and backfilling

The option to perform the open pit mining for part of the Mineral Reserve of Mine III, Venancio, Baru, Corpo V Sul and Angicao was defined based on an economic evaluation (including being near to surface) and also on geotechnical factors that favourable to open pit mining operations.

The geotechnical parameters are provided by the geotechnical team for the mine evaluation, and this includes pit slope angle, berm width, bench dimensions, hydrogeology and slope stability based on a geotechnical model.

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For all MSG mine projects, parameters are evaluated to define the best mining method, which are updated according to the most recent geological and geotechnical models. MSG's ventilation and cooling plan was prepared based on the mining layout and methods used in the underground mine, as well as adhering to Brazilian ventilation legislation. The requirements are updated with each new plan and described below.

Geotechnical stability analyses are run using Slide™ software from RocScience™ to verify the stability of the planned slopes, for different types of materials, failure modes and slope geometries. The required safety factors 1.3 which considers the different materials parameters (lithology / rock mass classes / strength parameters) as well as geometric and hydrogeological conditions. The Mohr-Coloumb failure criteria is applied for soil, waste dams and saprolite while Hoek-Brown is used for the fresh rocks. Circular and non-circular failures methods are analysed and may use a number of the following methods: Bishop, Janbu, Fellenius, Spencer and Morgenstern-Price.

Ventilation

Currently, the ventilation system is designed using mine simulation software (VentSim™) to design, model and simulate the ventilation system. The main ventilation system consists of seven air fans located on the surface (with underground access via Raise Borer holes) and small exhaust fans (created with Simba drill rigs and explosives) in Minas Nova, Mina III and Palmeiras. The system has centrifugal fans on surface (rated at 330kw to 370kw, static pressure around 2.6 Kpa) and axial fans installed in the ventilation holes (flow rate between 20 and 30 cubic meters per second and pressure between 1kpa and 2.6 pa). All main fans are driven by frequency inverters which allow them to be modulated according to the demand of the ventilation system. These are operated through local or remote command by the Mine Control Centre on the surface, which uses Rockwell™ PLC software which is connected via a fibre optic line.

The cooling system serves the Mine III, Corpo IV and Ingá ramps, with a capacity of 7,200 KWR, split between two separate plants based on surface.

13.2 Mine equipment, machinery and personnel

Personnel and staffing

MSG seeks to employ highly skilled employees for its various disciplines. The total number of MSG employees is 1,352, divided into the areas below:

Discipline area	Number of employees
Administrative and financial management	142
Metallurgy Management	199
Health, safety and environment management	23
Maintenance management	332
Mining management	508
Geology management	146
General operations management	2

Priority employment is given to locals from the Crixás-Goiás area whenever possible. Currently 52% of employees are sourced locally. At MSG personnel turnover is very low compared to the market, and it is currently 1,8% of labour force. The recent human resource focus has been on activities associated with the Covid-19 pandemic, and this addresses the required legislation and the training backlog. As part of this, MSG has structured programs which allow all employees to join classroom courses and other interactive sessions. Operational employees, who may not be able to attend the classroom courses, can use computers to do eLearning courses in the human resources area.

There is an annual employee review process which includes career planning and subsequent development actions that result from that. Succession planning forms an integral part of this process and a Leadership Academy is also in place to develop future leaders for the mine. This programme includes project and cost management. Additionally, MSG is preparing people from the local community for future positions at MSG through technical apprentice programmes in mining, engineering and maintenance administration. It is currently planned to have 88 people joining this program in 2022.

MSG has a consultative working committee where employees can voice their concerns and propose

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AngloGold Ashanti Mineracão Serra Grande - 31 December 2021

changes for the mine. The committee meets monthly and HR is committed to providing feedback on points raised.

Additionally, MSG runs a sponsorship programme for small local businesses that provides financing to help the local economy.

Mining fleet

Open pit

The fleet size for 2022 is projected to remain fairly consistent with no further material additions required. Open pit mining is undertaken by July Quartzo, a mining contractor. MSG supplies explosives and diesel to the contractor. The fleet size is considered to be adequate to achieve the LOM production targets.

July Quartzo´s equipment fleet consist of:

- 15 road trucks (6 Scania G450 XT and 9 Volvo FM 500 8x4R)
- 1 water truck (Mercedes Benz 3131 6x4)
- 4 excavators (2 CAT 336 D2, 1 Volvo EC250D and 1 John Deere 350 G)
- 1 Loader (Case 821 E)
- 1 crawler (CAT D6T – DS)
- 1 grader (John Deere 620 G)
- 3 hydraulic drills (Epiroc T40)

Underground

The majority of the underground production is undertaken by MSG, however small amounts of mining, such as moving waste may be done by contractors. Most of the maintenance is done at the MSG HME surface workshop, with minor repairs and inspections are done underground in working bays. All heavy mobile equipment is equipped with fire suppression systems and handheld fire extinguishers.
The key components of the materials handling system are:

- 11 Ground support Jumbos (Epiroc H 282)
- 4 Production Jumbos (M2D Epiroc)
- 8 Fandrills (7 Epiroc M2C, 1 Sandvik 321)
- 10 Loaders (5 LHD CAT R1600, 2 Epiroc ST14 and 3 Volvo L120)
- 16 articulated trucks (3 CAT AD30, 7 Volvo A30F and 6 Volvo A30G)
- 4 road trucks (2 Volks 32-360 and 2 Mercedes Benz 3131)
- 1 Excavator (CAT 330D)

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13.3 Final mine outline

The following figures show the mine infrastructure and underground Mineral Reserve.

MSG site map infrastructure and mining portals


Legend
Mine Infrastructure
Mine III Open Pit
Plant
Tailing Dam
Underground Workings
Waste Dump
Tailing Dump Corpo V
Planned Infrastructure
Pits
Licences
Exploration
Exploration Application
Mining
Settlements_msg
Crixás City
Mine Villages
Santos Reis Village
Roads
Road (secondary)
Road (major highway)
Mina Nova Portal
Mine Depth – 565 m
Surface distance – 0.9 km
Mina III Portal
Mine Depth – 1062 m
Surface distance – 0.3 km
Palmeiras Portal
Mine Depth – 516 m
Surface distance – 3.1 km
Mine Villages
Crixás City
Santos Reis Village
Baru
Tailing Dam
Angicão
Mina Nova Portal
Cachorrão
Angicão
Cachorrão
Mina III Portal
Plant
Mine III Open Pit
Tailing Dump Corpo V
Corpo V Sul
Palmeiras Portal
Palmeiras
608000
609000
610000
611000
612000
613000
614000
615000
8393000
8392000
8391000
8390000
8389000
8388000
8387000
8386000
ANGLOGOLDASHANTI

Underground Mineral Reserve layout (cyan) stopes and current mining developments (ramps, levels mined areas and ventilation raises in grey).


PITANGA
MINA NOVA
FORQUILHA
BARU
PEQUIZAO
INGA
MANGABA
OREBODY IV
MINE III DEEP
CORPO V
PALMEIRAS
PALMEIRAS SUL 3.5
PALMEIRAS SUL

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AngloGold Ashanti Mineracão Serra Grande - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 69 14 Processing and recovery methods The metallurgical plant recovery is 95% is due to the plant performance and the feed grade (~3 g/t in the budget). Continuous improvement is focused on increased throughput and reduce the tailing grade. Ongoing continuous improvement works support increased plant performance. • Six sigma projects (Black belt level) focused on metallurgical recovery involving geology, maintenance, operation and process • Project implementation dynamic monitoring of critical plant variables (process team) The plant is a CIL plant with the main equipment being crushers, mills, gravity concentrator, leaching tanks, filters and smelting. The plant capacity is 1.5Mtpy. The production process is split into crushing, milling, gravity concentration with intensive leaching, thickening, leaching, adsorption, acid scrubbing, elution, electrolysis, smelting, and activated carbon regeneration. The ore is first crushed (primary, secondary, and tertiary crushing), sorted by particle size on screens (primary, secondary), run through a spiral classifier, and stored in two silos. The ore fed from the silos feeds the milling circuit. Part of the circulating load from the mills (underflow from the hydrocyclones) feeds the gravity concentration circuit. The overflow from the hydrocyclones and the spiral classifier go to the thickening circuit to adjust the percentage of solids for the leaching step in tanks with sodium cyanide. Post that, the dissolved gold is absorbed onto activated carbon, which takes place in the CIL tanks. The solid tailings from this process are pumped to filters and after the material is dry stacked as tailings. Gold is recovered from both the gravity circuit and the CIL circuit. MSG metallurgical process flowsheet The MSG plant uses industry standard practices and there are no concerns that it will not perform. It has a history of good performance. 15 Infrastructure Crixas city is situated in mid-region of Goias state, nearby (within 300km radius) other big mining companies, such as: Lundin Mining and Anglo American. The main transport link to the city is by paved public roads, with only the last 5km being dirt road. The nearest airports are at the cities of Goiania and Brasilia, approximately 350 km away. The water supply is sourced from MSG’s wells - while it is also recycled from the operations to feed the plant and mine. The power supply is provided by private companies as well as by diesel self-generation. AngloGold Ashanti Mineracão Serra Grande - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 70 An expansion planned for 2023 will move MSG to be entirely grid supplied. An increased power supply is needed for the LOM, however this recognised and is already being addressed in the mine’s strategic options plan. MSG has been operating since 1989 and has developed all the infrastructure it requires to operate. The main on-site infrastructure at MSG includes the following: • Mine access and internal road network • A 1.5 million tonnes per year process plant • An existing TSF and a new TSF facility in commissioning • Accommodation village for married and single staff and managers • Administrative buildings, stores warehouses, laboratory, surface workshops, underground working bays, security buildings, medical and emergency response facilities • Fuel Storage • Communications and data transmission networks All necessary logistics have been considered. MSG has been operating in Crixas since 1989 and it is a mature operation that has all necessary support infrastructure in place. The main logistic partner has its headquarter in Crixas City. In the opinion of the QP, the infrastructure is adequate and has been, or is being provided at MSG to support the anticipated production targets from the underground and open pit mines. 16 Market studies The principal commodity produced at MSG is gold, which is freely traded at prices that are widely known, so that prospects for sale of any production are virtually assured. The primary product sold from the mining and beneficiation of ore at our operations, is gold doré. The accepted framework governing the sale or purchase of gold, is conformance to the loco London standard. Only gold that meets the LBMA’s Good Delivery standard is acceptable in the settlement of a loco London contract. In the loco London market, gold is traded directly between two parties without the involvement of an exchange, and so the system relies on strict specifications for fine ounce weight, purity and physical appearance. • For a bar to meet the LBMA Good Delivery standard, the following specifications must be met as a minimum: • Weight: 350 fine troy ounces (min) – 430 fine troy ounces (max) • Purity / Fineness: Minimum fineness of 995.0 parts per thousand fine gold • Appearance: Bars must be of good appearance not displaying any defects, irregularities such as cavities, holes or blisters. Only bullion produced by refiners whose practices and bars meet the stringent standards of the LBMA’s Good Delivery List can be traded on the London market. Such a refiner is then an LBMA Accredited Refiner and must continue to meet and uphold these standards in order for its bars to be traded in the London market. Provided the bullion meets the LBMA Good Delivery standard, it is accepted by all market participants and thus provides a ready market for the sale or purchase of bullion. Annually, the gold prices used for determining Mineral Resource and Mineral Reserve are determined by the Mineral Resource and Ore Reserve committee (RRSC). Two different prices are used to determine Mineral Resource and Mineral Reserve. These prices are provided in local currencies and are calculated using the historic relationships between the dollar gold price and the local currency gold price. The Mineral Resource price reflects the company’s upside view of the gold price and at the same time ensures that the Mineral Resource defined will meet the reasonable prospects for economic extraction requirement. Typically, the price is set closer to spot than the Mineral Reserve price and is designed to highlight any Mineral Resource that is likely to be mined should the gold price move above its current AngloGold Ashanti Mineracão Serra Grande - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 71 range. A margin is maintained between the Mineral Resource and ruling spot price and this implies that Mineral Resource is economic at current prices but that it does not contribute sufficient margin to be in the current plans. The Mineral Reserve price provided is the base price used for mine planning. AngloGold Ashanti selects a conservative Mineral Reserve price relative to its peers. This is done to fit into the strategy to include a margin in the mine planning process. The company uses a set of economic parameters to value its assets and Business Plan, these economic parameters are set on a more regular basis and reflect the industry consensus for the next five years. These are generally higher than the Mineral Reserve price and enable more accurate short term financial planning. Finally, the company uses a fixed price to evaluate its project and set its hurdle rate. This price and the hurdle rate are set by the Board and changed when indicated due to significant changes in the price of gold. The determination of the Mineral Resource and Mineral Reserve prices are not based on a fixed average, but rather an informed decision made by looking at the trends in gold price. The gold prices and exchange rates determined are then presented to the RRSC for review, in the form of an economic assumptions proposal document once a year (generally the second quarter of the year). After review and approval by the committee, it is sent to AngloGold Ashanti’s Executive Committee ("EXCO") for approval. The prices for copper, silver and molybdenum are determined using the same process used for gold. At Serra Grande the most relevant contracts are related to drilling, open pit production, including ore/waste haulage and transportation, civil maintenance to install UG infrastructure, leasing and equipment rental for mining. AngloGold Ashanti Brazil has a defined governance requirement to purchase materials and services, based on a tender process with a technical scope assessment defining the competitors and a commercial proposal process to choose the successful supplier. Before deciding to outsource any activity, MSG runs a trade-off exercise to determine the best economic outcome for the mine and if the activity should be done in-house. All the contracts follow similar terms and legal conditions. List of the key services contracts: • JULY QUARTZO: Drilling, loading, and transporting soil and rock material from Open Pit Mine III. Transporting and spreading material (dry tailings) from the metallurgical plant. • SERVITEC FORACO: Provision of “RC” (Reverse Circulation) type drilling service. Normal drilling and underground drilling for the MSG project. • INFRABRASIL: Provision service specialised in transporting ore/waste, drilling and infrastructure for mines. At MSG this includes the lease of one JCB540-170 telescope manipulator, a L120 wheel loader and a H282Jumbo Drill. 17 Environmental studies, permitting plans, negotiations, or agreements with local individuals or groups 17.1 Permitting MSG holds all required mineral (ANM) and environmental legal requirements from the federal government and Goias state. Mining concessions are granted for a period beyond the existing Mineral Reserve and include areas of likely Mineral Resource to Mineral Reserve conversions. All environmental and concession licenses and the associated reporting requirements are managed by the comprehensive OneGreen management system. This system holds all regulatory requirements for federal, regional and local level and it is also used to respond to external audits and environmental agency inspections. MSG also uses the JazidaTM software that manages the spatial requirement of the Mineral Resource and leases. Environmental compliance and obligations are reviewed by the environmental agency through regular inspections and permitting renewals. For instance, as part of operation license renewal, mining companies are required to present an environmental performance report that includes mainly, but not only: (i) evidence of adhering to environmental obligations; (ii) results from monitoring programmes, and (iii) performance of the environmental control plan required for the current licence. The agency analysis this report and makes technical points as well as approves or rejects the report. AngloGold Ashanti Mineracão Serra Grande - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 72 Most of the environmental permits were granted during 2020 and 2021 and these include: • Tailings dam buttress installation to comply with new Brazilian legislation • Forest reserve relocation (clearing and equivalent re-establishment) which allows more flexibility to operation • Installation of new pads as part of the newly required dry tailings storage • The MSG expansion project which allows new areas for open pit mining and waste rock dumps • New drying bays installation for dry tailings until the tailings filters were put in place The new Brazilian requirement for tailings management and MSG’s transition to dry stacking have been a challenge for MSG. An action plan is ongoing to address these challenges. Traditional tailings disposal stopped around the middle of September 2021 and after a short hiatus filtered tailings deposition commenced to replace that. There are no registered sensitive or threatened areas or species on the MSG leases. 17.2 Requirements and plans for waste tailings disposal, site monitoring and water management Solid waste and tailings disposal follows federal legislation. The state environmental agency is responsible for inspecting and verifying whether legislation is followed and that good practices are in place. For that mining companies need to annually present the waste and tailings inventory, which shows the future waste generation and plans for its disposal – either onsite or offsite. The final disposal locations need to be authorised by environmental agency prior to the waste being placed. MSG site manages this process accordingly. For mining waste and tailings disposal, MSG site plans to dump approximately 5.37 Mt and dispose of 1,36Mt of material respectively in 2022. Piezometers and inclinometers are used to monitor waste and tailings disposal structures. MSG has developed a water balance program that underpins the water management of the site. Water use is covered by water grants which are regularly reviewed by the environmental agency. The closure plan has monitoring programs post closure that continue until the affected environment has stabilised. 17.3 Socio-economic impacts As part of the environmental permitting process, the environmental agency requires the company to implement social programmes that guarantee the transparency and inclusivity to the local community. Regular meetings are in place to engage the community for MSG projects. The company also enjoys a good reputation with the community and local government, with a large part of its employees consisting of local people and a large number of social projects being developed. MSG is continuously working to maintain its social license for its operation for the life of mine. Most common issues raised by the community are related to blast noise, biodiversity, dust from road haulage operations and perceived impacts on water supplies. These impacts are measured during environmental impact assessments and mitigation programmes are suggested during the permitting period. Prior to any project an assessment has to be done and authorisation received from IPHAN (National Institute of Historical and Artistic Heritage). In most of the cases, new projects have positive impacts on the community such as the employment of local people. This aids the development of the local economy and helps uplift the community. MSG is in full compliance with the cultural compliance requirements raised during the permitting processes. 17.4 Mine closure and reclamation The mine closure plan is updated every 3 years with the most recent plan concluded in 2019. The closure plan costs are annually audited by Ernest and Young which checks all data, including unit costs and quantities. The current estimated cost for MSG site is R$ 83.0M. The cost estimate is annually reviewed as conceptual designs move towards execution.

AngloGold Ashanti Mineracão Serra Grande - 31 December 2021

The information presented below deals with the main assumptions and actions for the closure of underground mines, open pits, waste dumps, industrial areas and tailings dams, such as conditions at the end of the operation, assumptions and criteria adopted for closing, closing actions and recommendations where applicable.

Underground

Prior to closing, pre-closing actions include:

- Hydrogeological and chemical modelling.
- Disassembly and removal of underground structures and equipment
    - Sealing of surface openings (ramps, shafts, ventilation etc.)
    - Monitoring of groundwater quality during the recovery of the mine's water table and subsidence of the
- Terrain and vegetation inspections.
- Preparation of an implementation report
- Generation of reports which show the “as built” infrastructure and future monitoring requirements
- Disassembly and removal of structures and equipment from underground.

Open pit

Prior to closing, pre-closing actions, include:

- Up-to-date and detailed topography at the time of closure
- Mapping of topsoil for closure
- A geotechnical study of the pits.
- Hydrogeological and geochemical modelling
- Assessment of risk to human health and ecological risk due to the water quality of the pits

Closing actions for the pit include

- Implementation of a surface drainage system
- Revegetation of slopes and berms above normal surface water elevation

Waste dumps

- Up-to-date and detailed topography at the time of closure
- Mapping of topsoil for closure
- Study of geotechnical investigation of the dumps.
- Hydrogeological modelling for stacking
- Geochemical modelling.

Process plant and associated operating areas

- Up-to-date and detailed topography at the time of closure
- Inventory of structures, equipment, pipes and concrete structures
- Mapping of topsoil for closure.
- Geo-environmental investigations for the areas affected

Closing actions for the plant and associated operating areas include

- Planning and preparation
- License to remove topsoil and rehabilitate mined areas
- Disassembly and removal of equipment and buildings
- Monitoring and maintenance of vegetation
- Monitoring of fauna: herpetofauna, avifauna and mammals

Tailings dam

- Up-to-date and detailed topography at the time of closure.

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- Mapping of topsoil for closure
- A geo-environmental investigation inclusive of modelling of safety factors for the expected final
- condition of the structure.
- Geo-environmental investigation to assess potential environmental impacts of the dam

Closing actions for this structure should include

- Planning and preparation
- Investigation, interrogation and license to remove topsoil and rehabilitate mined areas

The following deconstruction, demolition and reconstruction is required

- Drainage of equipment and piping
- Disassembly of pipes and pumps
- Removal of cabling
- Decontamination of pipelines
- Prepare soil and rock layers for truck access on top of the tailings
- Placement of waterproofing
- Revegetation of slopes and edges of the tailings dam
- • Revegetation of the tailings dam

17.5 Qualified Person's opinion on adequacy of current plans

The Mineral Reserve prepared is in accordance with the company standards and industry guidelines. In the opinion of QP the estimates are appropriate and can be used to quote a Mineral Reserve which has used all the parameters identified, and which show a positive NPV at a gold price of $1,200/oz.

In the opinion of the QP the current plans to address any issues related to environmental compliance, permitting and communities are adequate.

17.6 Commitments to ensure local procurement and hiring

As part of AngloGold Ashanti Brazil's values is thee requirement for communities and societies in which we operate to be better off because of our presence, and to this end MSG contributes to social, cultural and economic development. A key requirement in achieving this is by valuing local labour. An outcome of this has been the generation of around 2,000 indirect jobs for the residents of Crixas and nearby towns in the state of Goiás in 2021 due to the new TSF project.

Management of our human resource is key for MSG in ensuring the happiness of our workforce. MSG conforms to the Brazilian labour laws which include:

- Adherence to salary and remuneration scales
- Job classification and competencies
- Annual leave system
- Union representation
- An employee code of conduct and with approved disciplinary measures
- A mine level agreement (MLA) with the labour force

MSG has 1,352 direct employees in the city of Crixás. MSG seeks to employ highly skilled employees for its various disciplines. Training programmes are periodically organised by MSG to improve skills and equip employees with adequate skills and knowledge to be employed at MSG. Mining and exploration activities at MSG contribute to an extended life of mine, and thereby to the employment of local community and the growth of the Goias state and Brazilian economy.

MSG is committed to supporting local suppliers which is demonstrated by the mine spending $91M on purchasing in 2021. Where possible, goods and services are always procured locally.

Related details are also given in Section 13.2.

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18 Capital and operating costs

18.1 Capital and operating costs

The financial evaluation of all Mineral Reserve uses a gold price of $1,200/oz. This is as stipulated by the AngloGold Ashanti Guidelines for Reporting. Cut-off grades for MSG are also based on a gold price of $1,200/oz

For open pit mines, a variable cut-off is adopted for each pit, depending on the average distance to the processing plant and waste dump, in addition to considering the gold price of $1,200/oz and metallurgical recovery, the drilling, blasting and processing costs for each type of material was also considered.

A 1.5% royalty payable to the Brazil government based on gold revenue was used for the underground and open pits Mineral Reserve estimate.

Operating costs are based on the costs generated in the MSG 6+6 outlook (six actual months and six forecast months set in June 2021). The cut-off was calculated based on:

- Exchange rates 5.15 BRL/$
- OP mining cost: $3.15/t mined
- UG mining cost (variable): $41.28/t ore mined
- Processing cost (variable): $8.96/t processed
- Processing cost (fixed): $5.78/t processed
- G and A: $16.85/t processed

For other SIB capital (mine and plant) costs were used based on an average forecast for the next 10 years, excluding TSF related project costs. Leasing of HME equipment as required in the LOM plan was also included

Cost structure table

Current assumptions

INPUTS

COST BASE	2021 OL 6+6

EXCHANGE RATES (BRL/USD)	
COST BASE	5,27
RESERVES / PLAN ASSUMPTION	5,15
RESOURCES ASSUMPTION	5,29

RESERVES GOLD PRICE (US$/oz)	1.200
Sensibility values	1.000
Sensibility values	1.100
Sensibility values	1.300
Sensibility values	1.400

RESOURCES GOLD PRICE (US$/oz)	1.500
Sensibility values	1.300
Sensibility values	1.400
Sensibility values	1.600
Sensibility values	1.700

MODIFYING FACTORS	
STOPING - DILUTION	21,00%
MCF	95,00%
PLANT RECOVERY	95,05%
g/oz	31,103481

PRODUCTION	
Stope mass (t)	948.504
Dev ore mass (t)	339.475
ROM mass (t)	1.287.980
Treate ore (t)	1.244.134
REF oz (oz)	93.057
Primary dev (m)	8.316
Secondary dev (m)	6.738
Raise borer (m)	0

COST STRUCTURE

	2021 OL 6+6	RESOURCES ASSUMPTION	RESERVES / PLAN ASSUMPTIO	Driver	2021 OL 6+6	RESOURCES ASSUMPTION	RESERVES / PLAN ASSUMPTIO
	US$	US$	US$		US$/driver	US$/driver	US$/driver
Mine cost - (variable)	28.925.078	28.799.545	29.582.445	Stope mass (t)	30,50	30,36	31,19
Mine cost - (fixed)	23.030	22.930	23.553	ROM mass (t)	0,02	0,02	0,02
Haulage - Stoping ore	9.360.023	9.319.401	9.572.744	Stope mass (t)	9,87	9,83	10,09
Haulage - Dev ore	5.799.616	5.774.446	5.931.422	Dev ore mass (t)	17,08	17,01	17,47
Shaft - Stoping ore	0	0	0	Stope mass (t)	0,00	0,00	0,00
Shaft - Dev ore	0	0	0	Dev ore mass (t)	0,00	0,00	0,00
Plant - (variable)	10.895.714	10.848.427	11.143.336	Treate ore (t)	8,76	8,72	8,96
Plant - (fixed)	7.032.815	7.002.293	7.192.647	Treate ore (t)	5,65	5,63	5,78
Prod taxes	3.252.387	3.238.272	3.326.302	REF oz (oz)	34,95	34,80	35,74
Primary Dev.	18.864.834	18.782.961	19.293.566	Primary dev (m)	2.268,39	2.258,54	2.319,94
Secondary Dev.	8.663.966	8.626.365	8.860.868	Secondary dev (m)	1.285,90	1.280,31	1.315,12
RB Dev.	209.218	208.310	213.973	Raise borer (m)	0,00	0,00	0,00
G&A - Mine	15.813.417	15.744.788	16.172.801	ROM mass (t)	12,28	12,22	12,56
G&A - Plant	5.228.529	5.205.838	5.347.356	Treate ore (t)	4,20	4,18	4,30
G&A - Others	0	0	0	Treate ore (t)	0,00	0,00	0,00
SIB - Mine	4.998.378	4.976.686	5.111.974	ROM mass (t)	3,88	3,86	3,97
SIB - Plant	7.509.545	7.476.954	7.680.211	Treate ore (t)	6,04	6,01	6,17
SIB - Others	0	0	0	Treate ore (t)	0,00	0,00	0,00
Exploration - Capitalized	7.972.080	7.937.481	8.153.257	Treate ore (t)	6,41	6,38	6,55
Others	1.435.523	1.429.293	1.468.147	Treate ore (t)	1,15	1,15	1,18
AISC	135.984.154	135.393.989	139.074.603				

34,95039061 34,79870768 35,74469197

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Economic parameters used in the cut-off grade determination

ECONOMIC INFO FOR COG

		Previous	Current	Diff = Current - Previous	Diff = (Current/Previous) - 1
COST BASE		2020 OL 6+6	2021 OL 6+6		
EXCHANGE RATE	R$/US$	4.96	5.27	0.31	6%
GOLD PRICE	US$/oz	1,653	1,742	89	5%
AISC	US$/oz	1,517	885	-632	-42%

PRODUCTION		Previous		Current		Diff = Current - Previous		Diff = (Current/Previous) - 1	
		MSG UG	MSG OP	MSG UG	MSG OP	MSG UG	MSG OP	MSG UG	MSG OP
Stope mass	t	819,328	291,797	948,504	141,553	129,176	-150,244	16%	-51%
Dev ore mass	t	357,267	1,846,091	339,475	4,334,291	-17,791	2,488,200	-5%	135%
ROM mass	t	1,176,595	291,797	1,287,980	141,553	111,385	-150,244	9%	-51%
Treated ore	t	1,213,730	284,201	1,244,134	141,553	30,404	-142,647	3%	-50%
REF oz	oz	115,159	15,257	93,057	10,593	-22,101	-4,664	-19%	-31%
Primary dev	m	10,313		8,316		-1,996	0	-19%	-
Secondary dev	m	6,031		6,738		707	0	12%	-
Raise borer	m	542	0	0	0	-542	0	-100%	-

TOTAL COST PER AREA (US$)	Previous		Current		Diff = Current - Previous		Diff = (Current/Previous) - 1	
	MSG UG	MSG OP	MSG UG	MSG OP	MSG UG	MSG OP	MSG UG	MSG OP
Mine cost (% fixed)	0%	29%	0%	4%	0%	-25%	3413%	-87%
Plant cost (% fixed)	36%	36%	39%	39%	3%	3%	9%	9%
Mine cost - (variable)	21,345,181	2,197,806	28,925,078	7,187,125	7,579,897	4,989,319	36%	227%
Mine cost - (fixed)	483	894,427	23,030	272,668	22,546	-621,759	4664%	-70%
Haulage - Stoping ore	6,745,233	2,623,484	9,360,023	1,135,009	2,614,791	-1,488,475	39%	-57%
Haulage - Dev ore	5,509,959		5,799,616		289,657	0	5%	-
Shaft - Stoping ore					0	0	-	-
Shaft - Dev ore					0	0	-	-
Plant - (variable)	7,442,151	1,902,796	10,895,714	1,249,490	3,453,563	-653,306	46%	-34%
Plant - (fixed)	4,171,477	1,066,556	7,032,815	806,503	2,861,338	-260,052	69%	-24%
Prod taxes	4,445,699	615,348	3,252,387	258,848	-1,193,312	-356,500	-27%	-58%
Primary Dev.	15,367,397		18,864,834		3,497,437	0	23%	-
Secondary Dev.	4,361,709		8,663,966		4,302,258	0	99%	-
RB Dev.	1,304,229		209,218		-1,095,011	0	-84%	-
G&A - Mine	8,268,815	1,201,473	15,813,417	1,670,949	7,544,602	469,476	91%	39%
G&A - Plant	2,513,990	642,772	5,228,529	599,593	2,714,539	-43,180	108%	-7%
G&A - Others					0	0	-	-
SIB - Mine	2,878,908	168,047	4,998,378	0	2,119,470	-168,047	74%	-100%
SIB - Plant	5,879,999	1,503,387	7,509,545	834,394	1,629,547	-668,994	28%	-44%
SIB - Others					0	0	-	-
Exploration - Capitalized	6,601,714		7,972,080		1,370,365	0	21%	-
Others	2,993,096	0	1,435,523		-1,557,573	0	-52%	-
TOTAL COST	**99,830,039**	**12,816,096**	**135,984,154**	**14,014,580**	**36,154,114**	**1,198,484**	**36%**	**9%**
AISC	**867**	**840**	**1,461**	**1,323**	**594**	**483**	**69%**	**57%**

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18.2 Risk assessment

Group	Parameter	Description	Probability	Consequence	Risk	Mitigation Action
Technical	Ore Dilution - Open Pit	Ore dilution can be higher than 17.5% to narrow orebodies intended to be mined in surface	2	1	Low	Perform a robust analysis of expected ore dilution by orebody thickness open pits and review ore dilution parameters to estimate reserves
Technical	Mine Recovery - Open Pit	Ore losses can occur both in the pit wall limits and during waste removal prior to ore production	2	2	Medium	Evaluate and quantify the actual mine recovery in MSG´s open pits
Environmental	Permitting - New Open Pits	Delays in environmental licencinsg releases for new open pits listed in MSG´s ore reserves	3	2	Medium	Define and monitor environmental licensing releasing deadlines accordingly to Business Plan dates for start production in each new ope pit
Social	Open Pit Baru	Proximity of Op. Baru to Santos Reis community may generate troubles and make the operation unfeasible	3	3	High	Conclude the acquisition of the remaining land at Santos Reais commun and appropriately reallocate the residents
Social	Open Pit Baru	Proximity of Op. Baru to local water treatment station that supplies Crixás may generate troubles and make the operation unfeasible	2	3	Medium	Perform appropriate vibration/dust generation studies to confirm the feasibility to operate the pit considering the distance to the water treatment station. In case the study indicates it´s not feasible, perform tradeoff analysis of open pit cash flow vs new WTS investments
Technical	Corpo V	Uncertainty related to cavities boundaries to avoid the interception of excavations	2	2	Medium	Perform detailed delimitation of cavities close to Corpo V designed stop
Technical	Mangaba/Remaining Ounces	Spot indicated areas that have been converted into ore reserve with limited drilling information	2	3	Medium	Evolve with conversion drilling campaign at Mangaba and remaining ounces areas during 2022

19 Economic analysis

19.1 Key assumptions, parameters and methods

The economic analysis for the life of mine uses a range of discount rates ranging from 0%, 5%, 10% and 15% per year. No inflation of costs or revenues has been included in the economic analysis. Additionally, a sensitivity analysis for gold price, mined grade and operating costs have been undertaken.

For cash flow modelling purposes, the following assumptions have been used to confirm Mineral Reserve feasibility:

- Gold price: $1,200/oz
- Exchange rate: 5.15 BRL/$
  Royalty: 1.5% standard for government, may reach until 3.5% in some specific cases of third part land owners
    - Discount rates: 0 to 15% per year
- Metallurgical recovery: 95.0%
- Costs base is June 2021 and an outlook of 6 months actual and 6 months forecast with capital based on the forward budget assumptions used in the 2022 budget cycle.
- Open pit mining cost: $3.15/t mined
  • Underground mining cost (variable): $41.28/t ore mined
  • Processing cost (variable): $8.96/t processed
- Processing cost (fixed): $5.78/t processed
  • G and A: $16.85/t processed
- Exploration cost (capitalised): $6.55/t processed
  • Capital: $96m including TSF project
  • Inflation: 0%

The above analysis yields a NPV_0 of $33.9m

Some SIB items that are in the Business Plan are not included in the Mineral Reserve economic analysis as they are deemed not relevant to the reduced ounce profile quoted for the Mineral Reserve.

Of the total ounces quoted in the Mineral Reserve, 72% are from underground and 28% from open pits.

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19.2 Results of economic analysis

The cash flow forecasted on an annual basis using the Mineral Reserve is shown below.

Cash flow forecast table

Item	Unit	Total LOM	2022	2023	2024	2025	2026	2027
Production								
Gold	Oz ('000)	517,2	108,9	123,6	84,3	54,2	65,4	80,9
Silver	Oz ('000)	0,0	0,0	0,0	0,0	0,0	0,0	0,0
Copper	lb ('000)	0,0	0,0	0,0	0,0	0,0	0,0	0,0
Revenue								
By product (+/-)	USD M	0,0	0,0	0,0	0,0	0,0	0,0	0,0
Gross Revenue	**USD M**	**620,7**	**130,7**	**148,3**	**101,1**	**65,0**	**78,5**	**97,1**
Royalties	USD M	2	0,5	0,8	0,5	0,1	0,0	0,0
Operating Costs								
Mining Cost	USD M	204	47,5	54,3	35,2	21,7	22,0	23,6
Processing Cost	USD M	123	24,4	29,3	18,0	12,0	11,1	28,6
General & Admin	USD M	106	22,1	23,7	16,0	9,7	10,9	23,3
Other Operating Costs	USD M	12	3,0	3,2	2,5	1,0	1,2	1,5
Total Operating Cost	USD M	446	96,9	110,6	71,8	44,3	45,2	77,0
Sustaining Capital	USD M	96	49,6	41,3	2,3	3,0	0,0	0,0
Non-GAAP Metrics & Cash Flow								
Total AISC	USD M	**542**	**146,5**	**151,9**	**74,1**	**47,3**	**45,2**	**77,0**
Total AISC	USD/oz[1]	**1.048**	1.345	1.229	879	874	692	951
Other Capital (non Sust.)	USD M	14	3,4	4,2	3,3	3,0	0,0	0,0
Total AIC	USD M	556	**149,9**	**156,1**	**77,4**	**50,4**	**45,2**	**77,0**
Total AIC	USD/oz[1]	**1.075**	1.376	1.263	918	930	692	951
Closure Costs	USD M	2	0,2	1,2	0,1	0,0	0,0	0,1
Tax	USD M	27	0,0	0,0	7,0	4,4	10,0	6,0
Free Cash Flow	**USD M**	**34**	**-19,9**	**-9,8**	**16,2**	**10,2**	**23,2**	**14,0**

[1] Ounces of Gold

Key metrics		
NPV_0	USD M	33,9
NPV_5	USD M	23,8
NPV_{10}	USD M	16,0
NPV_{15}	USD M	10,1
Cash Flow Margin	%	12%
IRR (for Projects only)	%	-

Comments:

- By Products reported as Revenue and/or cost ⇨ Credit and/or Loss
- Closure costs - specify only on material 'yet to be mined'
- No sunk capital
- Once cash flow turns negative, and does not return positive with ounce addition, needs to be truncated
- Currencies: USD, AUD.
- State main financial assumptions: Exchange rate, commodity price, fuel price, etc.

The economic evaluation of the Mineral Reserve at a gold price of $1,200/oz shows an NPV_0 of $33.9M. There is a reduction of 5 years of mine life when the Mineral Reserve (2027) is compared to the business plan mine life (2032), due to the exclusion of Inferred Mineral Resource and some strategic exploration upside in the Mineral Reserve.

No Inferred Mineral Resource is included in underground and open pit optimisation and design.

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AngloGold Ashanti Mineracão Serra Grande - 31 December 2021

19.3 Sensitivity analysis

An economic sensitivity analysis which uses limits of ± 20% for gold price, grade, operating costs and capital costs (capex and opex) was undertaken and the results shown in the graphs and tables below. This shows that the mine is highly sensitivity to grade and operating costs. Grade mined is a function of the mine plan but b reducing operating cost MSG can improve its financial returns.

Sensitivity analysis for key value drivers of the 2021 Mineral Reserve

Parameter [1]	Unit	-20%	Base Case	+20%
Gold Price	USD/oz	-67.8	33.9	127.8
Grade Processed	g/t	-68.0	33.9	127.7
Operating Costs	USD M	104.8	33.9	-40.9
Capital Costs	USD M	52.9	33.9	15.0

Graph Sensitivities on key value drivers (± 20%)


Sensitivities on Key value drivers (+/- 20%)
NPV0 after-tax (USD M)
150.0
100.0
50.0
0.0
-50.0
-100.0
33.9
-20%
Base Case (0%)
+20%
Gold Price
Grade Processed
Operating Costs
Capital Costs

20 Adjacent properties

There are no relevant adjacent or nearby properties owned by major exploration or mining companies, most of the surrounding properties are owned by small mining companies or by the owner of the land. Approximately of 80% of the Crixas Greenstone Belt belongs to MSG.

No information from surrounding properties has been included in this report. The closest mining operation is Pilar Gold Mine, located in the Pilar Greenstone Belt approximately 45km far from MSG.

21 Other relevant data and information

21.1 Inclusive Mineral Resource

The table below summarises MSG´s inclusive Mineral Resource.

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AngloGold Ashanti Mineracão Serra Grande - 31 December 2021

Inclusive Mineral Resource

Serra Grande		Tonnes	Grade	Contained gold	
as at 31 December 2021	Category	million	g/t	tonnes	Moz
Mina Nova	Measured	0.70	2.89	2.02	0.06
	Indicated	1.77	2.62	4.65	0.15
	Measured & Indicated	2.47	2.70	6.67	0.21
	Inferred	1.71	2.86	4.88	0.16
Mangaba	Measured	0.05	2.29	0.11	0.00
	Indicated	0.67	3.63	2.42	0.08
	Measured & Indicated	0.71	3.54	2.53	0.08
	Inferred	3.17	2.71	8.60	0.28
Mina III	Measured	2.75	3.19	8.80	0.28
	Indicated	4.11	2.74	11.28	0.36
	Measured & Indicated	6.87	2.92	20.07	0.65
	Inferred	6.93	2.47	17.11	0.55
Palmeiras	Measured	0.48	2.75	1.31	0.04
	Indicated	0.78	2.66	2.07	0.07
	Measured & Indicated	1.25	2.69	3.37	0.11
	Inferred	0.65	3.05	2.00	0.06
Palmeiras Sul	Measured	0.06	3.12	0.19	0.01
	Indicated	0.26	3.27	0.85	0.03
	Measured & Indicated	0.32	3.24	1.04	0.03
	Inferred	1.22	3.84	4.70	0.15
Pequizão	Measured	1.22	2.50	3.04	0.10
	Indicated	2.72	2.44	6.64	0.21
	Measured & Indicated	3.93	2.46	9.68	0.31
	Inferred	2.15	2.40	5.17	0.17
Cajueiro	Measured	-	-	-	-
	Indicated	-	-	-	-
	Measured & Indicated	-	-	-	-
	Inferred	1.78	2.18	3.86	0.12
MSG Ingá	Measured	0.67	3.49	2.35	0.08
	Indicated	1.87	3.58	6.68	0.21
	Measured & Indicated	2.54	3.55	9.03	0.29
	Inferred	2.80	3.10	8.69	0.28
Open pit	Measured	1.57	3.16	4.96	0.16
	Indicated	1.18	3.24	3.84	0.12
	Measured & Indicated	2.75	3.20	8.80	0.28
	Inferred	0.89	2.81	2.49	0.08
Stockpiles	Measured	0.03	1.53	0.04	0.00
	Indicated	-	-	-	-
	Measured & Indicated	0.03	1.53	0.04	0.00
	Inferred	-	-	-	-
Total	Measured	7.52	3.03	22.81	0.73
	Indicated	13.36	2.88	38.43	1.24
	Measured & Indicated	20.88	2.93	61.24	1.97
	Inferred	21.30	2.70	57.50	1.85

21.2 Inclusive Mineral Resource by-products

There are no Mineral Resource by-products estimated at MSG and no by-products are mined at MSG.

Where silver or other base metals are associated with AngloGold Ashanti's doré bars, credit is received from the refining companies however, these are not quantified as by-products due to the low concentrations within the deposit.

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AngloGold Ashanti Mineracão Serra Grande - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 81 21.3 Mineral Reserve by-products There are no Mineral Reserve by-products estimated at MSG and no by-products are mined at MSG Where silver or other base metals are associated with AngloGold Ashanti’s doré bars, credit is received from the refining companies however, this is not quantified as a by-product due to the low concentrations within the deposit. 21.4 Inferred Mineral Resource in annual Mineral Reserve design No Inferred Mineral Resource is used in the Mineral Reserve process. 21.5 Additional relevant information The QP’s feel that no additional information is required. 21.6 Certificate of Qualified Person(s) Marcelo Pereira Campos certificate of competency As the author of the report entitled Serra Grande Technical Report Summary, I hereby state: 1. My name is Marcelo Pereira Campos. I am the Qualified Person for the Mineral Resource. 2. My job title is Senior Manager: Geology and Exploration 3. I am a member of the AusIMM (Australasian Institute of Mining and Metallurgy) with membership number 328667. I have a BA (Geology) degree, CREA, MSc, and an MBA. 4. I have 16 years of relevant experience. 5. I am a Qualified Person as defined in the SEC S-K 1300 Rule. 6. I am not aware of any material fact or material change with respect to the subject matter of the Report that is not reflected in the Report, the omission of which would make the Report misleading. 7. I declare that this Report appropriately reflects my view. 8. I am not independent of AngloGold Ashanti Ltd 9. I have read and understand the SEC S-K 1300 Rule for Modernisation of Property Disclosures for Mining Registrants. I am clearly satisfied that I can face my peers and demonstrate competence for the deposit. 10. I am an employee in respect of the issuer AngloGold Ashanti Ltd for the 2021 Final Mineral Resource. 11. At the effective date of the Report, to the best of my knowledge, information and belief, the Report contains all scientific and technical information that is required to be disclosed to make the Report not misleading. Thiago Souza certificate of competency As the author of the report entitled Serra Grande Technical Report Summary, I hereby state: 1. My name is Thiago Souza. I am the Qualified Person for the Mineral Reserve. 2. My job tittle is Senior Manager: Mining and Integrated Planning 3. I am a member of the AusIMM (Australasian Institute of Mining and Metallurgy) with membership number 36093. I have a BA (Mining Engineer) degree 4. I have 12 years of relevant experience. 5. I am a Qualified Person as defined in the SEC S-K 1300 Rule. 6. I am not aware of any material fact or material change with respect to the subject matter of the AngloGold Ashanti Mineracão Serra Grande - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 82 Report that is not reflected in the Report, the omission of which would make the Report misleading. 7. I declare that this Report appropriately reflects my view. 8. I am not independent of AngloGold Ashanti Ltd 9. I have read and understand the SEC S-K 1300 Rule for Modernisation of Property Disclosures for Mining Registrants. I am clearly satisfied that I can face my peers and demonstrate competence for the deposit. 10. I am an employee in respect of the issuer AngloGold Ashanti Ltd for the 2021 Final Mineral Reserve. 11. At the effective date of the Report, to the best of my knowledge, information and belief, the Report contains all scientific and technical information that is required to be disclosed to make the Report not misleading. 22 Interpretation and conclusions Data Management and analytical quality control Serra Grande borehole data management is undertaken within the Century Systems (FusionTM) database software package. Industry standard data management protocols are adopted which contribute to the availability of secure, valid and appropriately formatted data for Mineral Resource estimation. Sample preparation and analysis for drilling and channel samples are conducted according to best practice industry procedures. Samples are cut, crushed, split and pulverised prior to analysis. Analytical laboratory performance is suitably monitored by an adequate mix of certified reference materials (CRMs), blanks, coarse duplicate samples as well as external laboratory check analysis. Regular visits to the analytical laboratories are made and the results of laboratory performance are regularly charted and reported to management. Appropriate pass / fail criteria are in place. Observed analytical quality control results suggest that that the analytical data is suitable for grade estimation. Geology interpretation and modelling Mineralisation at MSG is associated with shear zones within the lithologies of the Rio Vermelho and Ribeirão das Antas Formations in the Crixás Greenstone Belt. The gold mineralisation in the deposit is mainly associated with disseminated sulphides (mainly pyrrhotite and arsenopyrite). These sulphides occur disseminated within carbonaceous schists and quartz veins. LeapfrogTM Geo software is used by MSG to construct the geological and mineralisation wireframes for the mine. The mineralisation wireframes are developed within the geological model, respecting lithological contacts. The cut-off used for underground reporting is 1.08g/t. This is a reference grade that can vary by year; over the last year the underground cut-off grade was close to this grade. The grade shells modelled within the open pit use a cut-off grade of 0.40 g/t gold. MSG technical professionals and also external auditors considers the approach used by MSG to build these models in accordance with industry accepted practice. Mineral Resource estimation MSG uses capped 1m composites from core and channel samples to estimate grades using ordinary kriging. Three estimation passes were used considering an octant search and a hard boundary constrained by the mineralisation wireframes. SRK, during their audit, visually checked some block models comparing the estimated block grades and the nearby composites. Seven block models (Mina III: Upper Zone and Orebody 4, Palmeiras, Ingá (Bottom Zone), Mina Nova, Pequizão and Mangaba) were checked, comprising 62% of the reported Measured and Indicated Mineral Resource and 42% of all reported Inferred Mineral Resource. In general, SRK found that these block models show a good relationship between the estimated grades and nearby informing composite grades. AngloGold Ashanti Mineracão Serra Grande - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 83 Classification and reporting MSG used a combination of probabilistic criteria, drillhole spacing and estimation search passes for Mineral Resource classification. SRK visually checked the classification for seven block models and found it to be reasonable in most areas. SRK did however observe a ‘spotted dog’ effect in some parts of the Upper Zone in Mina III and Mina Nova. Some smoothing of the classified regions should remove these artefacts, although SRK does not consider this to be material to the Mineral Resource statement. At Palmeiras and Pequizão there is possibly a mismatch of the Measured Mineral Resource classification and the amount of data and this should be checked and downgraded if found to be an error. SRK confirmed that the Mineral Resource is consistent with AngloGold Ashanti's internal "Guidelines for the Reporting of Exploration Results, Mineral Resource and Ore Reserve". Mining and Mineral Reserve The open pit mining operations at MSG consists of multiple open pits. The open pits are mined by a mining contractor and a down-the-hole blasting service is provided by an appropriate blasting contractor. Opportunities exist with the Inferred Mineral Resource within the current pits that can be upgraded and converted to Indicated Mineral Resource and subsequently to Mineral Reserve with drilling. A reduction of open pit production is scheduled from 2028 and the end of current open pit mine life is estimated at 2030 based on current Mineral Reserve. The MSG underground mine is a long hole stoping operation planned to produce at an average rate of 1.2Mtpa for 10 years. The majority of the underground mine infrastructure is already in place. The current Mineral Reserve for MSG supports a total mine life of 5 years at near full mill capacity, 5 years of open pit operations, and 5 years of underground mining. LOM gold production averages approximately 110koz per year. The QP considers the modelled recoveries for all ore sources and process plant process as well as engineering unit costs, used within the Mineral Resource and Mineral Reserve to be acceptable. The QP is not aware of any environmental, legal, title, socioeconomic, marketing, mining, metallurgical, infrastructure, permitting, fiscal, or other relevant factors, that could materially affect the Mineral Reserve estimate. Processing Metallurgical test work campaigns have been completed across the deposits at MSG that form part of the declared Mineral Reserve. These have consistently demonstrated behavioural patterns which show free- milling characteristics suitable for gold extraction by a conventional CIL metallurgical process. The MSG process plant operational risks are seen as low due to there being two separate process streams and independent milling circuits. The process plant has demonstrated excellent improvements in throughput capability, even performing beyond the design capacity at 1.5Mtpa at a consistent metallurgical recovery. The ore feed plan is blended using both underground ore plus ore sourced from satellite open pits to provide a stable feed grade blend. The QP considers the modelled recoveries for all ore sources and the process plant and engineering unit costs applied to the Mineral Resource and Mineral Reserve process to be acceptable. Environment and social MSG has a maturing environmental and social management plan, an accredited ISO14001 Environmental Management System (EMS), and a ISO45001 safety and health system in place which addresses current operational needs and can readily be adapted to meet future activities. Mine closure costs are reviewed and revised annually in line with good industry practice. AngloGold Ashanti Mineracão Serra Grande - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 84 All permits are in place and an Environmental Adjustment Plan has been approved by the CEMAD (Goias - Brazil). The mine prioritises local employment and in 2020 achieved 85% Crixás municipality employment across its labour force. Stakeholder engagement is ongoing, and senior management are involved in regular meetings with the community. The QP considers the extent of all environmental liabilities, to which the property is subject, to have been appropriately met. 23 Recommendations AngloGold Ashanti runs a comprehensive business planning process which is framed by the Company’s strategic options process. This sets the mine’s budget requirements aligned to both the larger group and the necessities of the operation. The discissions that result from this process are ultimately approved by AngloGold Exco and the regional and mine’s senior management. While the QP is an intimate part of this process, he does not make recommendations for the operation without it being part of the described framework. 24 References 24.1 References • AngloGold Ashanti. 2014. Guideline for the Calculation of Cut-off Grades. November 2014 • Ausenco External Audit on Mineral Resource and Mineral Reserve Report 2015 • Optiro External Audit on Mineral Resource and Mineral Reserve Report 2017AngloGold Ashanti. 2018. Operational Profile 2018 – Serra Grande. 2018 • AngloGold Ashanti. 2020. Sustainability Report 2020. 2020 • AngloGold Ashanti. 2020. Operational Profile 2020 – Serra Grande. 2020. • AngloGold Ashanti. 2020. Mineral Resource and Mineral Reserve Report. 2020. • AngloGold Ashanti. 2021. Guidelines for the Reporting of Exploration Results, Mineral Resource and Mineral Reserve. October 2021 • Mineral Resource and Mineral Reserve Audit Report for the Mineração Serra Grande Gold Mine, Goiás state, Brazil, 2021 • NBR 15495-1/2007: Poços De Monitoramento De águas Subterrâneas, Normas Técnicas da ABNT • ASTM D5717-95E1 (1998): Standard Guide for Design of Ground-Water Monitoring Systems in Karst and Fractured-Rock Aquifers • NBR12212 de 09/2017: Projeto de poço tubular para captação de água subterrânea — Procedimento • NBR 12244/2006: Construção de poço para captação de água subterrânea • NBR 16210 - 2013 - Modelo conceitual no gerenciamento de áreas contaminadas - Procedimento – documento.

AngloGold Ashanti Mineracão Serra Grande - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 85 24.2 Mining terms All injury frequency rate: The total number of injuries and fatalities that occurs per million hours worked. By-products: Any potentially economic or saleable products that emanate from the core process of producing gold or copper, including silver, molybdenum and sulphuric acid. Carbon-in-leach (CIL): Gold is leached from a slurry of ore where cyanide and carbon granules are added to the same agitated tanks. The gold loaded carbon granules are separated from the slurry and treated in an elution circuit to remove the gold. Carbon-in-pulp (CIP): Gold is leached conventionally from a slurry of ore with cyanide in agitated tanks. The leached slurry then passes into the CIP circuit where activated carbon granules are mixed with the slurry and gold is adsorbed on to the activated carbon. The gold-loaded carbon is separated from the slurry and treated in an elution circuit to remove the gold. Comminution: Comminution is the crushing and grinding of ore to make gold available for physical or chemical separation (see also “Milling”). Contained gold or Contained copper: The total gold or copper content (tonnes multiplied by grade) of the material being described. Cut-off grade: Cut-off grade is the grade (i.e., the concentration of metal or mineral in rock) that determines the destination of the material during mining. For purposes of establishing “prospects of economic extraction,” the cut-off grade is the grade that distinguishes material deemed to have no economic value (it will not be mined in underground mining or if mined in surface mining, its destination will be the waste dump) from material deemed to have economic value (its ultimate destination during mining will be a processing facility). Other terms used in similar fashion as cut-off grade include net smelter return, pay limit, and break-even stripping ratio. Depletion: The decrease in the quantity of ore in a deposit or property resulting from extraction or production. Development: The process of accessing an orebody through shafts and/or tunneling in underground mining operations. Development stage property: A development stage property is a property that has Mineral Reserves disclosed, but no material extraction. Diorite: An igneous rock formed by the solidification of molten material (magma). Doré: Impure alloy of gold and silver produced at a mine to be refined to a higher purity. Economically viable: Economically viable, when used in the context of Mineral Reserve determination, means that the Qualified Person has determined, using a discounted cash flow analysis, or has otherwise analytically determined, that extraction of the Mineral Reserve is economically viable under reasonable investment and market assumptions. Electrowinning: A process of recovering gold from solution by means of electrolytic chemical reaction into a form that can be smelted easily into gold bars. Elution: Recovery of the gold from the activated carbon into solution before zinc precipitation or electrowinning. Exploration results: Exploration results are data and information generated by mineral exploration programs (i.e., programs consisting of sampling, drilling, trenching, analytical testing, assaying, and other similar activities undertaken to locate, investigate, define or delineate a mineral prospect or mineral deposit) that are not part of a disclosure of Mineral Resource or Reserve. A registrant must not use exploration results alone to derive estimates of tonnage, grade, and production rates, or in an assessment of economic viability. Exploration stage property: An exploration stage property is a property that has no Mineral Reserves disclosed. Exploration target: An exploration target is a statement or estimate of the exploration potential of a mineral deposit in a defined geological setting where the statement or estimate, quoted as a range of tonnage and a range of grade (or quality), relates to mineralisation for which there has been insufficient exploration to estimate a Mineral Resource. Feasibility Study (FS): A Feasibility Study is a comprehensive technical and economic study of the selected development option for a mineral project, which includes detailed assessments of all applicable modifying factors, as defined by this section, together with any other relevant operational factors, and detailed financial analysis that are necessary to demonstrate, at the time of reporting, that extraction is economically viable. The results of the study may serve as the basis for a final decision by a proponent or financial institution to proceed with, or finance, the development of the project. A Feasibility Study is more comprehensive, and with a higher degree of accuracy, than a Prefeasibility Study. It must contain mining, infrastructure, and process designs completed with sufficient rigor to serve as the basis for an investment decision or to support project financing. AngloGold Ashanti Mineracão Serra Grande - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 86 Flotation: Concentration of gold and gold-hosting minerals into a small mass by various techniques (e.g. collectors, frothers, agitation, air-flow) that collectively enhance the buoyancy of the target minerals, relative to unwanted gangue, for recovery into an over-flowing froth phase. Gold Produced: Refined gold in a saleable form derived from the mining process. Grade: The quantity of ore contained within a unit weight of mineralised material generally expressed in grams per metric tonne (g/t) or ounce per short ton for gold bearing material or Percentage copper (%Cu) for copper bearing material. Greenschist: A schistose metamorphic rock whose green colour is due to the presence of chlorite, epidote or actinolite. Indicated Mineral Resource: An Indicated Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an Indicated Mineral Resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an Indicated Mineral Resource has a lower level of confidence than the level of confidence of a Measured Mineral Resource, an Indicated Mineral Resource may only be converted to a Probable Mineral Reserve. Inferred Mineral Resource: An Inferred Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an Inferred Mineral Resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an Inferred Mineral Resource has the lowest level of geological confidence of all Mineral Resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability. With caution AngloGold Ashanti uses Inferred Mineral Resource in its Mineral Reserve estimation process and the Inferred Mineral Resource is included in the pit shell or underground extraction shape determination. As such the Inferred Mineral Resource may influence the extraction shape. The quoted Mineral Reserve from these volumes includes only the converted Measured and Indicated Mineral Resource and no Inferred Mineral Resource is converted to Mineral Reserve. The cash flow analysis does not include the Inferred Mineral Resource in demonstrating the economic viability of the Mineral Reserve. Initial assessment (also known as concept study, scoping study and conceptual study): An initial assessment is a preliminary technical and economic study of the economic potential of all or parts of mineralisation to support the disclosure of Mineral Resource. The initial assessment must be prepared by a qualified person and must include appropriate assessments of reasonably assumed technical and economic factors, together with any other relevant operational factors, that are necessary to demonstrate at the time of reporting that there are reasonable prospects for economic extraction. An initial assessment is required for disclosure of Mineral Resource but cannot be used as the basis for disclosure of Mineral Reserve. Leaching: Dissolution of gold from crushed or milled material, including reclaimed slime, prior to adsorption on to activated carbon or direct zinc precipitation. Life of mine (LOM): Number of years for which an operation is planning to mine and treat ore, and is taken from the current mine plan. Measured Mineral Resource: A Measured Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a Measured Mineral Resource is sufficient to allow a qualified person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a Measured Mineral Resource has a higher level of confidence than the level of confidence of either an Indicated Mineral Resource or an Inferred Mineral Resource, a Measured Mineral Resource may be converted to a Proven Mineral Reserve or to a Probable Mineral Reserve. Metallurgical plant: A processing plant constructed to treat ore and extract gold or copper in the case of Quebradona (and, in some cases, often valuable by-products). Metallurgical recovery factor (MetRF): A measure of the efficiency in extracting gold from the ore. Milling: A process of reducing broken ore to a size at which concentrating or leaching can be undertaken (see also “Comminution”). Mine call factor (MCF): The ratio, expressed as a percentage, of the total quantity of recovered and unrecovered mineral product after processing with the amount estimated in the ore based on sampling. The ratio of contained gold delivered to the metallurgical plant divided by the estimated contained gold of ore mined based on sampling. Mineral deposit: A mineral deposit is a concentration (or occurrence) of material of possible economic interest in or on the earth’s crust. Mining recovery factor (MRF): This factor reflects a mining efficiency factor relating the recovery of material during the mining process and is the variance between the tonnes called for in the mining design and what the plant receives. It is expressed in both a grade and tonnage number. AngloGold Ashanti Mineracão Serra Grande - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 87 Mineral Reserve: A Mineral Reserve is an estimate of tonnage and grade or quality of Indicated and Measured Mineral Resource that, in the opinion of the Qualified Person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a Measured or Indicated Mineral Resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted. Mineral Resource: A Mineral Resource is a concentration or occurrence of material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A Mineral Resource is a reasonable estimate of mineralisation, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralisation drilled or sampled. Modifying Factors: Modifying factors are the factors that a Qualified Person must apply to Indicated and Measured Mineral Resources and then evaluate in order to establish the economic viability of Mineral Reserves. A Qualified Person must apply and evaluate modifying factors to convert Measured and Indicated Mineral Resources to Proven and Probable Mineral Reserves. These factors include, but are not restricted to: Mining; processing; metallurgical; infrastructure; economic; marketing; legal; environmental compliance; plans, negotiations, or agreements with local individuals or groups; and governmental factors. The number, type and specific characteristics of the modifying factors applied will necessarily be a function of and depend upon the mineral, mine, property, or project. Ounce (oz) (troy): Used in imperial statistics. A kilogram is equal to 32.1507 ounces. A troy ounce is equal to 31.1035 grams. Pay limit: The grade of a unit of ore at which the revenue from the recovered mineral content of the ore is equal to the sum of total cash costs, closure costs, Mineral Reserve development and stay-in-business capital. This grade is expressed as an in-situ value in grams per tonne or ounces per short ton (before dilution and mineral losses). Precipitate: The solid product formed when a change in solution chemical conditions results in conversion of some pre-dissolved ions into solid state. Preliminary Feasibility Study (Prefeasibility Study or PFS): is a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a qualified person has determined (in the case of underground mining) a preferred mining method, or (in the case of surface mining) a pit configuration, and in all cases has determined an effective method of mineral processing and an effective plan to sell the product. Probable Mineral Reserve: A Probable Mineral Reserve is the economically mineable part of an Indicated and, in some cases, a Measured Mineral Resource. Production stage property: A production stage property is a property with material extraction of Mineral Reserves. Productivity: An expression of labour productivity based on the ratio of ounces of gold produced per month to the total number of employees in mining operations. Project capital expenditure: Capital expenditure to either bring a new operation into production; to materially increase production capacity; or to materially extend the productive life of an asset. Proven Mineral Reserve: A Proven Mineral Reserve is the economically mineable part of a Measured Mineral Resource and can only result from conversion of a Measured Mineral Resource. Qualified Person: A Qualified Person is an individual who is (1) A mineral industry professional with at least five years of relevant experience in the type of mineralisation and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of the registrant; and (2) An eligible member or licensee in good standing of a recognised professional organisation at the time the technical report is prepared. Section 229.1300 of Regulation S-K 1300 details further recognised professional organisations and also relevant experience. Quartz: A hard mineral consisting of silica dioxide found widely in all rocks. Recovered grade: The recovered mineral content per unit of ore treated. Reef: A gold-bearing horizon, sometimes a conglomerate band, that may contain economic levels of gold. Reef can also be any significant or thick gold bearing quartz vein. Refining: The final purification process of a metal or mineral. AngloGold Ashanti Mineracão Serra Grande - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 88 Regulation S-K 1300: On 31 October 2018, the United States Securities and Exchange Commission adopted the amendment Subpart 1300 (17 CFR 229.1300) of Regulation S-K along with the amendments to related rules and guidance in order to modernise the property disclosure requirements for mining registrants under the Securities Act and the Securities Exchange Act. Registrants engaged in mining operations must comply with the final rule amendments (Regulation S-K 1300) for the first fiscal year beginning on or after 1 January 2021. Accordingly, the Company is providing disclosure in compliance with Regulation S-K 1300 for its fiscal year ending 31 December 2021 and will continue to do so going forward. Rehabilitation: The process of reclaiming land disturbed by mining to allow an appropriate post-mining use. Rehabilitation standards are defined by country-specific laws, including but not limited to the South African Department of Mineral Resources, the US Bureau of Land Management, the US Forest Service, and the relevant Australian mining authorities, and address among other issues, ground and surface water, topsoil, final slope gradient, waste handling and re-vegetation issues. Resource modification factor (RMF): This factor is applied when there is an historic reconciliation discrepancy in the Mineral Resource model. For example, between the Mineral Resource model tonnage and the grade control model tonnage. It is expressed in both a grade and tonnage number. Scats: Within the metallurgical plants, scats is a term used to describe ejected ore or other uncrushable / grinding media arising from the milling process. This, typically oversize material (ore), is ejected from the mill and stockpiled or re-crushed via a scats retreatment circuit. Retreatment of scats is aimed at fracturing the material such that it can be returned to the mills and processed as with the other ores to recover the gold locked up within this oversize material. Seismic event: A sudden inelastic deformation within a given volume of rock that radiates detectable seismic energy. Shaft: A vertical or subvertical excavation used for accessing an underground mine; for transporting personnel, equipment and supplies; for hoisting ore and waste; for ventilation and utilities; and/or as an auxiliary exit. Smelting: A pyro-metallurgical operation in which gold precipitate from electro-winning or zinc precipitation is further separated from impurities. Stoping: The process of excavating ore underground. Stripping ratio: The ratio of waste tonnes to ore tonnes mined calculated as total tonnes mined less ore tonnes mined divided by ore tonnes mined. Tailings: Finely ground rock of low residual value from which valuable minerals have been extracted. Tonnage: Quantity of material measured in tonnes. Tonne: Used in metric statistics. Equal to 1,000 kilograms. Waste: Material that contains insufficient mineralisation for consideration for future treatment and, as such, is discarded. Yield: The amount of valuable mineral or metal recovered from each unit mass of ore expressed as ounces per short ton or grams per metric tonne. Zinc precipitation: Zinc precipitation is the chemical reaction using zinc dust that converts gold in solution to a solid form for smelting into unrefined gold bars. 25 Reliance on information provided by the Registrant Reliance in information provided by the registrant includes guidance from the annual update to AngloGold Ashanti’s internal Guidelines for Reporting. This guideline is set out to ensure the reporting of Exploration Results, Mineral Resource and Ore Reserve is consistently undertaken in a manner in accordance with AngloGold Ashanti’s business expectations and also in compliance with internationally accepted codes of practice adopted by AngloGold Ashanti. Included in this guideline is the price assumptions supplied by the Registrant which includes long-range commodity price and exchange rate forecasts. These are reviewed annually and are prepared in-house using a range of techniques including historic price averages. AngloGold Ashanti selects a conservative Mineral Reserve price relative to its peers. This is done to fit into the strategy to include a margin in the mine planning process. The resultant plan is then valued at a higher business planning price. Gold price

AngloGold Ashanti Mineracão Serra Grande - 31 December 2021

The following local prices of gold were used as a basis for estimation in the December 2021 declaration, unless otherwise stated:

		Local prices of gold			
	Gold price	Australia	Brazil	Argentina	Colombia
	$/oz	AUD/oz	BRL/oz	ARS/oz	COP/oz
2021 Mineral Reserve(3)	1,200	1,633	6,182	134,452	3,849,000
2020 Mineral Reserve(2)	1,200	1,604	5,510	119,631	4,096,877
2021 Mineral Resource(1)	1,500	2,072	7,940	173,065	5,336,250

(1) Reported for the first time under Regulation S-K 1300. (2) Reported under Industry Guide 7.
(3) Reported under Regulation S-K 1300.

30 March 2022

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